Exhibit 2. k. 37

EXECUTION COPY

U.S. $125,000,000

LOAN FUNDING AND SERVICING AGREEMENT

by and among

ACS FUNDING TRUST II,

as the Borrower

AMERICAN CAPITAL STRATEGIES, LTD.,

as the Servicer

FAIRWAY FINANCE COMPANY, LLC,

as the Conduit Lender

HARRIS NESBITT CORP.,

as the Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Backup Servicer and as the Collateral Custodian

Dated as of June 30, 2004

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EXHIBITS
EXHIBIT A-1	Borrower Notice (Funding Request)
EXHIBIT A-1-X	Borrower Notice (Expedited Funding Request)
EXHIBIT A-2	Borrower Notice (Reduction of Advances Outstanding and Reduction of Facility Amount)
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	“Limited Purpose” Provisions
EXHIBIT D	Form of Assignment and Acceptance

EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Credit and Collection Policy
EXHIBIT H	Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT I	Form of Certificate of Borrower’s Counsel
EXHIBIT J	Form of Trust Receipt and Initial Certification
EXHIBIT K	Form of Trust Receipt and Final Certification
EXHIBIT L	Form of Request for Release of Loan Documents and Receipt
EXHIBIT M	Form of Assignment of Mortgage
EXHIBIT N	Form of Reinvestment Certification
EXHIBIT O-1	Officer’s Certificate as to Solvency from Originator
EXHIBIT O-2	Officer’s Certificate as to Solvency from Borrower
EXHIBIT P-1	Officer’s Closing Certificate from Originator
EXHIBIT P-2	Officer’s Closing Certificate from Borrower
EXHIBIT Q-1	Power of Attorney from Originator
EXHIBIT Q-2	Power of Attorney from Borrower
EXHIBIT R	[Reserved]
EXHIBIT S	[Reserved]
EXHIBIT T	Form of Agent and Intercreditor Provisions for Agented Notes
EXHIBIT U	Form of Intercreditor and Subordination Agreement
EXHIBIT V	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Schedule of Documents
SCHEDULE II	[Reserved]
SCHEDULE III	[Reserved]
SCHEDULE IV	Loan List
SCHEDULE V	Location of Loan Files

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P R E A M B L E

THIS LOAN FUNDING AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Agreement”) is made as of this 30th day of June, 2004, by and among:

(1) ACS FUNDING TRUST II, a Delaware statutory trust, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2) AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (“American Capital”), as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) FAIRWAY FINANCE COMPANY, LLC, a Delaware limited liability company (“Fairway”), as the conduit lender (together with its successors and assigns in such capacity, the “Conduit Lender”);

(4) HARRIS NESBITT CORP., a Delaware corporation (“Harris Nesbitt”), as the Agent (together with its successors and assigns in such capacity, the “Agent”); and

(5) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), not in its individual capacity, but solely as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”) and as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

1940 Act: The Investment Company Act of 1940, as amended.

Accreted Interest: The accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

Accrual Period: With respect to each Advance and Expedited Advance (or portion thereof) (a) with respect to the first Payment Date, the period from and including the Closing

Date to and including the last day of the calendar month in which the Closing Date occurs and (b) with respect to any subsequent Payment Date, the calendar month immediately preceding the month in which the applicable Payment Date occurs.

Add-On Loan: Any additional loan or extension of credit made subsequent to any Loan made by the Originator or one of its Subsidiaries to the Obligor of such Loan in accordance with the Credit and Collection Policy.

Adjusted Advance Rate: On any date of determination, each of the adjusted advance rates set forth below, as applicable, depending on the Diversity Score (rounded to the nearest integer) on such date:

Diversity Score	Adjusted Advance Rate
25 or higher	71.0%
23 - 24	70.0%
20 - 22	65.0%
16 - 19	64.0%
14 - 15	50.0%
12 - 13	45.0%
10 - 11	38.0%
1 - 9	0.0%

Adjusted Eurodollar Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

Advance: Defined in subsection 2.1(b).

Advances Outstanding: On any day, the aggregate principal amount of Advances and Expedited Advances outstanding on such day, after giving effect to all repayments of Advances and Expedited Advances and makings of new Advances and Expedited Advances on such day.

Affected Party: The Agent, the Conduit Lender, each Liquidity Bank, all assignees and participants of the Conduit Lender and each Liquidity Bank, any successor to Harris Nesbitt as Agent and any sub-agent of the Agent.

Affiliate: With respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing; provided that in the case of the Servicer or any Subsidiary, “Affiliate” shall not include any Person that is a Portfolio Investment.

Aged Loan: Any Transferred Loan included as part of the Collateral for more than twelve (12) months in the aggregate.

Agent: Defined in the Preamble.

Agent’s Account: A special account (ABA number                 ; account number                 ) in the name of Harris Nesbitt at Harris Trust and Savings Bank.

Agented Notes: One or more promissory notes issued by an Eligible Obligor wherein (a) the note(s) are originated in accordance with the Credit and Collection Policy as a part of a syndicated loan transaction, (b) upon an assignment of the note to the Borrower under the Purchase Agreement and the grant of a security interest in such note under this Agreement, the original note will be endorsed either in blank or to the Agent on behalf of the Secured Parties, and held by the Collateral Custodian, on behalf of the Secured Parties, (c) the Borrower, as assignee of the note, will have all of the rights (but none of the obligations) of the Originator with respect to such note and the Related Property, including the right to receive and collect payments directly in its own name or through the agent described in item (e) and to enforce its rights against the Obligor thereof, (d) the note is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s notes of equal priority and (e) the Originator (or American Capital Financial Services, Inc., a wholly-owned Subsidiary of the Originator) is the agent for all noteholders of such Obligor; provided, however, Agented Notes shall not include (1) the obligations, if any, of any agents under the Loan Documents evidencing such Agented Notes, and (2) the interests, rights and obligations under the Loan Documents evidencing such Agented Notes that are retained by the Originator or are owned or owed by other noteholders.

Aggregate Net Mark to Market Amount: As of each Determination Date, the sum of all Net Mark to Market Amounts for such date for all Hedge Counterparties; provided, however, that if such sum shall be a negative number, the Aggregate Net Mark to Market Amount shall be deemed to be zero (0).

Aggregate Outstanding Loan Balance: As of any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date minus, without duplication, the Outstanding Loan Balance of all Charged-Off Loans, Defaulted Loans, Delinquent Loans, Restructured Loans, Recapitalized Loans and Aged Loans included as part of the Collateral on such date.

Aggregate Purchased Loan Balance: As of any date of determination, the sum of the Purchased Loan Balances of all Eligible Loans included as part of the Collateral on such date minus, without duplication, the Purchased Loan Balance of all Charged-Off Loans, Defaulted Loans, Delinquent Loans, Restructured Loans, Recapitalized Loans and Aged Loans included as part of the Collateral on such date.

Agreement: Defined in the Preamble.

Alternative Rate: An interest rate per annum equal to the Adjusted Eurodollar Rate plus 1.0%; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs; provided, further, that the Alternative Rate for the first two (2)

Business Days following any Advance or Expedited Advance made by a Liquidity Bank shall be the Base Rate unless such Liquidity Bank has received at least two (2) Business Days prior notice of such Advance or Expedited Advance.

American Capital: Defined in the Preamble.

Amortization Period: The period beginning on the Termination Date and ending on the Collection Date.

Applicable Law: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

Assignment: The Assignment entered into between the Originator and the Borrower in substantially the form of Exhibit A to the Purchase Agreement.

Assignment of Mortgage: As to each Loan secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan and to the Borrower and to grant a perfected lien thereon by the Borrower in favor of the Agent, on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit M hereto; provided, however, with respect to Agented Notes, Assignment of Mortgage shall mean such documents, including assignments, notices of transfer or equivalent instruments, each in recordable form as necessary, as are sufficient under the laws of the relevant jurisdiction to reflect the transfer to the Originator (or American Capital Financial Services, Inc., a wholly owned Subsidiary of the Originator), as collateral agent for all noteholders of the Obligor, of the related mortgage, deed of trust, security deed or other similar instrument securing such notes and all other documents relating to such notes and to grant a perfected lien thereon by the Obligor in favor of the Originator (or American Capital Financial Services, Inc., a wholly owned Subsidiary of the Originator), as collateral agent for all such noteholders.

Availability: On any day, the excess, if any, of (a) the Maximum Availability over (b) the Advances Outstanding on such day; provided, however, that during the Amortization Period, for all purposes of this Agreement other than determining whether a Termination Event has occurred under Section 9.1(c), the Availability shall be $0.

Available Funds: With respect to any Payment Date, (a) all amounts received in the Collection Account (including, without limitation, any Collections on any of the Collateral) as of the later of (i) the immediately preceding Determination Date or (ii) the date of the calculations set forth in the most recent Borrower Notice and (b) to the extent that the amounts in the preceding clause (a) of this definition are insufficient on any Payment Date to make the payments required by (I) subsection 2.9(a)(1)(iii), (iv), (v), (vi) and (vii), then amounts on deposit in the Reserve Account on such date, (II) subsection 2.9(b)(iii), (iv), (v), (vi) and (vii), then amounts on deposit in the Reserve Account on such date.

Backup Servicer: Defined in the Preamble.

Backup Servicer Expenses: The reasonable out-of-pocket expenses to be paid to the Backup Servicer under and in accordance with the Backup Servicer and Collateral Custodian Fee Letter.

Backup Servicer Fee: The fee to be paid to the Backup Servicer under the terms of the Backup Servicer and Collateral Custodian Fee Letter.

Backup Servicer and Collateral Custodian Fee Letter: The Backup Servicer and Collateral Custodian Fee Letter, dated as of the date hereof, among the Servicer, the Borrower, the Backup Servicer, the Collateral Custodian and the Agent.

Bank of Montreal: The Bank of Montreal, a Canadian chartered bank, acting through its Chicago, Illinois branch.

Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

Base Rate: On any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.0%.

Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

Borrower: Defined in the Preamble.

Borrowing Base: On any date of determination, an amount equal to the sum of (i) the Aggregate Purchased Loan Balance on such date and (ii) the Purchased Loan Balance of all Eligible Loans to become included as part of the Collateral on such date.

Borrower Notice: A written notice, in the form of Exhibit A-1, A-1-X or A-2, as applicable, to be used for each Advance, each Expedited Advance, repayment of each Advance or Expedited Advance or termination or reduction of the Facility Amount or Prepayments of Advances or Expedited Advances or any reinvestment of Principal Collections under Section 2.7(a)(2).

Breakage Costs: Any amount or amounts as shall compensate the Conduit Lender for any loss, cost or expense incurred by the Conduit Lender (as reasonably determined by the Agent on behalf of the Conduit Lender) as a result of (i) a prepayment by the Borrower of Advances Outstanding or Interest or (ii) any difference between the CP Rate and the Adjusted Eurodollar Rate. All Breakage Costs shall be due and payable upon demand. The determination by the

Agent of the amount of any such loss or expense shall be set forth in a written notice to the Borrower and shall be conclusive absent manifest error.

Business Day: Any day of the year other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Chicago, Illinois, New York, New York, Minneapolis, Minnesota, and Baltimore, Maryland, and (b) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, means the foregoing only if such day is also a day of year on which dealings in United States dollar deposits are carried on in the London interbank market.

Capital Expenditures: With respect to any Person and for any period, the sum of capital expenditures and payments under Capitalized Leases of such Person for such period determined and consolidated in accordance with GAAP.

Capitalized Leases: With respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

Change in Control: The date on which (a) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under the Exchange Act), either directly or indirectly, of membership interests or other equity interests or any interest convertible into any such interest in the Originator or Servicer having more than fifty percent (50%) of the voting power for the election of managers of the Originator, or Servicer, if any, under ordinary circumstances, or (b) (except in connection with any Permitted Securitization Transaction) the Originator or Servicer sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of the assets of the Originator or Servicer.

Charged-Off Loan: Any Loan: (a) that is one hundred eighty (180) days or more past due (without giving effect to any Servicer Advance thereon) with respect to any interest or principal payments, (b) for which an Insolvency Event has occurred with respect to the related Obligor, (c) for which the related Obligor has suffered any Material Adverse Change, (d) as to which a Credit Event has occurred, (e) that is or otherwise should be considered a Charged-Off Loan by the Servicer in accordance with the Credit and Collection Policy or (f) has been sold for less than its Outstanding Loan Balance upon foreclosure or upon exercise of remedies, provided, that, only the portion of the Loan not recouped in such sale shall be deemed to be “charged-off” for purposes of this clause (f).

Charged-Off Ratio: With respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Loans that became Charged-Off Loans during such Collection Period and (b) the denominator of which is equal to the decimal equivalent of a fraction (x) the numerator of which is equal to the sum of (A) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period plus (B) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period and (y) the denominator of which is 2.

Closing Date: June 30, 2004.

Code: The Internal Revenue Code of 1986, as amended.

Collateral: All right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Transferred Loans, and all monies due or to become due in payment of such Transferred Loans on and after the related Cut-Off Date, including but not limited to all Collections;

(ii) any Related Property securing the Transferred Loans (to the extent the Originator, other than solely in its capacity as collateral agent under any loan agreement with an Obligor, has been granted a Lien thereon) including the related security interest granted by the Obligor under such Transferred Loans, all proceeds from any sale or other disposition of such Related Property;

(iii) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Transferred Loan, together with all UCC financing statements or similar filings relating thereto;

(iv) all Insurance Policies;

(v) the Loan Documents;

(vi) the Collection Account, the Reserve Account, each Lockbox and all Lockbox Accounts, together with all funds held in such accounts, and all certificates and instruments, if any, from time to time representing or evidencing each of the foregoing or such funds;

(vii) any Hedging Agreement and any payment due thereunder;

(viii) the Purchase Agreement and the assignment to the Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase Agreement; and

(ix) the proceeds of each of the foregoing.

Collateral Custodian: Defined in the Preamble.

Collateral Custodian Expenses: The reasonable out-of-pocket expenses to be paid to the Collateral Custodian under and in accordance with the Backup Servicer and Collateral Custodian Fee Letter.

Collateral Custodian Fee: The fee to be paid to the Collateral Custodian under the terms of the Backup Servicer and Collateral Custodian Fee Letter, including the “Collateral Custodian Fee” and “Administration Fee,” each as defined in the Backup Servicer and Collateral Custodian Fee Letter.

Collection Account: Defined in subsection 7.4(e).

Collection Date: The date following the Termination Date on which the Obligations have been reduced to zero and indefeasibly paid in full other than contingent indemnification obligations.

Collection Period: Each calendar month, except in the case of the first Collection Period, the period beginning on the Closing Date to and including the last day of the calendar month in which the Closing Date occurs.

Collections: (a) All cash collections or other cash proceeds received by the Borrower or by the Servicer or Originator on behalf of the Borrower from any source in payment of any amounts owed in respect of a Transferred Loan, including, without limitation, Interest Collections, Principal Collections, Deemed Collections, Insurance Proceeds, interest earnings in the Collection Account, and all Recoveries, (b) all amounts received by the Borrower in connection with the repurchase of an Ineligible Loan pursuant to Section 4.3, (c) any other funds received by or on behalf of the Borrower with respect to any Transferred Loan or Related Property, and (d) all payments received pursuant to any Hedging Agreement or Hedge Transaction, but excluding, in the case of (a), (b) or (c), as applicable, amounts in respect of any Retained Interest and Excluded Amounts.

Commercial Paper Notes: On any day, any short-term promissory notes issued by the Conduit Lender in the commercial paper market.

Commitment: The commitment of the Conduit Lender to make Advances and Expedited Advances, in accordance herewith in an amount not to exceed (a) prior to the Termination Date, the amount set forth opposite the Conduit Lender’s name on the signature pages of this Agreement, under the heading “Commitment,” and (b) on and after the Termination Date, the aggregate Advances Outstanding.

Commitment Termination Date: June 27, 2007, or such later date as the Agent, in its sole discretion, shall notify the Borrower of in writing.

Committed Revolving Facility: A financing arrangement pursuant to which any Person makes a commitment to lend funds to the Servicer or its Affiliates, which funds may be repaid and reborrowed, subject only to (a) receipt of a notice from the Servicer or its Affiliates, as applicable, requesting an advance under such facility and (b) satisfaction of any applicable conditions under any agreement governing such facility.

Concentration Limits: On any day, each of the following (calculated, where applicable, on the basis of a percentage of the Aggregate Outstanding Loan Balance):

(c) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors with a National Revenue Base shall not be less than 75%;

(d) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors (i) which are in the same Industry shall not exceed 10%; and (ii) which are in the same S&P Industry Classification shall not exceed 10%;

(e) the sum of the Outstanding Loan Balances of Eligible Loans to any one Obligor shall not exceed the Large Loan Limit;

(f) the sum of the Outstanding Loan Balances of all Eligible Loans to the ten largest Obligors shall not exceed (i) on any day the Aggregate Outstanding Loan Balance is less than $100,000,000, $50,000,000 and (ii) on any day the Aggregate Outstanding Loan Balance is at least $100,000,000, $70,000,000;

(g) the sum of the Outstanding Loan Balances of Eligible Loans the Obligors of which are Grade 2 Obligors shall not exceed 7.5%;

(h) the sum of the Outstanding Loan Balances of Eligible Loans that have interest due and payable monthly shall not be less than 50%;

(i) the sum of the Outstanding Loan Balances of Eligible Loans that are secured by a security interest in all assets of the related Obligor shall not be less than 75%;

(j) the sum of the Outstanding Loan Balances of Eligible Loans that have at least a portion of the monthly or quarterly interest that is due under such Loans payable on a current basis by the Obligors thereof in cash (or such Obligors shall have other Loans included as part of the Collateral that pay current monthly or quarterly interest on a current basis in cash) shall not be less than 100%;

(k) the sum of the Outstanding Loan Balances of each Eligible Loan which is a PIK Loan and which is either (a) a Fixed Rate Loan having a Loan Rate of less than 12% per annum or (b) a Floating Rate Loan having a Loan Rate of less than 9% per annum shall not exceed 0%;

(l) the sum of the Outstanding Loan Balances of Eligible Loans principally secured by real property shall not exceed 40%;

(m) the sum of the Outstanding Loan Balances of Eligible Loans which are Subordinated Loans shall not exceed 85%;

(n) the sum of the Outstanding Loan Balances of Eligible Loans the entire principal amount of which is due in a single installment at the maturity of such Loan shall not exceed 65%;

(o) the sum of the Outstanding Loan Balances of Eligible Loans which are Junior Subordinated Loans shall not exceed 20%;

(p) the sum of the Outstanding Loan Balances of Eligible Loans which are Revolving Loans shall not exceed 7.5%; and

(q) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors in which the Originator holds a direct or indirect ownership interest (on a fully-diluted basis) of 50% or greater shall not exceed 20%.

(r) the sum of the Outstanding Loan Balances of Eligible Loans to Obligors in which the Originator holds a direct or indirect ownership interest (on a fully-diluted basis) of 25% or greater shall not exceed 30%.

(s) the sum of the Outstanding Loan Balances of Eligible Loans in which the Originator and/or its Affiliates do not have an ownership interest and shall not be less than 10%.

Conduit Lender: Defined in the Preamble.

Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

CP Rate: For any Accrual Period, means (a) the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Conduit Lender from time to time as interest on or otherwise in respect of those promissory notes issued by the Conduit Lender that are allocated, in whole or in part, by the Agent (on behalf of the Conduit Lender) to fund the purchase or maintenance of an Advance or Expedited Advance during an Accrual Period as determined by the Agent (on behalf of the Conduit Lender) and reported to the Borrower and the Servicer, which rates shall include and give effect to the commissions of placement agents and dealers in respect of such promissory notes, incremental carrying costs incurred with respect to such promissory notes maturing on dates other than those on which corresponding funds are received by the Conduit Lender, and any other costs associated with the issuance of promissory notes, in each case to the extent such commissions and other costs are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of the Conduit Lender); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Accrual Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Borrower agrees that any amounts payable to the Conduit Lender in respect of Interest for any Accrual Period with respect to any Advance or Expedited Advance funded by the Conduit Lender at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding promissory notes issued to fund or maintain such Advance or Expedited Advance that corresponds to the portion of the proceeds of such promissory notes that was used to pay the interest component of maturing promissory notes issued to fund or maintain such Advance or Expedited Advance, to the extent that the Conduit Lender had not received payments of interest in respect of such interest component prior to the maturity date of such maturing promissory notes (for purposes of the foregoing, the “interest component” of promissory notes equals the excess of the face amount thereof over the net proceeds received by the Conduit Lender from the issuance of promissory notes, except that if such promissory notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such promissory notes through maturity). The “CP Rate” for any day while an Termination Event exists shall be an interest rate equal to 2.0% per annum above the Base Rate as in effect on such day.

Credit and Collection Policy: Those credit, collection, customer relation and service policies: (a) determined by the Borrower, the Originator and the initial Servicer as of the date hereof relating to the Loans and related Loan Documents, described in Exhibit G, as the same may be amended or modified from time to time in accordance with subsection 7.9(g); and (b) with respect to any Successor Servicer, the collection procedures and policies of such person (as approved by the Agent) at the time such Person becomes Successor Servicer.

Credit Event: With respect to any Loan, means that such Loan has been placed on “non-accrual” status or the Loan shall have been assigned a risk rating of “Grade 1”, in each case in accordance with the Credit and Collection Policy.

Current Fixed Charges: For any period, the sum of (i) total cash interest expense of an Obligor and its Subsidiaries in connection with Indebtedness and any other obligations required by GAAP to be shown as liabilities on the consolidated balance sheet of an Obligor and its Subsidiaries, plus (ii) all Scheduled Debt Amortization for such period plus (iii) all scheduled payments on leases (including Capitalized Leases) for such period determined in accordance with GAAP; but including, in each case, as applicable, all commissions, discounts and other fees and charges in connection with letters of credit and bankers’ acceptances and net costs or benefits under Interest Rate Protection Agreements and excluding any original issue discount related to the issuance of Indebtedness pursuant to the applicable Loan Documents.

Cut-Off Date: With respect to each Transferred Loan, the date on and after which Collections on such Transferred Loan become included as part of the Collateral.

Debt/EBITDA Ratio: As of any date of determination, the ratio of (i) the Indebtedness of the Obligor and its Subsidiaries on a consolidated basis as of the last day of the most recent fiscal quarter for which financial statements are available to (ii) EBITDA of the Obligor and its Subsidiaries on a consolidated basis for the twelve month period ended on the last day of the most recent fiscal quarter for which financial statements are available.

Debt Service Coverage Ratio: As of any date of determination, the ratio of (i) EBITDA of the Obligor and its Subsidiaries on a consolidated basis for the twelve month period ended on the last day of the most recent fiscal quarter for which financial statements are available to (ii) the amount of all scheduled principal payments due and payable by the Obligor and its Subsidiaries on a consolidated basis during such period plus the interest on Indebtedness payable in cash accrued during such period.

Deemed Collection: Defined in subsection 2.4(c).

Defaulted Loan: Any Loan (other than a Delinquent Loan or Charged-Off Loan): (a) that is sixty (60) days or more past due (without giving effect to any Servicer Advance thereon) with respect to any interest or principal payments, or (b) that is or otherwise should be considered a Defaulted Loan by the Servicer in accordance with the Credit and Collection Policy.

Default Ratio: With respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Defaulted Loans (excluding Charged-Off Loans) and (b) the denominator of which is equal to the decimal equivalent of a fraction the numerator of which is equal to the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period plus (ii) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period and the denominator of which is 2.

Delinquent Loan: Any Loan (other than a Charged-Off Loan or Defaulted Loan): (a) that is forty-five (45) days or more past due (without giving effect to any Servicer Advance thereon) with respect to any interest or principal payments or (b) that is or otherwise should be considered a Delinquent Loan by the Servicer in accordance with the Credit and Collection Policy.

Derivatives: Any exchange-traded or over-the-counter (a) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (b) any similar transaction, contract, instrument, undertaking or security, or (c) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

Determination Date: The last day of each Collection Period.

DIP Loan: A loan to an Obligor that is a “debtor-in-possession” as defined under the Bankruptcy Code.

Diversity Score: A single number that indicates the collateral concentration in terms of both the Obligor and industry classification, which number is calculated as described in Schedule VI hereto.

Dollars: Means, and the conventional “$” signifies, the lawful currency of the United States.

EBITDA: For any period, EBIT plus the amount of all depreciation and amortization expense deducted in determining net income for such period, which will include adjustments deemed reasonable by the Servicer and in accordance with the Servicer’s underwriting methodology and in accordance with the Credit and Collection Policy.

EBIT: For any period, net income for such period plus the interest on Indebtedness payable in cash, provisions for taxes based on income, and any extraordinary losses for such period, minus any extraordinary gains for such period, but without adjustment for any noncash income or noncash charges that are classified as such under GAAP.

Eligible Loan: On any date of determination, any Loan that satisfies each of the following requirements:

(i) the Loan is evidenced by a promissory note that has been duly authorized and that, together with the related Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms;

(ii) the Loan was originated in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Originator’s business from the loaning of money to the Obligor thereof;

(iii) the Loan was originated by the Originator and was not acquired from a third party;

(iv) the Loan is not a Defaulted Loan or subject to a Credit Event, and, for purposes of the initial Advance or Expedited Advance made with respect to such Loan, no payment of principal or interest or portion thereof is more than ten (10) days past due;

(v) the Obligor of such Loan has met all of the Originator’s eligibility requirements and executed all appropriate documentation required by the Originator, each as required by, and in accordance with, the Credit and Collection Policy;

(vi) the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, a “payment intangible”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(vii) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

(viii) any applicable taxes in connection with the transfer of such Loan have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Loan Documents in connection with the transfer of the Loan;

(ix) the Loan is denominated and payable only in Dollars in the United States;

(x) the Loan bears some current interest, which is due and payable monthly or quarterly;

(xi) the Loan, together with the Loan Documents related thereto, was originated in accordance with and does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Loan Documents related thereto is in material violation of any such Applicable Laws;

(xii) the Loan, together with the related Loan Documents, is fully assignable, (and, if such Loan is secured by an interest in real property, an Assignment of Mortgage has been delivered to the Collateral Custodian);

(xiii) the Loan was documented and closed in accordance with the Credit and Collection Policy, and there is only one current original promissory note, which has been delivered to the Collateral Custodian, duly endorsed as collateral;

(xiv) the Loan and the Borrower’s interest in all related Collateral and Related Property are free of any Liens, except for Permitted Liens and all filings and other actions required to perfect the security interest of (a) the Agent, as agent for the Secured Parties, in the Collateral have been made or taken and (b) in the case of Agented Notes, the collateral agent, as agent for all noteholders of the related Obligor, in the Related Property, have been made or taken;

(xv) the Loan has an original term to maturity of no more than one hundred twenty (120) months, and is either fully amortizing in installments (which installments need not be in identical amounts) over such term or the principal amount thereof is due in a single installment at the end of such term;

(xvi) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan;

(xvii) any Related Property with respect to such Loan is insured in accordance with the Credit and Collection Policy;

(xviii) the Loan Documents with respect to such Loan are complete in accordance with the Credit and Collection Policy;

(xix) the Obligor with respect to such Loan is an Eligible Obligor;

(xx) such Loan does not represent payment obligations relating to “put” rights;

(xxi) the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xxii) the Loan is not a DIP Loan;

(xxiii) the Obligor of such Loan is legally responsible for all taxes relating to the Related Property, and all payments in respect of the Loan are required to be made free and clear of, and without deduction or withholding for or on account of, any taxes, unless such withholding or deduction is required by Applicable Law in which case the Obligor thereof is required to make “gross-up” payments that cover the full amount of any such withholding taxes on an after-tax basis;

(xxiv) neither the Loan nor any portion of the Related Property constitute Margin Stock;

(xxv) if such Loan is originated on or after December 1, 2000, the Obligor of such Loan has waived all rights of set-off and/or counterclaim against the Originator of the Loan and all assignees thereof;

(xxvi) the Loan is not a loan or extension of credit made by the Originator or one of its Affiliates to an Obligor for the purpose of making any principal, interest (other than deferred interest) or other payment on a loan to the same Obligor necessary in order to keep such loan from becoming delinquent and such Loan is not being kept current by the Originator or one of its Affiliates making other Loans to the Obligor;

(xxvii) the Loan has not had any material term, provision or covenant amended, rewritten, extended, modified or waived more than two times in the preceding twelve (12) months;

(xxviii) [Reserved];

(xxix) the Loan Documents with respect to such Loan require the related Obligor to provide ongoing financial information to the Originator (or American Capital Financial Services, Inc., a wholly owned Subsidiary of the Originator), including, without limitation, quarterly financial statements, annual audited financial statements audited by an independent third-party auditor, and ongoing monitoring and covenant compliance certificates;

(xxx) a third party audit or due diligence has been performed to the satisfaction of the Originator and the Obligor has agreed to provide the Originator or a Successor Servicer with rights to inspect any Records or Related Property;

(xxxi) the Loan Rate for such Loan shall be at least (a) 10% per annum in the event such Loan is a Subordinated Loan and (b) 6% per annum in the event such Loan is a Senior Secured Loan or a Senior B-Note Loan;

(xxxii) with respect to Agented Notes, the related Loan Documents (a) shall include a note purchase agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor and (if applicable) subordination provisions substantially similar to the forms provided to and approved by the Agent and attached hereto as Exhibit T, and (b) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(xxxiii) with respect to Agented Notes, the Originator (or American Capital Financial Services, Inc., a wholly owned Subsidiary of the Originator) has been appointed the collateral agent of the security and the payment agent for all such notes prior to such Agented Note becoming a part of the Collateral;

(xxxiv) with respect to Agented Notes, if the entity serving as the collateral agent of the security for all syndicated notes of the Obligor has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the noteholders have been executed and filed or recorded as appropriate prior to such Agented Note becoming a part of the Collateral;

(xxxv) with respect to Agented Notes, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Loan Documents, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of the Agented Notes and the Originator’s right, title and interest in the Related Property to the Borrower and the Agent’s security interest therein on behalf of the Secured Parties;

(xxxvi) with respect to Agented Notes, the right to control the actions of and to replace the collateral agent and/or the paying agent of the syndicated notes is by the Note Majority;

(xxxvii) with respect to Agented Notes, all syndicated notes of the Obligor of the same priority are cross-defaulted, the Related Property securing such notes is held by the collateral agent for the benefit of all holders of the syndicated notes and all holders of such notes (a) have an undivided interest in the collateral securing such notes, (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (c) may transfer or assign their right, title and interest in the Related Property; and

(xxxviii) all information on the Loan List delivered to the Agent with respect to such Loan is true and correct.

Eligible Obligor: On any day, any Obligor that satisfies each of the following requirements at all times:

(xxxix) such Obligor is not in the gaming, nuclear waste, bio-tech, oil and gas or real estate industries;

(xl) such Obligor is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization and its principal office and the location of any Related Property is in the United States or any other country or territory of the United States (approved by the Agent upon receipt and review of satisfactory legal due diligence, Rating Agency discussions and credit approval);

(xli) the business being financed by such Obligor has an Operating History of at least sixty (60) months from the date of its incorporation or formation;

(xlii) such Obligor is not the subject of any Insolvency Event (and, as of the Funding Date on which such Loan became part of the Collateral, such Obligor has not experienced a Material Adverse Change);

(xliii) such Obligor is not an Affiliate of any other Obligor hereto (other than as a result of being an Affiliate of the Originator);

(xliv) no other Loan of such Obligor is more than forty-five (45) days past due;

(xlv) such Obligor is not a Governmental Authority;

(xlvi) such Obligor is in compliance with all material terms and conditions of its Loan Documents;

(xlvii) such Obligor has an Eligible Risk Rating; and

(xlviii) such Obligor satisfies, at the time the related Loan becomes included as part of Collateral, the following Debt/EBITDA and Fixed Charge Coverage Ratios (as calculated by the Servicer pursuant to and in accordance with the Credit and Collection Policy), as applicable, as of the most recent date for which financial statements are available:

Ratio	Required Level
Debt/EBITDA Ratio	Less than or equal to 6.0 to 1.0
Fixed Charge Coverage Ratio	At least 1.25 to 1.0

Eligible Risk Rating: As of the date any Loan becomes included as part of the Collateral, with respect to a designated Obligor, a risk rating of “Grade 3” or “Grade 4,” and as of any subsequent date of determination, with respect to a designated Obligor, a risk rating of “Grade 2,” “Grade 3” or “Grade 4.”

Equity Contribution: As of any date of determination, an amount equal to the excess, if any, of (a) the sum of (i) the Aggregate Purchased Loan Balance on such date plus (ii) all Principal Collections on deposit in the Principal Collection Account on such date, minus (b) the Advances Outstanding on such date.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

Estimated Payment Amount: As of each Determination Date, an amount (to be calculated by the Servicer in good faith in its reasonable judgment) equal to the sum of the following: (a) the Interest, (b) the Program Fee, (c) the Facility Fee, (d) the Servicing Fee, (e) the Backup Servicer Fee, and (f) the Collateral Custodian Fee, each as estimated by the Servicer to be due and payable on the next succeeding Payment Date; provided, however, notwithstanding the foregoing, in no event without the prior written approval of the Agent shall the Estimated Payment Amount be less than the product of (i) 1.1 and (ii) the sum of the Interest, the Program Fee, the Facility Fee, the Servicing Fee, the Backup Servicer Fee and the Collateral Custodian Fee actually due and payable on the Payment Date with respect to the preceding Collection Period.

Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Eurodollar Disruption Event: The occurrence of any of the following: (a) any Liquidity Bank shall have notified the Agent of a determination by such Liquidity Bank or any of their respective assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance or Expedited Advance, (b) any Liquidity Bank shall have notified the Agent of the inability, for any reason, of such Liquidity Bank or any of its respective assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank shall have notified the Agent of a determination by such Liquidity Bank or any of its respective assignees or participants that the rate at which deposits of Dollars are being offered to such Liquidity Bank or any of their respective assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or Expedited Advance or (d) any Liquidity Bank shall have notified the Agent of the inability of such Liquidity Bank or any of its respective assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance or Expedited Advance.

Eurodollar Reserve Percentage: For any period, means the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of one percent (0.01%)), if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one (1) month.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Excluded Amounts: Any Collections received with respect to Repurchased Loans, Replaced Loans or Loans which are the subject of a Lien Release Dividend to the extent such Collections are attributable to a time after the effective date of such repurchase, substitution or Lien Release Dividend.

Expedited Advance: Defined in subsection 2.1(c).

Expedited Funding Request: A Borrower Notice requesting an Advance and including the items required by Section 2.2.

Facility Amount: $125,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto; provided, that, on or after the Termination Date, the Facility Amount shall be $0.

Facility Fee: Defined in the Fee Letter.

Fair Market Value: With respect to each Eligible Loan, if such Eligible Loan has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants), the fair market value of such Eligible Loan, as determined in accordance with the quarterly Loan grading and asset valuation functions specified in the Credit and Collection Policy, and as required by and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Originator, to be determined by the Board of Directors of the Originator and reviewed by its auditors.

FATF: Defined in subsection 4.1(hh).

Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of each Agent to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time)

Fee Letter: The Fee Letter, dated as of the date hereof, among the Borrower, the Servicer, the Agent, as such letter may be amended, supplemented, modified, waived or restated from time to time.

Federal Reserve Board: The Board of Governors of the Federal Reserve System.

Fixed Charge Coverage Ratio: For any twelve-month period, the ratio of (i) EBITDA of an Obligor and its Subsidiaries on a consolidated basis during such period plus scheduled payments on leases (other than Capitalized Leases) included in the computation of EBITDA for such period minus Capital Expenditures during such period minus Taxes paid in cash during such period to (ii) the Current Fixed Charges during such period.

Fixed Rate Loan: A Transferred Loan that is other than a Floating Rate Loan.

Fixed Rate Loan Percentage: As of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Fixed Rate Loans as of such date and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of such date.

Floating Rate Loan: A Transferred Loan where the interest rate payable by the Obligor thereof is based on the prime interest rate (daily rate) or the London interbank offered rate (30, 60, 90, 120 or 360 day rate), plus some specified interest percentage in addition thereto, and such Transferred Loan provides that such interest rate will reset immediately upon any change in the related prime interest rate or London interbank offered rate.

Funding Date: Any Business Day on which an Advance or Expedited Advance is made.

Funding Request: A Borrower Notice requesting an Advance and including the items required by Section 2.3.

GAAP: Generally accepted accounting principles in the United States of America. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP as in effect on the date hereof.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

Grade 1 Obligor: As of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 1.”

Grade 2 Obligor: As of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy and subsection 7.9(l), should have determined to be, classified as “Grade 2.”

Grade 3 Obligor: As of any date of determination, any Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 3.”

Grade 4 Obligor: As of any date of determination, an Obligor of any Loan that the Servicer determines to be or, in accordance with the Credit and Collection Policy, should have determined to be, classified as “Grade 4.”

Grant: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

H.15: Federal Reserve Statistical Release H.15.

Hedge Amount: On any day, an amount equal to excess, if any, of (a) the product of (i) the product of (1) the Borrowing Base and (2) the Fixed Rate Loan Percentage and (ii) the Advances Outstanding divided by the Aggregate Outstanding Loan Balance over (b)(i) at any time any of the conditions set forth in clauses (b), (c), (d) or (e) in the definition of Hedge Trigger shall exist, zero and (ii) at all other times, the Hedge Threshold Amount, unless otherwise consented to by the Agent.

Hedge Breakage Costs: With respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

Hedge Collateral: Defined in subsection 5.2(b).

Hedge Counterparty: Bank of Montreal and any other entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that has been approved in writing by the Agent (which approval shall not be unreasonably withheld), and (ii) has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Agent pursuant to subsection 5.2(b) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Agent or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

Hedge Notional Amount: The aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to subsection 5.2(a), that have not matured, been terminated or cancelled.

Hedge Percentage: On any day (a) prior to the occurrence of a Hedge Trigger, 0%, and (b) on or after the day on which a Hedge Trigger occurs, 100%.

Hedge Threshold Amount: $25,000,000.

Hedge Transaction: Each interest rate swap or interest rate cap transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to subsection 5.2(a) and is governed by a Hedging Agreement.

Hedge Trigger: The occurrence of any of the following: (a) the Hedge Amount shall be greater than zero; (b) on any two consecutive Determination Dates, the Rolling Three-Month Portfolio Yield shall be less than 6.0%; (c) the occurrence of a Termination Event pursuant to Section 9.1; (d) on any date during the Revolving Period, the Liquidity Purchase Agreement as in effect on the date hereof (without giving effect to any amendment, modification, waiver, supplement or restatement), shall cease to be in full force and effect; or (e) during the Amortization Period, the Liquidity Purchase Agreement shall expire in accordance with its terms and fail to be renewed for an additional period of 364 days pursuant to subsection 2.1(d) or shall otherwise cease to be in full force and effect.

Hedging Agreement: The agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.2, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in the form of Exhibit H hereto or such other form as the Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.14.

Indebtedness: With respect to any Person as of any date, whether or not reflected on the balance sheet or comparable statement of financial position of such Person, (a) all indebtedness of such Person as well as any special purpose entity Subsidiaries of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument (including, without limitation, any note, bond, debenture or similar instrument issued in connection with a securitization transaction), (b) all obligations of such Person under capital leases, (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, determined as of such date on a net mark to market basis in accordance with customary market practice and (f) obligations under direct or indirect guaranties in respect of obligation (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (e) above.

Indemnified Amounts: Defined in Section 10.1.

Indemnified Parties: Defined in Section 10.1.

Independent Trustee: Defined in subsection 4.1(t)(xxviii).

Industry: The industry of an Obligor as determined by reference to the four digit standard industry classification (SIC) codes.

Industry Classification Group: Any of the Moody’s industry classification groups for Obligors listed on Annex I to Schedule VI under the heading “Obligors’ Industry Group Classification”.

Industry Diversity Score: Defined in Schedule VI.

Ineligible Loan: Defined in Section 4.3.

Initial Advance: The first Advance.

Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insolvency Proceeding: Any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

Insurance Policy: With respect to any Transferred Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Transferred Loan.

Insurance Proceeds: Any amounts payable or any payments made to the Borrower or to the Servicer on its behalf under any Insurance Policy.

Intercreditor Agreement: The Third Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of March 25, 2004, among Wells Fargo Bank, National Association, as the indenture trustee, Wachovia Capital Markets, LLC, as the conduit agent, Branch Banking and Trust Company, as the administrative agent, each Securitization Agent that from time to time executes a joinder thereto, and American Capital Strategies, Ltd., as such agreement may be amended, modified, waived, supplemented or restated from time to time.

Interest: For each Accrual Period and each Advance or Expedited Advance outstanding during such Accrual Period, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1 D
where
	IR	=	the Interest Rate applicable on such day;
	P	=	the principal amount of such Advance or Expedited Advance on such day; and
	D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Interest Collection Account: The subaccount of the Collection Account into which all Interest Collections are deposited by the Borrower or the Servicer on behalf of the Borrower in accordance with Section 2.10.

Interest Collections: Any and all amounts received on a Loan from or on behalf of any Obligors that are deposited into the Collection Account, or received by the Borrower or by the Servicer or Originator on behalf of the Borrower in respect of Transferred Loans, not constituting Principal Collections and, solely for purposes of calculating the Portfolio Rate, any and all amounts accrued in respect of any fees (but only to the extent such fees are not part of the Retained Interest or were not received during such Collection Period) owed by any Obligor in respect of any Eligible Loan.

Interest Coverage Ratio: For any twelve month period, the ratio of (i) EBITDA of the Obligor and its Subsidiaries on a consolidated basis during such twelve month period to (ii) the interest on Indebtedness payable in cash accrued during such twelve month period.

Interest Rate: For each Accrual Period and for each Advance and each Expedited Advance outstanding for each day during such Accrual Period:

(a) to the extent the Conduit Lender has funded the Advance or Expedited Advance through the issuance of Commercial Paper Notes, a rate equal to the CP Rate; or

(b) to the extent the Conduit Lender did not fund the Advance or Expedited Advance through the issuance of Commercial Paper Notes, a rate equal to the Alternative Rate;

provided, that, the Interest Rate shall be the Base Rate for any Accrual Period for any Advance as to which the Conduit Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the Liquidity Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank at least two (2) Business Days’ prior notice of such assignment; provided, further, that, the Interest Rate shall be the Base Rate if the Conduit Lender or Liquidity Bank shall have notified the Agent that a Eurodollar Disruption Event has occurred.

Interest Rate Protection Agreement: Any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or arrangement.

Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

ISDA Definitions: The 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.

Issuer: Fairway and any other Conduit Lender whose principal business consists of issuing Commercial Paper Notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar Collateral.

Junior Subordinated Loan: Any loan which is not a Senior Secured Loan, a Senior B-Note Loan or a Subordinated Loan.

Large Loan Limit: As of any date of determination, (i) if the Aggregate Outstanding Loan Balance as of such date is less than $100,000,000, $5,000,000, and (ii) if the Aggregate Outstanding Loan Balance as of such date is at least $100,000,000, $7,000,000.

Leverage Ratio. With respect to any person, the ratio of Indebtedness of such Person to stockholders’ equity (as defined in accordance with GAAP) of such Person.

LIBOR Rate: For any Accrual Period and any Advance or Expedited Advance, an interest rate per annum equal to:

(a) the posted rate for thirty (30) day deposits in Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day that is the second (2nd) Business Day immediately preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance or Expedited Advance) and as of the second (2nd) Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance or Expedited Advance); or

(b) if no rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by the Agent as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in Dollars are being, have been, or would be offered or quoted by the Agent to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (New York City time) on such day.

Lien: With respect to any Collateral, (a) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Collateral, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing Loan or other title retention agreement relating to such Collateral.

Lien Release Dividend: Defined in subsection 2.17(a).

Lien Release Dividend Date: The date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with subsection 2.17(a).

Liquidation Expenses: With respect to any Defaulted Loan or Charged-Off Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

Liquidity Bank: Each liquidity bank that is a party to the Liquidity Purchase Agreement.

Liquidity Purchase Agreement: The Liquidity Asset Purchase Agreement, dated as of June 30, 2004 by and among Fairway, as the issuer, the Liquidity Banks named therein, Bank of Montreal, as liquidity agent, and Harris Nesbitt, as the servicing agent, as such agreement may be amended, modified, waived, supplement or restated from time to time.

Loan: Any Senior Secured Loan, Senior B-Note Loan, Subordinate Loan or Junior Subordinated Loan arising from the extension of credit to an Obligor by the Originator in the ordinary course of the Originator’s business including, without limitation, all Add-On Loans, Revolving Loans, PIK Loans, and Agented Notes, monies due or owing and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such loan receivable and all Proceeds.

Loan Documents: With respect to any Loan, the related promissory note and any related loan agreement, security agreement, mortgage, assignment of Loans, all guarantees, note purchase agreement, intercreditor and/or subordination agreement, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan and related promissory note, including, without limitation, general or limited guaranties and, for each Loan secured by real property an Assignment of Mortgage, and for all Loans with a Note, an assignment (which may be by allonge), in blank, signed by an officer of the Originator.

Loan File: With respect to any Loan, each of the Loan Documents related thereto.

Loan List: The Loan List provided by the Borrower to the Agent and the Collateral Custodian in connection with each Advance or Expedited Advance or as new Eligible Loans are added to the Collateral, initially as set forth in Schedule IV hereto (which shall set forth a description of each Transferred Loan, including, without limitation, the name of the Obligor of each such Transferred Loan and the maturity date and type of each such Transferred Loan), as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

Loan Rate: For each Loan, the current cash pay interest rate for such Loan as specified in the related Loan Documents.

Lock-Box: A post office box to which Collections are remitted for retrieval by the Lock-Box Bank and deposited by such Lock-Box Bank into the Lock-Box Account.

Lock-Box Account: Account number                  maintained in the name of ACS Funding Trust I for the purpose of receiving Collections at the Lock-Box Bank.

Lock-Box Agreement: The Five Party Lockbox Agreement, dated as of August 8, 2002, by and among Wells Fargo Bank, National Association, Regulus West LLC, Wachovia Capital Markets, LLC, American Capital Strategies, Ltd. and ACS Funding Trust I, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

Lock-Box Bank: Wells Fargo Bank, National Association.

Margin Stock: Means “Margin Stock” as defined in Regulation U issued by the Board of Governors of the Federal Reserve System.

Market Servicing Fee: Defined in Section 7.27.

Market Servicing Fee Differential: On any date of determination, an amount equal to the excess, if any, of the Market Servicing Fee over the Servicing Fee.

Material Adverse Change: With respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

Material Adverse Effect: With respect to any event or circumstance, means a material adverse effect on, as applicable, (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Servicer, the Borrower, the Backup Servicer or the Collateral Custodian, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Agent or any Secured Party under this Agreement or any Transaction Document or (d) the ability of the Servicer, the Borrower, the Backup Servicer or the Collateral Custodian to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Agent’s or Secured Parties’ interest in the Collateral.

Maximum Availability: On any day, the lesser of (i) the sum of (A) the excess of (1) the Borrowing Base over (2) the Minimum Overcollateralization Amount plus (B) the amount of Principal Collections on deposit in the Principal Collection Account and (ii) the Facility Amount; provided, however, that during the Amortization Period, the Maximum Availability shall be equal to the Advances Outstanding.

Maximum Lawful Rate: Defined in subsection 2.8(c).

Minimum Overcollateralization Amount: As of any date of determination, an amount equal to the sum of (I) the greater of (a) the Required Equity Contribution and (b) the amount determined by multiplying (i) the Borrowing Base on such date times (ii) one minus the lesser of (x) the Adjusted Advance Rate and (y) the Weighted Average Advance Rate, plus (II) the Aggregate Net Mark to Market Amount, as reported in the most recent Monthly Report.

Minimum Portfolio Yield: 6.0%

Monthly Report: Defined in subsection 7.17(a).

Moody’s: Moody’s Investors Service, Inc., or any successor thereto.

Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

National Revenue Base: With respect to any Obligor, means such Obligor derives revenues from at least fifteen (15) states.

Net Mark to Market Amount: With respect to each Hedge Counterparty, as set forth on each Monthly Report for each Determination Date, the net amount that would be payable by the Borrower to such Hedge Counterparty if all Hedge Transactions of the Borrower with such Hedge Counterparty were being terminated as of such date, which amount (i) shall have been provided to the Servicer by such Hedge Counterparty for inclusion in each Monthly Report and (ii) shall have been determined by such Hedge Counterparty in good faith and in accordance with its usual business practices; provided, however, that such valuation will be based on a mid-market valuation of each such Hedge Transaction and as such is an indicative valuation calculation provided for purposes of determining the Minimum Overcollateralization Amount hereunder, it being understood that the net amount that would be payable in the event of any termination of any Hedge Transaction would be determined in accordance with the provisions of the applicable Hedging Agreement in the event of a termination due to an event of default or termination event and would be subject to market conditions at the time the applicable Hedge Transaction is terminated.

Net Worth: The total of stockholder’s equity (determined in accordance with GAAP) plus Subordinated Debt, less (i) the total amount of loans to officers, directors, or employees and (ii) the total amount of any intangible assets, including without limitation, deferred charges and goodwill.

Note Majority: With respect to Agented Notes, the holders of the Notes evidencing not less than 66 2/3% of the outstanding amount of all such notes issued by the Obligor.

Obligations: All loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Secured Parties, the Backup Servicer and the Collateral Custodian or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any fee letter (including, without limitation, the Fee Letter and the Backup Servicer and Collateral Custodian Fee Letter) delivered in connection with the transactions contemplated by this Agreement, any Transaction Document, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term Obligations includes, without limitation, all Advances Outstanding, Interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.

Obligor: With respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof. For purposes of calculating any of the Concentration Limits, all Loans included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor, for example, if Corporation A is an Affiliate of Corporation B; and the aggregate Outstanding Loan Balance of all of Corporation A’s Loans in the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance and the aggregate Outstanding Loan Balance of all Corporation B’s Loans in the Collateral constitute 10% of the Aggregate Outstanding Loan Balance, the Obligor concentration for Corporation A would be 20% and the Obligor concentration for Corporation B would be 20%.

Officer’s Certificate: A certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Backup Servicer and the Agent.

Operating History: With respect to any specified Person, the time since the date of such Person’s incorporation or formation that it has continuously operated its business; provided, however, the Operating History of any Person, newly formed as a result of a merger of two or more Persons or as a result of the acquisition of one or more Persons by a newly formed Person (“Merged Parties”) shall be based on the weighted average (by relative sales) of the Operating Histories of the Merged Parties (excluding for such purposes, entities that are created only for the purpose of being acquisition entities), for example, if Corporation A with sales of $10 million has an Operating History of four years and Corporation B with sales of $20 million has an Operating History of eight years, merge to form NEWCO, the Operating History of NEWCO will be 6.67 years.

Opinion of Counsel: A written opinion of external counsel, who may be external counsel for the Borrower or the Servicer, as the case may be, and who shall be reasonably acceptable to the Agent.

Originator: American Capital Strategies, Ltd.

Other Costs: Defined in subsection 12.9(c).

Outstanding Loan Balance: With respect to any Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof exclusive of (a) interest payments and (b) Accreted Interest; it being understood that any principal previously covered by a Servicer Advance will be excluded from the principal amounts payable for purposes of this definition.

Overcollateralization Amount: As of any date of determination, the excess of (a) the Borrowing Base plus the amount of Principal Collections on deposit in the Collection Account on such date over (b) the Advances Outstanding on such date.

Overcollateralization Shortfall: As of any date of determination, the positive difference, if any, of (a) Minimum Overcollateralization Amount on such date minus (b) the Overcollateralization Amount on such date.

Parent: Defined in subsection 4.1(t)(xxviii).

Paying Agent: American Capital in its capacity as Servicer and any Successor Servicer.

Payment Date: The 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing July 15, 2004.

Permitted Investments: With respect to any Payment Date means negotiable instruments or securities or other investments that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination and which may include one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations denominated and payable in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated “A-1” by S&P and “P-1” by Moody’s;

(d) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least “A-1” by S&P and “P-1” by Moody’s;

(f) investment in money market funds rated in the highest investment category or otherwise approved in writing by S&P or Moody’s; and

(g) demand deposits, time deposits or certificates of deposit (having original maturities of no more than three hundred sixty-five (365) days of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P and “P-1” by Moody’s.

Each of the Permitted Investments may be purchased by or through the Backup Servicer or Collateral Custodian or an Affiliate of the Backup Servicer or Collateral Custodian.

Permitted Liens: (a) With respect to the Loans, Liens in favor of the Agent, as agent for the Secured Parties, created pursuant to this Agreement, and (b) with respect to the Borrower’s interest in the related Collateral, any of the following as to which no enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced: (i) materialmen’s, warehousemen’s, mechanics’ and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) Liens for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (iii) Liens held by senior lenders with respect to Subordinated Loans, (iv) Liens created pursuant to this Agreement in favor of the Agent, on behalf of the Secured Parties (v) the rights of a Hedge Counterparty under its Hedging Agreement, and (vi) with respect to Agented Notes, Liens in favor of the collateral agent on behalf of all noteholders of the related Obligor.

Permitted Securitization Transaction: Any financing transaction undertaken by the Borrower or an Affiliate of the Borrower or the Originator that is secured, directly or indirectly, by the Collateral or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

Person: An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

PIK Loan: A Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

Portfolio Investments: Investments made by the Originator in the ordinary course of business and consistent with practices existing on December 31, 2003 in a Person that is accounted for under GAAP as a portfolio investment of the Originator.

Portfolio Yield: As of each Determination Date, the annualized percentage equivalent of a fraction (a) the numerator of which is equal to all Interest Collections deposited in the Collection Account during the related Collection Period minus the sum of (i) the Interest, (ii) the Servicing Fee, (iii) the Program Fee, (iv) the Facility Fee, (v) net payments, if any, due from (in which case the amount shall be added) or payable to the Hedge Counterparty pursuant to the Hedging Agreement, (vi) any Backup Servicer Fees and (vii) any Collateral Custodian Fees and (b) denominator of which is equal to the Aggregate Outstanding Loan Balance as of the first day of the related Collection Period.

Prepaid Loan: Any Loan (other than a Charged-Off Loan) that was terminated or has been prepaid in full or in part prior to its scheduled maturity date.

Pre-Positioned Loan: Any Loan which will be funded at the closing of such Loan with the proceeds of an Advance or Expedited Advance and which is designated by the Borrower (or the Servicer on the Borrower’s behalf) in writing to the Agent as a “Pre-Positioned Loan” shall constitute a “Pre-Positioned Loan” for purposes of the conditions, obligations, certifications and delivery requirements (as applicable) provided for in subsections 2.2(c), 2.3(b), 2.3(c), 3.2(f), 4.1(u)(x), 5.3(a) and 7.10(a), and shall constitute a Transferred Loan for all other purposes under this Agreement.

Prime Rate: The rate announced by Bank of Montreal from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Bank of Montreal in connection with extensions of credit to debtors.

Principal Collection Account: The subaccount of the Collection Account into which all Principal Collections are deposited by the Borrower or by the Servicer on its behalf in accordance with Section 2.10.

Principal Collections: Any and all amounts received in respect of any principal due and payable under any Loan from or on behalf of Obligors that are deposited into the Principal Collection Account, or received by the Borrower or the Servicer or Originator on behalf of the Borrower in respect of Loans, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment and applied to reduce the Outstanding Loan Balance of a Loan in accordance with the Credit and Collection Policy.

Proceeds: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any Insurance Policy relating to such Collateral.

Program Fee: Defined in the Fee Letter.

Purchase Agreement: The Purchase and Sale Agreement, dated as of the date hereof, by and between the Originator and the Borrower, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

Purchased Loan Balance: As of any date of determination and any Loan, an amount equal to (a) the lesser of (i) the Outstanding Loan Balance of such Loan on such date, and (ii) the Fair Market Value of such Loan on such date, minus (b) all amounts in excess of applicable Concentration Limits on such date.

Qualified Institution: Defined in subsection 7.4(e).

Rating Agency: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to the Commercial Paper Notes issued by the Issuers.

Ratings Confirmation: With respect to any action or series of related actions or proposed transaction or series of related proposed transactions, that each of S&P and Moody’s shall have notified the Borrower and the Agent in writing that such action or series of related actions or the consummation of such proposed transaction or series of related transactions will not result in a Ratings Effect.

Ratings Effect: With respect to any action or series of related actions or proposed transaction or series of related proposed transactions, a reduction or withdrawal of the rating issued by a Rating Agency of its then current rating of the Commercial Paper Notes as a result of such action or series of related actions or the consummation of such proposed transaction or series of related transactions.

Recapitalized Loans: With respect to any Loan and its related Obligor, a Loan which, as of the date such Loan was included in the Collateral, was to an Obligor in which the Originator held a direct or indirect ownership interest (on a fully-diluted basis) in such Obligor of less than 50%, but as of any subsequent date of determination, the Originator holds a direct or indirect ownership interest (on a fully-diluted basis) in the related Obligor of greater than or equal to 50%, unless each of S&P and the Agent, in their respective sole discretion, shall have consented in writing to such Loan not being designated as a Recapitalized Loan.

Records: With respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

Recoveries: With respect to any Defaulted Loan or Charged-Off Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

Registrar: Harris Nesbitt, not in its individual capacity but solely as Registrar, its successor or successors in interest and any Person which at any time may be selected by the Borrower upon the resignation of Harris Nesbitt to act as Registrar.

Related Property: With respect to any Loan, any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Loan.

Replaced Loan: Defined in subsection 2.19(a).

Repurchased Loan: Defined in subsection 2.4(c).

Released Amounts: With respect to any payment or Collection received with respect to any Loan on any Business Day (whether such payment or Collection is received by the Servicer, the Originator or the Borrower), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

Reporting Date: The date that is two (2) Business Days prior to each Payment Date.

Required Advance Reduction Amount: On any day, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such day minus (b) the lesser of (i) the Maximum Availability on such day and (ii) the Facility Amount.

Required Equity Contribution: As of any date of determination prior to the Termination Date, an Equity Contribution equal to the greater of (a) the sum of the Outstanding Loan Balances of the ten (10) largest Transferred Loans and (b) $43,750,000.

Required Equity Shortfall: On any day, the positive difference, if any, between the Required Equity Contribution and the Equity Contribution on such day.

Required Reports: Collectively, the Monthly Report, the Servicer’s Certificate and the quarterly financial statement of the Servicer required to be delivered to the Borrower, the Agent and the Backup Servicer pursuant to Section 7.17 hereof.

Reserve Account: Defined in subsection 7.4(f).

Reserve Account Required Amount: On any Determination Date, 2.0 times the Estimated Payment Amount plus, for any Determination Date during the Revolving Period on which the Default Ratio equals or exceeds 4.0%, 5.0% of the Aggregate Outstanding Loan Balance.

Responsible Officer: As to any Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Restricted Payments: Defined in subsection 5.1(z).

Restructured Loan: Any Loan as to which the terms of payment of principal and interest have been modified by the Originator, the Servicer or any subservicer due to an Obligor’s inability to pay, including, without limitation, to permit the Obligor to pay interest in kind rather than in cash when due.

Retained Interest: With respect to each Loan, the following interests, rights and obligations in such Loan and under the associated Loan Documents, which are being retained by the Originator: (a) all of the obligations, if any, to provide additional funding with respect to such Loan, (b) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan, (c) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator, (d) any unused, commitment or similar fees associated with the additional funding obligations that are not being transferred in accordance with clause (a) of this definition, (e) any agency or similar fees associated with the rights and obligations of the agent that are not being transferred in accordance with clause (b) of this definition and (f) any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (b) of this definition.

Retransfer Price: Defined in subsection 4.3(a).

Revolving Loan: Any Loan that is a line of credit or other similar extension of credit by the Originator where the Originator’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed.

Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

Rolling Three-Month Charged-Off Ratio: As of any date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of the Charged-Off Ratios for the three Collection Periods immediately preceding such date (or such lesser number of Charged-Off Ratios as are available), and (b) the denominator of which equals three (or the corresponding number of Charged-Off Ratios available, if less than three).

Rolling Three-Month Default Ratio: As of any date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of the Default Ratios for the three Collection Periods immediately preceding such date (or such lesser number of Default Ratios as are available), and (b) the denominator of which equals three (or the corresponding number of Default Ratios available if less than three).

Rolling Three-Month Portfolio Yield: As of any date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of the Portfolio Yields for the three Collection Periods immediately preceding such date (or such lesser number of Portfolio Yields as are available), and (b) the denominator of which equals three (or the corresponding number of Portfolio Yields available if less than three).

Rolling Twelve-Month Portfolio Charged-Off Ratio: As of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Outstanding Loan Balance of all Portfolio Loans that became Charged-Off Portfolio Loans during the Collection Period related to such Determination Date and each of 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to a fraction the numerator of which is equal to the sum of the Portfolio Aggregate Outstanding Loan Balance as of the first day of the Collection Period related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date) and the denominator of which is equal to 12 (or the corresponding lesser number of Determination Dates included in the calculations described herein).

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

S&P Industry Classification: Any of the S&P industry classification groups for Obligors listed on Annex I to Schedule VII under the heading “Obligors’ Industry Group Classification”.

S&P Industry Diversification Table: Defined in Schedule VII.

Scheduled Debt Amortization: The principal amount of Indebtedness scheduled to be amortized in any period on Indebtedness other than revolving Indebtedness.

Scheduled Payment: On any Determination Date, with respect to any Loan, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Loan.

Secured Party: (a) The Conduit Lender, (b) the Agent, and (c) each Hedge Counterparty that is either a Conduit Lender or an Affiliate of the Agent that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

Senior B-Note Loan: Means any multilender Loan that (a) is secured by a first or second priority Lien on all the Obligor’s assets constituting Related Property for the Loan and (b) that contains provisions which upon the occurrence of a payment default under the related Loan Documents or in the case of any liquidation or foreclosure on the Related Property, the Borrower’s portion of such Loan would be paid only after the other lenders party to such Loan are paid in full.

Senior Secured Loan: Any Loan that (i) is secured by a first priority Lien on Related Property securing such Loan (subject to Permitted Liens) and (ii) provides that the payment obligation of the related Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.

Servicer: Defined in the Preamble.

Servicer Advance: Defined in Section 7.5.

Servicer Termination Event: Defined in Section 7.25.

Servicer Termination Notice: Defined in Section 7.25.

Servicer’s Certificate: Defined in subsection 7.17(b).

Servicing Duties: Defined in Section 7.2.

Servicing Fee: For each Payment Date, an amount equal to the sum of the products, for each day during the related Collection Period, of (a) the Aggregate Outstanding Loan Balance as of the last day of immediately preceding Collection Period, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

Servicing Fee Rate: A rate equal to 1.0% per annum.

Servicing Records: All documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans and the related Obligors.

Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

Subordinated Debt: Any debt that is subordinated in right of payment to the obligations of the Borrower under this Agreement.

Subordinated Loan: Any Loan other than a Senior Secured Loan, a Senior B-Note Loan or a Junior Subordinated Loan that provides that the payment obligation of the related Obligor on such Loan is subordinate to no more than one class of lenders. For avoidance of doubt, all of an Obligor’s senior loans or financings shall be considered one “class” for purposes of this definition.

Subsidiary: With respect to any Person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, or such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that, with respect to the Originator and the Servicer, “Subsidiary” shall not include any Person that is a Portfolio Investment.

Substitute Loan: Defined in subsection 2.19.

Successor Servicer: Defined in subsection 7.26(a).

Tangible Net Worth: With respect to any Person, the Net Worth of such Person after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

Tape: Defined in subsection 7.13(b)(ii).

Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

Termination Date: The earliest to occur of (a) the Business Day designated by the Borrower to the Agent upon at least two (2) Business Days’ prior written notice, (b) the date of the occurrence of a Termination Event pursuant to Section 9.1, (c) the date on which the Liquidity Purchase Agreement shall expire in accordance with its terms and fail to be renewed for an additional period of 364 days pursuant to subsection 2.1(d) or shall otherwise cease to be in full force and effect as in effect on the date hereof (without giving effect to any amendment, modification, waiver, supplement or restatement), and (d) the second Business Day prior to the Commitment Termination Date.

Termination Event: Defined in Section 9.1.

Transaction Documents: This Agreement, the Purchase Agreement, the Assignments, the Liquidity Purchase Agreement, all Hedging Agreements, the Intercreditor Agreement, the Lock-Box Agreement, the Variable Funding Note, the Fee Letter, the Backup Servicer and Collateral Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Transferred Loans: Each Loan that is acquired by the Borrower under the Purchase Agreement and all Loans received by the Borrower in respect of the Required Equity Contribution; provided, that, the term Transferred Loan shall not include any Retained Interests.

Transition Costs: The reasonable costs and expenses incurred by the Backup Servicer in transitioning to Servicer; provided, however, in no event shall such Transition Costs exceed $100,000.00 in the aggregate.

UCC: The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Underlying Note: The promissory note of an Obligor evidencing a Loan.

United States: The United States of America.

Unmatured Termination Event: An event that, with the giving of notice or lapse of time, or both, would become a Termination Event.

Unreimbursed Servicer Advances: At any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to subsection 2.9(a)(1)(ii) and (b)(ii) and that the Servicer has determined in its sole discretion will not be recoverable from Collections with respect to the related Loan.

Variable Funding Note: Defined in subsection 2.1(a).

Warranty Event: Occurs as to any Loan included as part of the Collateral, if any representation or warranty herein relating to such Loan was not true and correct in any material respect when made and such breach is not cured within the relevant cure period.

Weighted Average Advance Rate: The percentage equivalent of the sum of (a) the product of (i) 65% times (ii) a fraction, the numerator of which is the sum of the Purchased Loan Balances of all Subordinated Loans and Junior Subordinated Loans included in the Aggregate Purchased Loan Balance as of such date and the denominator of which is the Aggregate Purchased Loan Balance as of such date plus (b) the product of (i) 70% times (ii) a fraction, the numerator of which is the sum of the Purchased Loan Balances of all Senior B-Note Loans included in the Aggregate Purchased Loan Balance as of such date plus (c) the product of (i) 75% times (ii) a fraction, the numerator of which is the sum of the Purchased Loan Balances of all Senior Secured Loans included in the Aggregate Purchased Loan Balance as of such date and the denominator of which is the Aggregate Purchased Loan Balance as of such date.

Weighted Average Life: At any date of determination, with respect to any Loan, is determined by: (a) multiplying the number of months from and including the month in which such date of determination falls to but excluding the month when a Scheduled Payment is to be received under such Loan, (b) summing said products, (c) dividing the sum total by the total amount of all Scheduled Payments to be received under the Loan, and (d) dividing the total by 12.

Wells Fargo: Defined in the Preamble.

Section 1.2 Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii) reference to any gender includes each other gender;

(iv) reference to day or days without further qualification means calendar days;

(v) unless otherwise stated, reference to any time means New York City time;

(vi) references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(vii) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented or restated and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Section 1.5 Section References.

All Section references (including in the Preamble), unless otherwise indicated, shall be to Sections (and the Preamble) in this Agreement.

Section 1.6 Calculations.

Except as otherwise provided herein, all interest rate and basis point calculations hereunder will be made on the basis of a 360-day year and the actual days elapsed in the relevant period and will be carried out to at least three decimal places.

ARTICLE II

PURCHASE OF THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Note.

(a) On the terms and conditions hereinafter set forth, on the Closing Date, the Borrower shall deliver to the Agent, at the address set forth on the signature pages of this Agreement, a duly executed variable funding note (the “Variable Funding Note”), in substantially the form of Exhibit B-1, dated as of the date of this Agreement, and otherwise duly completed. The Variable Funding Note issued to the Conduit Lender shall be in the name of “Harris Nesbitt Corp., as the Agent” and shall be in the face amount equal to $125,000,000. The Variable Funding Note shall evidence an undivided ownership interest (and the Borrower does hereby sell, transfer, assign and convey such undivided ownership interest to the Conduit Lender) in the Collateral purchased by the Conduit Lender.

(b) On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may, at its option, request the Conduit Lender to make advances of funds (each, an “Advance”) under the Variable Funding Note in an aggregate amount up to the Availability as of the date of such request. Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Conduit Lender shall fund such Advance. Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement to the contrary, the Conduit Lender shall not be obligated to provide the Agent or the Borrower with aggregate funds in connection with an Advance that would exceed the Conduit Lender’s unused Commitment then in effect.

(c) On the terms and conditions hereinafter set forth, during the Revolving Period, the Borrower may, at its option, request the Conduit Lender advance funds to the Borrower on an expedited basis, each such Expedited Funding Request to be on the terms and conditions set forth herein and substantially in the form of Exhibit A-1-X hereto, and the Conduit Lender shall advance to the Borrower the amount requested under an Expedited Funding Request (each, an “Expedited Advance”). Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement to the contrary, the Conduit Lender shall not be obligated to make more than two Expedited Advances to the Borrower in the same week.

(d) The Borrower may, within sixty (60) days but not less than forty-five (45) days prior to the expiration of the Liquidity Purchase Agreement in the case of an extension of the Liquidity Purchase Agreement or the Commitment Termination Date in the case of an extension of this Agreement, by written notice make a request to (i) the Agent for each applicable Liquidity Bank to extend the term of the Liquidity Purchase Agreement for an additional period of 364 days and (ii) the Agent for the Conduit Lender, to extend the Commitment Termination Date for an additional period of 364 days, it being understood that the Borrower and the Agent will work with S&P, Moody’s or, at the Agent’s discretion, another Rating Agency to obtain a reconfirmation of the rating as provided in Section 3.1(e) as a Condition Precedent to the extension of the Commitment Termination Date. The Agent will give prompt notice to the Liquidity Bank or the Conduit Lender, as applicable, of its receipt of such request, and each of the Liquidity Bank and the Conduit Lender shall make a determination, each in its respective sole discretion, not less than fifteen (15) days prior to the expiration of the Liquidity Purchase Agreement or the Commitment Termination Date, as applicable, as to whether or not it will agree to the extension requested. The failure of the Agent to provide timely notice of the Liquidity Bank’s and the Conduit Lender’s decision to the Borrower shall be deemed to constitute a refusal by the Liquidity Bank and the Conduit Lender to extend the term of the Liquidity Purchase Agreement or this Agreement, as applicable. The Borrower confirms that the Liquidity Bank and the Conduit Lender, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the Liquidity Agreement or this Agreement, as applicable.

Section 2.2 Procedures for Expedited Advances by the Conduit Lender.

(a) Subject to the limitations set forth in Section 2.1, the Borrower may request an Expedited Advance from the Conduit Lender by delivering to the Agent and the Collateral Custodian, as applicable, at certain times the information and documents set forth in this Section 2.2.

(b) No later than 6:00 p.m. (New York City time) one Business Day prior to the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i) to the Agent and the Collateral Custodian written notice of such proposed Funding Date;

(ii) to the Agent and the Collateral Custodian a duly completed Borrowing Base Certificate and Tape updated to such date;

(c) No later than 12:00 p.m. (New York City time) on the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i) subject to the Borrower’s receipt of a written request from the Agent, to the Agent a credit report and transaction summary for each Pre-Positioned Loan that is being funded with the proceeds of the proposed Expedited Advance setting forth the credit underwriting by the Originator of such Loan, including, without limitation, a description of the Obligor and the proposed Loan transaction;

(ii) to the Agent a wire disbursement and authorization form;

(iii) to the Agent a certification substantially in the form of Exhibit I from outside counsel to the Borrower concerning the Collateral Custodian’s receipt of certain documentation relating to any Pre-Positioned Loan which is being funded with the proceeds of such Expedited Advance; and

(iv) to the Agent and the Collateral Custodian a duly completed Expedited Funding Request.

Each such Expedited Funding Request shall (i) specify the aggregate amount of the requested Expedited Advance, which shall be in an amount equal to at least $1,000,000 but less than $30,000,000, (ii) specify the date of the requested Expedited Advance, (iii) specify the amount of Advances Outstanding, (iv) include a representation that all conditions precedent for a funding have been met, (v) include a calculation of the Borrowing Base as of the date the Expedited Advance is requested, and (vi) include an updated Loan List including each Loan that is subject to the requested Expedited Advance. Any Expedited Funding Request shall be irrevocable. If any Expedited Funding Request is received by the Agent after 12:00 p.m. (New York City time) on the Business Day for which such Expedited Advance is requested or on a day that is not a Business Day, such Expedited Funding Request shall be deemed to be received by the Agent the Agent at 9:00 a.m. on the next following Business Day.

(d) On the Funding Date, the Conduit Lender shall, subject to the limitations set forth in Section 2.1, and upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Expedited Funding Request given pursuant to this Section 2.2, an amount equal to the lesser of (x) the amount requested by the Borrower for such Expedited Advance and (y) an amount equal to the Expedited Amount on such Funding Date.

Section 2.3 Procedures for Advances by the Conduit Lender.

(a) Subject to the limitations set forth in Section 2.1, the Borrower may request an Advance from the Conduit Lender by delivering to the Agent at certain times the information and documents set forth in this Section 2.3.

(b) No later than 2:00 p.m. (New York City time) (except as provided in clause (iv) below) one Business Day prior to the proposed Funding Date the Borrower shall deliver:

(i) to the Collateral Custodian and the Agent written notice of such proposed Funding Date;

(ii) subject to its receipt of a written request from the Agent, the Borrower (or the Servicer on its behalf) to the Agent a credit report and transaction summary for each Pre-Positioned Loan that is funded with the proceeds of the proposed Advance setting forth the credit underwriting by the Originator of such Pre-Positioned Loan, including, without limitation, a description of the Obligor and the proposed Loan transaction in a form acceptable to the Agent;

(iii) to the Agent and the Collateral Custodian a Borrowing Base Certificate; and

(iv) no later than 4:30 p.m. (New York City time) one Business Day prior to the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver to the Agent and the Collateral Custodian a duly completed Funding Request.

Each Funding Request (along with a Borrowing Base Certificate) shall (i) specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof, (ii) specify the date of the requested Advance, (iii) specify the amount of Advances Outstanding, (iv) include a representation that all conditions precedent for a funding have been met, (v) include a calculation of the Borrowing Base as of the date the Advance is requested and after giving effect to the Advance requested therein, and (vi) include an updated Loan List including each Loan that is subject to the requested Advance. Any Funding Request shall be irrevocable.

(c) No later than 2:00 p.m. (New York City time) on the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver to the Agent and the Collateral Custodian the following:

(i) a wire disbursement and authorization form; and

(ii) a certification substantially in the form of Exhibit I from outside counsel to the Borrower concerning the Collateral Custodian’s receipt of certain documentation relating to each Pre-Positioned Loan funded with the proceeds of such Advance.

(d) On the Funding Date, the Conduit Lender shall, subject to the limitations set forth in Section 2.1, and upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Funding Request given pursuant to this Section 2.3, an amount equal to the lesser of (x) the amount requested by the Borrower for such Advance and (y) an amount equal to the Availability on such Funding Date.

(e) On each Funding Date, the Conduit Lender, to the extent the Conduit Lender will fund the requested Advance through the issuance of Commercial Paper Notes, will use commercially reasonable efforts to select maturities for such Commercial Paper Notes which will correspond as nearly as practicable to the periodic settlement date of any Hedge Transaction the Borrower may be required to enter into on such Funding Date pursuant to Section 5.2; provided, that prior to the occurrence of a Hedge Trigger, the maturities of the Commercial Paper Notes will be selected at the discretion of the Agent; and provided further, that, the Conduit Lender shall not incur any liability or obligation to any party under this Agreement or any other Transaction Document by reason of its failure or inability to cause the maturities of its Commercial Paper Notes then issued to correspond to the tenor of any such Hedge Transaction as described herein.

Section 2.4 Optional Changes in Facility Amount; Prepayments.

(a) The Borrower shall be entitled at its option, at any time prior to the occurrence of a Termination Event, to terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided, that, the Borrower shall give prior written notice of such reduction to the Agent as provided in subsection 2.4(b) and that any partial reduction of the Facility Amount shall be in an amount equal to $1,000,000 or integral multiples thereof to a minimum of $100,000. Any request for a reduction or termination pursuant to this subsection 2.4(a) shall be irrevocable.

(b) Prior to the occurrence of a Termination Event, the Borrower may, upon two (2) Business Days’ prior written notice (such notice to be received by the Agent and the Hedge Counterparty no later than 5:00 p.m. (New York City time) on such day) to the Agent, reduce the Advances Outstanding by remitting, to the Agent, for payment to the Conduit Lender (i) cash and (ii) instructions to reduce such Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided, that, no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and the Borrower has paid all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination. Any reduction of the Advances Outstanding (other than with respect to prepayments of Advances Outstanding to be made by the Borrower to reduce Advances Outstanding to an amount equal to the Borrowing Base) shall be in a minimum amount of $1,000,000 with integral multiples of $100,000. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Agent shall apply such amounts first to the pro rata reduction of the Advances Outstanding, second to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the Conduit Lender, third to the payment of any Hedge Breakage Costs, and fourth to the payment of any Breakage Costs. Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Borrower Notice relating to any prepayment pursuant to this subsection 2.4(b) shall be irrevocable.

(c) If on any day the Agent, as agent for the Secured Parties, does not own or have a valid and perfected first priority security interest in any Loan and Related Property (subject to Permitted Liens) upon the earlier of the Borrower’s receipt of notice from the Agent or the Borrower becoming aware thereof and the Borrower’s failure to cure such breach within thirty (30) days (if cure is reasonably possible and otherwise immediately upon receipt of such notice or the Borrower becoming aware), the Borrower shall be deemed to have received on such day a collection (a “Deemed Collection”) of such Loan in full and shall on such day pay to the Agent, on behalf of the Secured Parties, an amount equal to the Outstanding Loan Balance of such Loan plus accrued interest thereon and any Breakage Costs or Hedge Breakage Costs incurred in connection with the repurchase of such Loan pursuant to this subsection 2.4(c) and the termination of any Hedge Transactions in whole or in part in connection therewith, to be applied to the pro rata reduction of the principal of the Variable Funding Note. In connection with any such Deemed Collection, the Agent, as agent for the Secured Parties, shall automatically and without further action (unless otherwise necessary or requested by the Borrower or Servicer) be deemed to release the Lien on such Loan created by this Agreement in favor of the Agent and transfer to the Borrower, free and clear of any Lien created by the Agent, all of the right, title and interest of the Agent, as agent for the Secured Parties, in, to, and under the Loan with respect to which the Agent has received such Deemed Collection (such Loan a “Repurchased Loan”), but without any recourse, representation and warranty of any kind, express or implied, and the Conduit Lender shall have no further interest in such Loan.

Section 2.5 [Reserved.].

Section 2.6 Notations on the Variable Funding Note.

The Agent is hereby authorized to enter on a schedule attached to the Variable Funding Note a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance and each Expedited Advance under the Variable Funding Note made by the Conduit Lender of: (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof and any such recordation shall, absent manifest error, constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Agent to make any such notation on the schedule attached to the Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances and the Expedited Advances under the Variable Funding Note in accordance with their respective terms as set forth herein.

Section 2.7 Principal Repayments.

(a) Unless sooner prepaid pursuant to subsection 2.4(b) or Section 9.1, the Advances Outstanding shall be repaid in full on the date that occurs twenty-four (24) months following the Termination Date. In addition, Advances Outstanding shall be repaid as and when necessary to cause (i) the Advances Outstanding not to exceed the Availability, (ii) the Overcollateralization Amount to equal or exceed on each day the Minimum Overcollateralization Amount and (iii) the Equity Contribution to equal or exceed the Required Equity Contribution, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.

(b) All repayments of any Advance, Expedited Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.

Section 2.8 Interest Payments.

(a) Interest shall accrue on each Advance and each Expedited Advance during each Accrual Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Advance and each Expedited Advance for the period commencing on and including the Funding Date of such Advance or Expedited Advance, as applicable, through but excluding the date that such Advance or Expedited Advance, as applicable, shall be paid in full. Interest shall accrue during each Accrual Period and be payable on each Advance and each Expedited Advance on each Payment Date, unless earlier paid pursuant to (i) a prepayment in accordance with Section 2.4 or (ii) a reimbursement or repayment in accordance with Section 2.5 or Section 2.7, as applicable.

(b) The Agent shall determine the CP Rate and Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance and each Expedited Advance on each Payment Date for the Accrual Period and shall advise the Servicer on behalf of the Borrower thereof three (3) Business Days prior to each Payment Date.

(c) Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by the Conduit Lender under this Agreement and the Transaction Documents exceed the amount that the Conduit Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Closing Date at the Maximum Lawful Rate.

Section 2.9 Settlement Procedures.

(a) (1) During the Revolving Period. On each Payment Date during the Revolving Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the Monthly Report, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any amounts, excluding any Hedge Breakage Costs and any payments due in respect of the termination of any Hedge Transactions, owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) Second, to the Servicer, to the extent of Collections received from the specific Loans and Obligors for which such Servicer Advances were made, in an amount equal to any Unreimbursed Servicer Advances on such Loans, for the payment thereof;

(iii) Third, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees and, to any Successor Servicer, Market Servicing Fee Differential to the end of the preceding Collection Period, for the payment thereof; provided, that, the amount of Market Servicing Fee Differential payable in any 12-month period under this clause Third shall not exceed 1.0% of the Aggregate Outstanding Loan Balance;

(iv) Fourth, to the extent not paid by the Servicer, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicer Fee and Transition Costs, for the payment thereof; provided, that, the amount of Transition Costs payable under this clause Fourth shall not exceed $100,000.00 in the aggregate with respect to such Payment Date;

(v) Fifth, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid currently due Collateral Custodian Fee, for the payment thereof;

(vi) Sixth, to the Agent in an amount equal to any accrued and unpaid Interest and Breakage Costs, for the payment thereof;

(vii) Seventh, to the Agent in an amount equal to any accrued and unpaid Program Fee and Facility Fee, for the payment thereof;

(viii) Eighth, to the Agent for the account of the applicable Affected Party, pro rata in accordance with the amount owed to such Person under this clause Eighth, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

(ix) Ninth, to the Agent, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero;

(x) Tenth, to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;

(xi) Eleventh, pro rata to each Hedge Counterparty, any Hedge Breakage Costs, any payments due in respect of the termination of any Hedge Transactions owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(xii) Twelfth, to the Agent, the Conduit Lender, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Twelfth, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

(xiii) Thirteenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Collateral Custodian, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Thirteenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Collateral Custodian Expenses and, to the extent not previously paid pursuant to (x) clause Third above, the Market Servicing Fee Differential, and (y) clause Fourth above, Transition Costs, for the payment thereof;

(xiv) Fourteenth, to the Servicer, in an amount equal to any Unreimbursed Servicer Advances, to the extent not reimbursed pursuant to clause Second above, for the payment thereof;

(xv) Fifteenth, to the Borrower, to the extent of remaining Available Funds representing Principal Collections, to invest in additional Eligible Loans that become part of the Collateral within two (2) Business Days of such date;

(xvi) Sixteenth, any amounts on deposit in the Reserve Account in excess of the Reserve Account Required Amount and all remaining amounts shall be distributed to the Borrower.

(2) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided the following conditions are satisfied:

a. all conditions precedent set forth in Section 3.2(a) have been satisfied;

b. the Servicer provides same day written notice to the Agent and Collateral Custodian by facsimile (to be received no later than 2:00 p.m. (New York time) on such day) of the request to withdraw Principal Collections and the amount thereof;

c. the notice required in clause (b) above shall be accompanied by a Borrower Notice in the form of Exhibit A-2 and a Borrowing Base Certificate and the same are executed by the Borrower and at least one Responsible Officer of the Servicer;

d. the Collateral Custodian provides to the Agent by facsimile or email (to be received no later than 2:00 p.m. (New York time) on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collection Account; and

e. upon the satisfaction of the conditions set forth in clauses (a) through (d) above, and the Agent’s confirmation of available funds, the Agent will instruct the Collateral Custodian by facsimile on such day to release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day; or

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.4(b).

(b) During the Amortization Period. On each Payment Date during the Amortization Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the Monthly Report, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any net payment or premium amounts, including any Hedge Breakage Costs, any payments due in respect of the termination of any Hedge Transactions owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof; provided, that, the amount of Hedge Breakage Costs payable under this clause First shall not exceed $250,000.00 in the aggregate;

(ii) Second, to the Servicer, to the extent of Collections received from the specific Loans and Obligors for which such Servicer Advances were made, in an amount equal to any Unreimbursed Servicer Advances on such Loans, for the payment thereof;

(iii) Third, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees and, to any Successor Servicer, Market Servicing Fee Differential to the end of the preceding Collection Period, for the payment thereof; provided, that, the amount of Market Servicing Fee Differential payable in any 12-month period under this clause Third shall not exceed 1.0% of the Aggregate Outstanding Loan Balance;

(iv) Fourth, to the extent not paid by the Servicer, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicer Fee and Transition Costs, for the payment thereof; provided, that, the amount of Transition Costs payable under this clause Fourth shall not exceed $100,000.00 in the aggregate with respect to such Payment Date;

(v) Fifth, to the extent not paid by the Servicer, to the Collateral Custodian in an amount equal to any accrued and unpaid currently due Collateral Custodian Fee, for the payment thereof;

(vi) Sixth, to the Agent, in an amount equal to any accrued and unpaid Interest and Breakage Costs, for the payment thereof;

(vii) Seventh, to the Agent, in an amount equal to any accrued and unpaid Program Fee and Facility Fee, for the payment thereof;

(viii) Eighth, to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;

(ix) Ninth, to the Agent for the account of the Conduit Lender, in an amount necessary to reduce the Advances Outstanding and Obligations to zero, for the payment thereof;

(x) Tenth, to the Agent, for the account of the applicable Affected Party, pro rata in accordance with the amount owed to such Person under this clause Tenth, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

(xi) Eleventh, to the extent not previously paid pursuant to clause First above, pro rata to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(xii) Twelfth, to the Agent, the Conduit Lender, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Twelfth, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

(xiii) Thirteenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Collateral Custodian, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Thirteenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Collateral Custodian Expenses and, to the extent not previously paid pursuant to (x) clause Third above, the Market Servicing Fee Differential, and (y) clause Fourth above, Transition Costs, for the payment thereof;

(xiv) Fourteenth, to each Person entitled thereto, pro rata, an amount equal to all outstanding Obligations owed to such Person;

(xv) Fifteenth, any remaining amounts shall be distributed to the Borrower.

Section 2.10 Collections and Allocations.

(a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received by it as being Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account and corresponding Interest Collection Account or Principal Collection Account. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b) Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account or the Reserve Account, all amounts shall be invested in Permitted Investments selected by the Servicer on behalf of the Borrower that mature no later than the next Business Day; from and after the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account which are not invested in additional Eligible Loans that become part of the Collateral or applied to reduce Advances Outstanding within one Business Day of deposit or in the Reserve Account, all such amounts may be invested in Permitted Investments selected by the Agent that mature no later than the next Business Day. Any earnings (and losses) thereon shall be for the account of the Conduit Lender.

(c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by the Borrower hereunder shall be made by the Borrower through the Servicer acting as its Paying Agent.

Section 2.11 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower, the Servicer on behalf of the Borrower or the Conduit Lender hereunder shall be paid or deposited in accordance with the terms hereof no later than 10:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the applicable Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate and other fees hereunder shall be made on the basis of a year of 360 (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes). Promptly following the Collection Date, the Agent and the Conduit Lender shall mark the Notes “Paid” and return them to the Borrower.

Section 2.12 Reserved.

Section 2.13 Fees.

(a) The Borrower shall pay to the Agent, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with subsection 2.9(a)(1)(vii) and subsection 2.9(b)(vii), the Program Fee and Facility Fee.

(b) The Borrower shall pay to the Servicer, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with subsection 2.9(a)(1)(iii) and subsection 2.9(b)(iii), the Servicing Fee and, as applicable to any Successor Servicer, the Market Servicing Fee Differential.

(c) The Backup Servicer shall be entitled to receive, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with subsection 2.9(a)(1)(iv) and subsection 2.9(b)(iv), the Backup Servicer Fee.

(d) The Collateral Custodian shall be entitled to receive, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with subsection 2.9(a)(1)(v) and subsection 2.9(b)(v), the Collateral Custodian Fee.

(e) The Borrower shall pay to Dechert LLP, as counsel to the Agent, in accordance with Section 12.9, (i) the estimated legal fees and itemized out-of-pocket expenses of each such counsel as of such date, and (ii) all additional reasonable fees and out-of-pocket expenses of each such counsel within thirty (30) days Business Days after receiving an invoice for such amounts; provided, however, all such fees shall be broken down by time and hourly rates and not value billed.

Section 2.14 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), (A) shall subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to an Advance or Expedited Advance hereunder, or on any payment made hereunder or (B) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) shall impose any other condition affecting an Advance or Expedited Advance or the Conduit Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any Applicable Law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any Applicable Law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.14(b)

(c) If as a result of any event or circumstance similar to those described in subsections 2.14(a) and (b), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances or Expedited Advances hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

(d) In determining any amount provided for in this Section 2.14, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

(e) If the Conduit Lender shall notify the Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Agent shall in turn so notify the Borrower, whereupon all Advances and Expedited Advances in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances and Expedited Advances in respect of which Interest accrues at the Base Rate.

Section 2.15 Taxes.

(a) All payments made by the Borrower in respect of any Advance or Expedited Advance and all payments made by the Borrower or the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Secured Party and the Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall be deemed not to include net income or franchise taxes imposed on a Secured Party or the Agent, respectively, with respect to payments required to be made by the Borrower or Servicer on behalf of the Borrower under this Agreement, by a taxing jurisdiction in which such Secured Party or the Agent is organized, conducts business or is paying taxes as of the Closing Date (as the case may be). If a Secured Party or the Agent pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this subsection 2.15(a), the Borrower shall promptly reimburse such Secured Party or the Agent, as applicable, in full.

(b) The Borrower will indemnify each Secured Party and the Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Secured Party or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that such Secured Party or the Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Secured Party or the Agent stating or otherwise evidencing that such Secured Party or the Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten (10) days from the date the Secured Party or the Agent (as the case may be) makes written demand therefor.

(c) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If the Conduit Lender is not created or organized under the laws of the United States or a political subdivision thereof, the Conduit Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to the Agent (i) within fifteen (15) days after the date hereof, or, if later, the date on which the Conduit Lender becomes a Conduit Lender hereunder two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8ECI or Form W-8BEN (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the

Borrower to make payments hereunder for the account of such Conduit Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this subsection 2.15(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Conduit Lender, without deduction or withholding of United States federal income or similar Taxes.

(e) For any period with respect to which the Conduit Lender or the Agent has failed to provide the Borrower with the appropriate form, certificate or statement described in subsection 2.15(d) (other than if such failure is due to a change in law occurring after the date of this Agreement), the Agent or such Conduit Lender, as the case may be, shall not be entitled to indemnification under clauses (a) or (b) of this subsection 2.15 with respect to any Taxes.

(f) Within thirty (30) days of the written request of the Borrower therefor, the Agent and the Conduit Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Agent and the Conduit Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined that the delivery of such certificate, form or other document would have a material adverse effect on the Agent or Conduit Lender; provided further, however, that the Borrower shall reimburse the Agent or the Conduit Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(g) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Conduit Lender in connection with this Agreement or the funding or maintenance of Advances or Expedited Advances hereunder, the Conduit Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.15, then within ten (10) days after demand by the Conduit Lender, the Borrower shall pay to the Conduit Lender such additional amount or amounts as may be necessary to reimburse the Conduit Lender for any amounts paid by them.

Section 2.16 Assignment of the Purchase Agreement.

The Borrower hereby assigns to the Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, and title and interest in and to (but none of its obligations under) the Purchase Agreement. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Agent for the benefit of the Secured Parties, its right to Indemnification under subsection 9.14(c) of the Purchase Agreement. The Borrower confirms that following a Termination Event the Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such assignment to the Agent shall terminate upon the

Collection Date; provided, however, that the rights of the Agent and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Purchase Agreement, which rights and remedies survive the Termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.

Section 2.17 Lien Release Dividend.

(a) Notwithstanding any provision contained in this Agreement to the contrary, provided there is not then existing an Unmatured Termination Event, a Termination Event or a Servicer Termination Event, on a Lien Release Dividend Date, the Borrower may dividend to the Originator a portion of the Transferred Loans or portions thereof (the “Lien Release Dividend”), subject to the following terms and conditions:

(i) The Borrower and the Originator shall have given the Agent at least two (2) Business Days’ prior written notice of their intent to effectuate a Lien Release Dividend, unless such notice is waived by the Agent;

(ii) Any Lien Release Dividend shall only be in connection with a Permitted Securitization Transaction;

(iii) After giving effect to the Lien Release Dividend and the transfer to the Originator of the Transferred Loans or portions thereof on the Lien Release Dividend Date, (A) the Advances Outstanding do not exceed the Availability, (B) the representations and warranties contained in subsections 3.2 (j), 3.2 (k), 3.2 (l), and 3.2 (n), and Section 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Transferred Loan remaining as part of the Collateral after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) the Concentration Limits will be redetermined as of the Lien Release Dividend Date, (E) the Diversity Score of the Aggregate Outstanding Loan Balance shall be greater than or equal to the Required Diversity Score, (F) neither an Unmatured Termination Event, a Termination Event nor a Servicer Termination Event shall have resulted;

(iv) Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (i) insolvent, (ii) with insufficient funds to pay its obligations as and when they become due or (iii) with inadequate capital for its present and anticipated business and transactions;

(v) On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Agent a list specifying all Transferred Loans or portions thereof to be transferred pursuant to such Lien Release Dividend and the Agent shall have approved same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vi) A portion of a Transferred Loan may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of the Loan remaining as a part of the Collateral, any other Collateral, the Conduit Lender, the Secured Parties or the Agent, (B) the Loan Documents for such portion of the Transferred Loan remaining as a part of the Collateral have been amended to contain pro rata sharing, intercreditor and, if applicable, subordination, provisions and (C) a new promissory note for the portion of the Transferred Loan remaining as a part of the Collateral has been executed by the Obligor, and the original thereof has been endorsed to the Agent and delivered to the Collateral Custodian;

(vii) The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Agent; and

(viii) The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Agent, the Conduit Lender and the Hedge Counterparty, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Costs and Hedge Breakage Costs) with respect to the Transferred Loans to be transferred pursuant to a Lien Release Dividend and incurred in connection with the transfer of such Transferred Loans pursuant to such Lien Release Dividend and the termination of any Hedge Transactions, in whole or in part, in connection therewith.

(b) In connection with the Lien Release Dividend, there shall be sold and assigned to the Borrower, without recourse, representation or warranty, all of the right, title and interest of the Agent, on behalf of the Secured Parties, in, to and under the Transferred Loans or portions thereof so transferred (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) and such Transferred Loans or portions thereof so transferred (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) shall be released from the Lien of this Agreement (subject to the requirements of subsection 2.17(a)(iii) above).

(c) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Agent and the Secured Parties in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Agent, on behalf of the Secured Parties, and any other party having an interest in the Transferred Loans in connection with such Lien Release Dividend).

(d) In connection with any Lien Release Dividend, on the related Lien Release Dividend Date, the Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower (1) execute such instruments of release with respect to the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral), in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (2) deliver any portion of the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) in its possession to the Borrower and (3) otherwise take such actions, and cause or permit the

Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Agent on behalf of the Secured Parties on the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) and release and deliver to the Borrower such Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral).

Section 2.18 Appointment of Registrar and Duties.

(a) Harris Nesbitt is hereby appointed to act as Registrar under this Agreement and hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth in the Agreement.

(b) As long as any Advances or Expedited Advances remain outstanding under the Notes, the Borrower shall maintain a Registrar therefor.

(c) The Borrower shall cause to be kept a register (the “Note Register”) that contains an accurate and complete list of those Persons who from time to time shall be holders of the Variable Funding Notes. The Note Register shall be maintained by the Registrar, and so long as Harris Nesbitt is the Registrar, the Registrar may not be removed by the Borrower. Upon the resignation of any Registrar, the Borrower shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Registrar. So long as Harris Nesbitt is the Registrar, the Note Register shall be kept at 115 South LaSalle Street, 13th Floor West, Chicago, Illinois 60603.

(d) Upon the resignation of Harris Nesbitt as Registrar, the Borrower will give the Agent prompt written notice of the appointment of a successor Registrar and of the location, and any change in the location, of the Note Register, and the Agent shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Agent shall have the right to rely upon a certificate executed on behalf of the Registrar by a Responsible Officer thereof as to the names and addresses of the holder(s) of the Notes and the principal amounts and the amounts and number of such Notes.

Section 2.19 Substitution of Loans.

On any day prior to the occurrence of a Termination Event (and after the Termination Date at the discretion of the Agent), the Borrower may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Transferred Loan with one or more Eligible Loans (each, a “Substitute Loan”), provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(a) the Borrower has recommended to the Agent (with a copy to the Collateral Custodian) in writing that the Transferred Loan to be replaced should be replaced (each a “Replaced Loan”);

(b) each Substitute Loan is an Eligible Loan on the date of substitution;

(c) the aggregate Outstanding Loan Balance of such Substitute Loans shall be equal to or greater than the aggregate Outstanding Loan Balance of the Replaced Loans;

(d) all representations and warranties of the Borrower contained in Sections 4.1 and 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(e) the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(f) as of any date of determination, the sum of the Outstanding Loan Balances of all Substitute Loans does not exceed 20% of the highest Aggregate Outstanding Loan Balance of any month during the twelve (12) month period immediately preceding such date of determination;

(g) as of any date of determination, the sum of the Outstanding Loan Balances of all Substitute Loans substituted for Defaulted Loans, Charged-Off Loans and Loans subject to a Warranty Event shall not exceed 10% of the highest Aggregate Outstanding Loan Balance of any month during the twelve (12) month period immediately preceding such date of determination;

(h) the remaining maturity of the Substitute Loan is less than or equal to the remaining maturity of the Replaced Loan;

(i) the Weighted Average Life of such Substitute Loan is less than or equal to that of the Replaced Loan;

(j) no adverse selection procedures shall have been employed in the selection of such Substitute Loan from the Originator’s portfolio;

(k) all actions or additional actions (if any) necessary to perfect the security interest and assignment of such Substitute Loan and related Collateral to the Borrower and the Agent shall have been taken as of or prior to the Substitution Date;

(l) the Eligible Risk Rating of the Substitute Loan is equal to or better than the Replaced Loan;

(m) the Loan Rate on the Substitute Loan is not less than the Loan Rate on the Loan to be replaced and reconveyed to the Originator in exchange for such Substitute Loan;

(n) the total interest rate (inclusive of any deferred interest component) of the Substitute Loan is greater than or equal to the total interest rate on the Loan to be replaced and reconveyed to the Originator in exchange for such Substitute Loan; and

(o) the Borrower shall deliver to the Agent on the date of such substitution (i) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (ii) a Borrowing Base Certificate (including a calculation of Borrowing Base after giving effect to such substitution).

In addition, the Borrower shall in connection with such substitution deliver to the Collateral Custodian the related Loan Documents and shall pay to the Conduit Lender and the Hedge Counterparty, as applicable, all Breakage Costs or Hedge Breakage Costs, if any, incurred in connection with the substitution of such Loan pursuant to this Section 2.19 and the termination of any Hedge Transactions, in whole or in part, in connection therewith. In connection with any such substitution, the Agent, as agent for the Secured Parties, shall, automatically and without further action, be deemed to transfer to the Borrower, free and clear of any Lien created by the Agent, all of the right, title and interest of the Agent, as agent for the Secured Parties, in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.

ARTICLE III

CLOSING; CONDITIONS OF CLOSING AND ADVANCES

AND EXPEDITED ADVANCES

Section 3.1 Conditions to Closing and Initial Advances.

The Conduit Lender shall not be obligated to make any Advance or Expedited Advance hereunder on the occasion of the Initial Advance, nor shall the Conduit Lender, the Agent, the Backup Servicer or the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Agent:

(a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Agent shall have received such other documents, instruments, agreements and legal opinions as the Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, attached hereto as Schedule I, as due on the Closing Date, each in form and substance satisfactory to the Agent.

(b) The Agent shall have received (i) satisfactory evidence that the Originator, the Borrower and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, and have all authority necessary to the execution, delivery and performance of this Agreement and other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Agent affirming that no such consents or approvals are required.

(c) The Borrower and the Servicer shall each be in compliance in all material respects with all Applicable Laws.

(d) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter to be paid as of such date, and shall have reimbursed the Conduit Lender and the Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the legal and other document preparation costs incurred by the Conduit Lender and the Agent.

(e) The Agent shall have received written confirmation from S&P that the rating assessment of the facility contemplated by this Agreement is at least “A”.

(f) The Agent shall have received a Ratings Confirmation from the Rating Agencies.

(g) The Agent shall have become a party to the Intercreditor Agreement by its execution of a joinder thereto and such agreement shall be in full force and effect.

Section 3.2 Conditions Precedent to All Advances and Expedited Advances.

Each Advance (including the Initial Advance), each Expedited Advance and each reinvestment of Principal Collections made pursuant to subsection 2.9(a)(1)(xv) or subsection 2.9(a)(2) shall be subject to the further conditions precedent that:

(a) On the related Funding Date or date of reinvestment, the Borrower or the Servicer, as the case may be, shall have certified in the related Borrower Notice that:

(i) the representations and warranties set forth in Sections 4.1, 4.2 and 7.8 are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred, or would result from such Advance or Expedited Advance or from the application of the proceeds therefrom, that constitutes a Termination Event or Unmatured Termination Event;

(iii) such Person is in material compliance with each of its covenants set forth herein; and

(iv) no event has occurred that constitutes a Servicer Termination Event;

(b) with respect to the initial Funding Date, the Agent shall have received all Transaction Documents listed on the Schedule of Documents, attached hereto as Schedule I, as due on the initial Funding Date, or counterparts thereof, each of which has been duly executed by, and delivered to, the parties hereto and each shall be in form and substance satisfactory to the Agent and (ii) on any date on which Principal Collections are reinvested pursuant to subsection 2.9(a)(1)(xv), or subsection 2.9(a)(2), the Agent shall have received a certification in the form of Exhibit N;

(c) the Termination Date shall not have occurred;

(d) (i) in the case of any Advance, on and as of such date, before and after giving effect to such Advance and to the application of proceeds therefrom, Advances Outstanding do not exceed the lesser of (a) the Maximum Availability as calculated on such date and (b) the Facility Amount;

(ii) in the case of each Expedited Advance, on and as of such date, before and after giving effect to such Expedited Advance and to the application of proceeds therefrom, the Advances Outstanding does not exceed the lesser of (i) the Availability as calculated on such date and (ii) the Facility Amount;

(e) in the case of each Advance and Expedited Advance, each Loan submitted by the Borrower for funding on the related Funding Date or date of reinvestment of Principal Collections pursuant to subsection 2.9(a)(1)(xv) or subsection 2.9(a)(2) is an Eligible Loan;

(f) with respect to each Pre-Positioned Loan that is funded with the proceeds of such Advance or Expedited Advance, the Agent, the Conduit Lender and the Collateral Custodian shall have received a faxed copy of the executed Underlying Note and the Certificate of Borrower in the form of Exhibit I, and, if requested in writing by the Agent, the Agent shall have received a copy of the credit report and transaction summary for each such Pre-Positioned Loan as described in Section 2.2(b);

(g) no claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that were funded with the proceeds of prior Advances and Expedited Advances;

(h) there shall have been no Material Adverse Change as to the Servicer or as to the Borrower since the preceding Advance or Expedited Advance, as applicable;

(i) the Servicer and Borrower shall have taken such other action, including delivery of approvals, consents, opinions, documents, and instruments to the Secured Parties and the Agent as each may reasonably request;

(j) after giving effect to the applicable Advance or Expedited Advance or reinvestment of Available Funds, the Weighted Average Life of the Transferred Loans included in the Collateral will not exceed seven (7) years;

(k) the weighted average Interest Coverage, Debt Service Coverage and Debt/EBITDA Ratios (as calculated by the Servicer pursuant to and in accordance with the Credit and Collection Policy) of all Obligors as of the end of most recent fiscal quarter of the Servicer for which financial statements are available, satisfy the following required levels, as applicable:

Ratio	Required Level
Interest Coverage Ratio	At least 2.0 to 1.0
Debt Service Coverage Ratio	At least 1.50 to 1.0
Debt/EBITDA Ratio	Less than or equal to 5.50 to 1.0

(l) the Borrower shall have delivered an Officer’s Certificate stating that, after giving effect to such Advance or Expedited Advance or reinvestment of Available Funds, as applicable, each of the foregoing conditions precedent has been satisfied;

(m) in the case of each Expedited Advance, the Agent shall have consented to such Expedited Advance;

(n) the Portfolio Yield shall be greater than the Minimum Portfolio Yield; and

(o) the Reserve Account shall contain an amount greater than or equal to the Reserve Account Required Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) Organization and Good Standing; Power and Authority. The Borrower is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full trust power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted and to enter into and perform its obligations under this Agreement each other Transaction Document to which it is a party.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a statutory trust, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which the nature of its business requires it to be so qualified.

(c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Borrower by all necessary trust action on the part of the Borrower.

(d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the material terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s trust agreement or any Contractual Obligation of the Borrower.

(e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law.

(f) No Proceedings. Except as previously disclosed to the Agent in writing, there are no proceedings or investigations (formal or informal) pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” law by Borrower.

(i) Solvency. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral.

(k) Taxes. The Borrower has filed or caused to be filed all Tax returns required to be filed by it. The Borrower has paid all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m) Reserved.

(n) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Borrower to the Agent or the Conduit Lender in connection with this Agreement are true, complete and accurate.

(o) Location of Offices. The Borrower’s name is “ACS Funding Trust II” and its location (within the meaning of Article 9 of the UCC) is 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its certificate of trust, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date.

(p) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower acquires Collateral (other than the Hedge Collateral).

(r) Value Given. The Borrower gave reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans under the Purchase Agreement, no such transfer was made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

(s) Special Purpose Entity. The trust agreement of the Borrower is in the form attached as Exhibit C hereto.

(t) Separate Entity. The Borrower has not:

(i) engaged in any business or activity other than the purchase and receipt of Loans and related Collateral from the Originator under the Purchase Agreement, the sale of Loans and related Collateral under the Transaction Documents, and such other activities as are incidental or related thereto;

(ii) acquired or owned any material assets other than (a) the Loans and related Collateral from the Originator under the Purchase Agreement and (b) incidental property as may be necessary for the operation of the Borrower;

(iii) merged into or consolidated with any Person or dissolved, terminated or liquidated in whole or in part, transferred or otherwise disposed of all or substantially all of its assets or changed its legal structure, without in each case first obtaining the consent of the Agent;

(iv) failed to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Agent, amended, modified, terminated or failed to comply with the provisions of its trust agreement, or failed to observe statutory trust formalities;

(v) owned any Subsidiary or made any investment (other than the purchase of Loans pursuant to the Transaction Documents) in any Person without the consent of the Agent;

(vi) except as permitted by this Agreement, the Lock–Box Agreement and the other Transaction Documents, commingled its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances and Expedited Advance owed to the Conduit Lender, (B) obligations in respect of Hedging Agreements, (C) trade payables in the ordinary course of its business and (D) other operating expenses; provided, that, such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or failed to pay its debts and liabilities from its assets as the same shall have become due;

(ix) failed to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) entered into any contract or agreement with any Person other than as contemplated by the Transaction Documents, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms–length basis with third parties other than such Person;

(xi) sought its dissolution or winding up in whole or in part;

(xii) failed to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guaranteed, become obligated for, or held itself out to be responsible for the debt of another Person;

(xiv) made any loan or advances to any third party, including any principal or Affiliate, or held evidence of indebtedness issued by any other Person (other than cash and investment–grade securities);

(xv) failed either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi) failed to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii) filed or consented to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or made an assignment for the benefit of creditors;

(xviii) except as may be required by the Code and regulations, shared any common logo with or held itself out as or been considered as a department or division of

(a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xix) permitted any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower shall have delivered to the Agent an acceptable non–consolidation opinion and the Agent shall have consented to such transfer;

(xx) failed to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;

(xxi) failed to pay its own liabilities and expenses only out of its own funds;

(xxii) failed to pay the salaries of its own employees in light of its contemplated business operations;

(xxiii) acquired the obligations or securities of its Affiliates or stockholders;

(xxiv) failed to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv) failed to use separate invoices and checks bearing its own name;

(xxvi) pledged its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvii) failed at any time to have at least two (2) independent trustees (each, an “Independent Trustee”), each of which is not and, for the immediately preceding two year period, was not (a) a trustee (other than an Independent Trustee), officer of employee of the Trust; (b) a director, officer or employee of American Capital Strategies, Ltd. (the “Parent”) or any of its affiliates; (c) a supplier, independent contractor or any other person who derives more than 15% of its gross revenues from its activities with the Trust, the Parent and/or any affiliate of the foregoing; (d) a holder (directly or indirectly) of more than 5% of any voting securities of the Trust, the Parent or any affiliate of the foregoing; (e) a person controlling any such director, officer, employee, supplier, independent contractor, holder or any other person meeting the criteria set forth in clauses (a), (b), (c) or (d) of this subsection 4.1(t)(xxviii) or (f) a member of the immediate family of any person meeting the criteria set fourth in clauses (a), (b), (c), (d) or (e) of this subsection 4.1(t)(xxviii); provided, however, that such independent trustees may be an independent director or trustee of another special purpose entity affiliated with the Originator;

(xxviii) failed to provide that the unanimous consent of all trustees (including the consent of the Independent Trustees) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and

(xxix) taken or refrained from taking, as applicable, each of the activities specified in the non–consolidation opinion of Winston & Strawn LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(u) Security Interest.

(i) This Agreement creates a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Collateral in favor of the Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Loans, along with the related Loan Files, constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” or “chattel paper,” within the meaning of the applicable UCC;

(iii) the Borrower is the lawful owner of and has good and marketable title to the Transferred Loans and all related Collateral free and clear of any Lien of any Person (other than Permitted Liens);

(iv) the Borrower has received all consents and approvals required by the terms of the Collateral to the grant of a security interest in the Collateral hereunder to the Agent, on behalf of the Second Parties;

(v) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in such Collateral granted to the Agent, on behalf of the Secured Parties under this Agreement;

(vi) other than the security interest granted to the Agent, on behalf of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Collateral;

(vii) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering such Collateral other than any financing statement (A) relating to the security interest granted to the Agent, on behalf of the Secured Parties under this Agreement, or (B) that has been terminated;

(viii) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower;

(ix) all original executed Underlying Notes that constitute or evidence any Transferred Loans have been delivered to the Collateral Custodian;

(x) the Borrower has received a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the Underlying Notes that constitute or evidence the Transferred Loans solely on behalf of and for the benefit of the Secured Parties; provided, however, notwithstanding the foregoing, with respect to any Pre-Positioned Loan to be funded with the proceeds of an Advanced or Expedited Advance, the Borrower shall have received a written acknowledgment from the Collateral Custodian (A) that the Collateral Custodian has received a faxed copy of the Underlying Note and (B) within two (2) Business Days after such Funding Date, that the Collateral Custodian or its bailee is holding the Underlying Note that constitute or evidence the Loans included in the Collateral solely on behalf of the Agent, as agent for the Secured Parties; and

(xi) none of the Underlying Notes that constitute or evidence the Transferred Loans has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Borrower and the Agent.

(v) Reserved.

(w) Investments. The Borrower does not own or hold directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

(x) Business. Since its formation, the Borrower has conducted no business other than the purchase and receipt of Loans and Related Property from the Originator under the Purchase Agreement, the borrowing of funds under this Agreement and such other activities as are incidental to the foregoing.

(y) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(z) No Broker. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(aa) Investment Company Act.

(i) The Borrower is not an “investment company” within the meaning of the 1940 Act.

(ii) The Borrower represents and warrants that, if the Borrower operates in such a manner as to be an “investment company” within the meaning of the 1940 Act, the Borrower will register as an “investment company” under the 1940 Act immediately upon being required to do so under the 1940 Act and will conduct its business and other activities in compliance with the provisions of the 1940 Act and any rules, regulations or orders issued by the SEC thereunder.

(iii) The business and other activities of the Borrower, including but not limited to, the making of the Advances and Expedited Advances by the Conduit Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

(bb) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct.

(cc) Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance or Expedited Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(dd) [Reserved].

(ee) Environmental. At the time of origination of any Loan and on the Cut-Off Date where real property that is material to the operations of the related business constitutes Related Property securing such Loan, the related mortgaged property was free of contamination from toxic substances or hazardous wastes requiring action under Applicable Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and, as of the related Cut-Off Date of such Loan, the Borrower has no knowledge of any such contamination from toxic substances or hazardous waste material on any such real property unless such items are below action levels.

(ff) Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change with respect to the Borrower.

(gg) Credit and Collection Policy. Since the Closing Date, there have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement. Since such date, no Material Adverse Change has occurred in the overall rate collection of the Loans, and Borrower has at all times complied with the Credit and Collection Policy with respect to each Loan.

(hh) Coverage Requirement. The Advances Outstanding do not exceed the lesser of the amount by which (i) the product of (A) the Borrowing Base and (B) the Adjusted Advance

Rate and (ii) the Facility Amount exceeds (b) an amount necessary to cure any Overcollateralization Shortfall and any Required Equity Shortfall.

(ii) No Termination Event. No event has occurred and is continuing and no condition exists, or would result from any Advance or Expedited Advance or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Termination Event.

(jj) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

The representations and warranties in Section 4.1 shall survive the termination of this Agreement.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Loans.

The Borrower hereby represents and warrants to the Agent and each Secured Party, as of the Closing Date and as of each Funding Date, that:

(a) Security Interest. This Agreement constitutes a Grant of a security interest by the Borrower in all Collateral to the Agent, as agent for the Secured Parties. The Agent, as agent for the Secured Parties, has a first priority perfected security interest in the Collateral. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account or the Reserve Account, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Loans. As of the Closing Date, (i) the Loan List and the information contained in the Borrower Notice delivered pursuant to Sections 2.2 and 2.3 is an accurate and complete listing in all material respects of all the Loans that are part of the Collateral as of the Closing Date, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true and correct in all material respects as of such date, (ii) each such Loan sold or contributed is an Eligible Loan, (iii) each such Loan and the Related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Loan, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the transfer of an interest in such Loan and the Related Property to the Agent, as agent for the Secured Parties, have been duly obtained, effected or given and are in full force and effect. On each Funding Date, the Borrower shall be deemed to represent and warrant that (i) any additional Loan referenced on the related Borrower Notice delivered pursuant to Sections 2.2 and 2.3 is an Eligible Loan, (ii) each such Loan and the related Property is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iii) with respect to each such Loan, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the addition of such Loan and the Related Property to the Collateral have been duly obtained, effected or given and are in full force and effect and (iv) the representations and warranties set forth in subsection 4.2(a) are true and correct with respect to each Loan transferred on such day as if made on such day.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.3 Breach of Certain Representations and Warranties.

(a) In the event of a breach of any representation or warranty set forth in Section 4.2 with respect to a Transferred Loan, Related Property and other related Collateral (each such Loan, Related Property and other related Collateral, an “Ineligible Loan”), no later than thirty (30) days after the earlier of (i) knowledge of such breach on the part of the Borrower and (ii) receipt by the Borrower of written notice thereof given by the Agent the Borrower shall either (a) repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Ineligible Loan(s) to which such breach relates on the terms and conditions set forth below, or (b) substitute for such Ineligible Loan a Substitute Loan; provided, however, that no such repayment shall be required to be made with respect to such Ineligible Loan (and such Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such thirty (30) day period, the representations and warranties in Section 4.2 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had become part of the Collateral on such day. Notwithstanding anything contained in this Section 4.3 to the contrary, in the event of a breach of any representation and warranty set forth in Section 4.2 with respect to each Transferred Loan, Related Property and other related Collateral having been (A) granted to the Agent, on behalf of the Secured Parties, free and clear of any Lien of any Person claiming through or under the Borrower and its Affiliates and (B) in compliance, in all material respects, with all requirements of laws applicable to the Borrower, immediately upon the earlier to occur of the discovery of such breach by the Borrower or receipt by the Borrower of written notice of such breach given by the Agent, the Borrower shall repay Advances Outstanding in an amount equal to the sum of (i) the aggregate Outstanding Loan Balance of such Ineligible Loan(s), (ii) any accrued and unpaid interest thereon, (iii) any outstanding Servicer Advances thereon, (iv) all Hedge Breakage Costs owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedge Agreement and (v) any Breakage Costs, incurred in connection with the retransfer of such Loan pursuant to this Section 4.3 and the termination of any Hedge Transactions in whole or in part in connection therewith. (collectively, the “Retransfer Price”), and the Agent and the Secured Parties shall release to Borrower any such Ineligible Loan(s) and relinquish any Lien created pursuant to this Agreement or otherwise, and the Secured Parties shall, in connection with such conveyance and without further action, be deemed to represent and warrant that they have the corporate authority and has taken all necessary corporate action to accomplish such release, but without any other representation or warranty, express or implied. In the foregoing instances, the Borrower shall make such repayment and on and after the date of such repayment, each Ineligible Loan so repaid shall not be included in the Collateral. In consideration of any such release by the Secured Parties, the Borrower shall, on the date of such repayment, remit to the Agent, on behalf of the Secured Parties, in immediately available funds an amount equal to the Retransfer Price therefore. Upon each such repayment, the Agent, on behalf of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower all the right, title and interest of the Secured Parties in, to and under such Ineligible Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing. The Agent shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Borrower and take such other actions as shall reasonably be requested by the Borrower to effect the transfer of such Ineligible Loan pursuant to this Section 4.3.

(b) The Borrower hereby agrees that (i) if any real property collateral securing any Transferred Loan becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any federal or state environmental laws or regulations or (ii) in the event of a breach of the representation and warranty in subsection 4.1(ee), such Transferred Loan shall for all purposes hereunder be, at and following the time of discovery by the Servicer of such fact, the Borrower, the Agent or any Secured Party, deemed an Ineligible Loan and the Borrower shall either repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Ineligible Loan or substitute for such Ineligible Loan a Substitute Loan. Such Ineligible Loan shall otherwise be treated in accordance with subsection 4.3(a) and shall be subject to the same remedial and recourse provisions hereunder as other Transferred Loans determined to be Ineligible Loans hereunder.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER

Section 5.1 Covenants of the Borrower.

The Borrower hereby covenants that:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property.

(b) Preservation of Corporate Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Loans Not to Be Evidenced by Promissory Notes. The Borrower will not take any action to cause any Transferred Loan not originally evidenced by an Underlying Note to be evidenced by an instrument (as defined in the UCC), except in connection with the enforcement or collection of such Loan.

(d) Security Interests. Except as contemplated in this Agreement and for any Permitted Lien, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Loan or Related Property that is part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Agent of the existence of any Lien on any Loan or Related Property that is part of the Collateral and the Borrower shall defend the right, title and interest of the Agent as agent for the Secured Parties in, to and under any Loan and the Related Property that is part of the Collateral, against all claims of third parties; provided, however, that nothing in this subsection 5.1(d) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Loan or any Related Property that is part of the Collateral.

(e) Delivery of Collections. The Borrower shall deposit in the Collection Account promptly (but in no event later than two (2) Business Days after receipt) of all Collections (including any Deemed Collections) received by Borrower in respect of the Loans that are part of the Collateral.

(f) Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, Loan or other undertaking, which is not incidental to the transactions authorized by this Agreement or the Purchase Agreement.

(g) Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, under any Hedging Agreement required by subsection 5.2(a), or the Purchase Agreement, or (ii) liabilities incident to the maintenance of its existence in good standing.

(h) Guarantees. The Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(i) Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for purchases of Loans pursuant to the Purchase Agreement, or for investments in Permitted Investments in accordance with the terms of this Agreement.

(j) Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(k) Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to the assets of the Borrower or any Person’s interest therein (collectively, a “Distribution”); provided, however, if no Termination Event has occurred or will occur as a result thereof, the Borrower may make Distributions.

(l) Agreements. The Borrower shall not become a party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, loan or other undertaking, except this Agreement, the Purchase Agreement and any Hedging Agreement or amend or modify the provisions of its trust agreement, without the consent of the Agent, or issue any power of attorney except to the Agent or the Servicer.

(m) Separate Existence. The Borrower shall not take any action or permit or acquiesce in any action to be taken which would have the effect, directly or indirectly, of causing (i) its representations and warranties made pursuant to Section 4.1(t)(i)-(xxix) to be inaccurate in any respect, or (ii) any breach of the covenants of the Borrower set forth in Section 4.01(a)-(gg) of the Borrower’s trust agreement.

(n) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o) Collateral Acquired from the Originator. With respect to each item of Collateral acquired from the Originator, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) naming the Originator as seller/debtor and the Borrower as purchaser/creditor in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, including, without limitation, Assignments of Mortgage, and (iii) take all additional action that the Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(p) Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Purchase Agreement and any Hedging Agreements and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (D) not inconsistent with the factual assumptions set forth in the “non-substantive consolidation” legal opinion letter issued by Winston & Strawn LLP and delivered to the Agent as a condition to the Initial Advance, as such assumptions may be modified in any subsequent opinion letters delivered to the Agent pursuant to Section 3.2 or otherwise. It is understood that any compensation arrangement for any trustee shall be permitted under clause (ii)(A) through (C) above if such arrangement has been expressly approved by the trustees of the Borrower in accordance with the Borrower’s trust agreement.

(q) Change in the Transaction Documents. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents to which it is a party, without the prior written consent of Agent.

(r) Credit and Collection Policy. The Borrower will (i) comply in all material respects with the Credit and Collection Policy in regard to each Loan and the Related Property included in the Collateral, and (ii) furnish to the Agent, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise permit (x) any change in the Credit and Collection Policy which would materially and adversely affect or impair the collectibility of any Loan, or (y) any material change in the Credit and Collection Policy without the prior written consent of the Agent (in its sole discretion).

(s) Termination Events. The Borrower will furnish to the Agent, as soon as possible and in any event within three (3) Business Days after the occurrence of each Termination Event and each Unmatured Termination Event, a written statement setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(t) Extension or Amendment of Loans. The Borrower will not, except as otherwise permitted in subsection 7.4(a), extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, amend or otherwise modify, the terms of any Loan.

(u) Other. The Borrower will furnish to the Agent such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower or Originator as the Agent may from time to time reasonably request in order to protect the interests of the Agent or the Secured Parties under or as contemplated by this Agreement.

(v) Notices Under the Purchase Agreement. The Borrower will promptly, but in no event later than two (2) Business Days after its receipt furnish to the Agent copies of any and all notices, certificates, documents, or reports delivered to it by the Originator under the Purchase Agreement.

(w) Inspection of Records. The Borrower will, at any time and from time to time during regular business hours, as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Transferred Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Transferred Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Loan Documents and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, having knowledge of such matters.

(x) Keeping of Records. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Transferred Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Transferred Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(y) Compliance with Loans. The Borrower will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transferred Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Transferred Loan and the related Loan Document.

(z) Restricted Payments. The Borrower shall not (i) purchase or redeem any shares of its capital stock, (ii) prepay, purchase or redeem any Indebtedness, (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (i) through (iv) being referred to as “Restricted Payments”), except that the Borrower may (a) make Restricted Payments out of funds received pursuant to Article II and (b) make other Restricted Payments (including the payment of dividends and Lien Release Dividends) if, after giving effect thereto, no Termination Event shall have occurred and be continuing.

(aa) Notice of Litigation. The Borrower will promptly, but in no event later than two (2) Business Days after any officer of the Borrower becoming aware thereof, deliver written notice to the Agent regarding any claim, action, investigation or proceeding pending or threatened against the Borrower and shall provide copies of any and all notices, certificates or documents delivered to it in connection therewith.

Section 5.2 Hedging Agreement.

(a) Immediately upon the occurrence of a Hedge Trigger and on or prior to each Funding Date following the occurrence of a Hedge Trigger, the Borrower shall enter into one or more Hedge Transactions, provided that each such Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a schedule of periodic monthly (or quarterly, as applicable) calculation periods which settle on a Payment Date, the first of which commences on the Funding Date and the last of which ends on the date of the last Scheduled Payment due to occur under the Loans to which it relates;

(iii) have an amortizing notional amount (a) corresponding to a prepayment speed not to exceed a 15% constant prepayment rate and (b) such that the Hedge Notional Amount in effect on each day during the term of such Hedge Transactions shall be at least equal to the product of the Hedge Percentage and the Hedge Amount, subject to any permitted excess or shortfall in the Hedge Amount as may be allowed by a Hedge Amount notional band as agreed by the Agent in its sole discretion;

(iv) provide, in the case of any interest rate swap, for two series of monthly (or quarterly, as applicable) payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty by reference to a fixed rate for that Hedge Transaction, and the other such series being payments to be made by the Hedge Counterparty at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the Hedge Counterparty) or, to the extent of Available Funds and from the Collection Account, under subsections 2.9(a)(1)(i) and 2.9(b)(i) and (xi) of this Agreement (if payable by the Borrower); and

(v) have a fixed rate or strike price and ensure that the Portfolio Yield on any Determination Date after such Hedge Transaction has been entered into shall be not less than the Minimum Portfolio Yield.

(b) Subject to, and without limiting the provisions of, Article VIII of this Agreement, Borrower hereby assigns to the Agent, as agent for the Secured Parties, all right, title and interest of Borrower in each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Agent, as agent for the Secured Parties, in the Hedge Collateral. Borrower acknowledges that, as a result of that assignment, Borrower may not, without the prior written consent of the Agent, exercise any rights under any Hedging Agreement or Hedge Transaction, except for Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under subsection 5.2(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Agent or any Secured Party for the performance by Borrower of any such obligations.

Section 5.3 Delivery of Loan Files.

(a) The Borrower, or the Servicer on its behalf, shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Transferred Loan set forth on a Loan List, including all Underlying Notes, and all portions of the Loan Files to the Collateral Custodian on behalf of the Agent, as agent for the Secured Parties, prior to the applicable Funding Dates in each case endorsed in blank without recourse; provided, however, that notwithstanding the foregoing, with respect to any Pre-Positioned Loan, the Borrower shall (i) have a copy of the executed Underlying Note faxed to the Collateral Custodian on the applicable Funding Date with the original to be received by the Collateral Custodian within two (2) Business Days after such Funding Date and (ii) within ten (10) Business Days of the Funding Date deliver all other portions of the Loan File in each case endorsed in blank without recourse. Pursuant to Section 7.10, the Borrower is required to deliver such instruments and Loan Files to the Collateral Custodian for the benefit of the Agent, as agent for the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Servicer to deliver possession of all such instruments and Loan Files to the Collateral Custodian on behalf of the Agent, as agent for the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this subsection 5.3(a). The Servicer shall also identify on the Loan List (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Transferred Loans that are not evidenced by such instruments.

(b) Prior to the occurrence of a Termination Event or Servicer Termination Event, the Collateral Custodian shall not record the Assignments of Mortgage delivered pursuant to subsection 5.3(a) and the definition of Loan Documents. Upon the occurrence of a Termination Event or a Servicer Termination Event, the Collateral Custodian shall cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Transferred Loans except those Transferred Loans covered by the proviso to the definition of Assignment of Mortgage. Each such recording shall be at the expense of the Servicer; provided, however, to the extent the Servicer does not pay such expenses, the Collateral Custodian shall be reimbursed pursuant to the provisions of Section 2.9.

ARTICLE VI

PERFECTION OF TRANSFER AND

PROTECTION OF SECURITY INTERESTS

Section 6.1 Custody of Transferred Loans.

The contents of each Loan File relating to a Transferred Loan shall be held in the custody of the Collateral Custodian under the terms of the Purchase Agreement and this Agreement for the benefit of the Agent, as agent for the Secured Parties.

Section 6.2 Filing.

On or prior to the Closing Date, the Borrower and Servicer shall cause the UCC financing statement(s) referred to in subsection 4.1(u)(v) hereof to be filed, and from time to time the Servicer shall take and cause to be taken such actions and execute such documents as are necessary or desirable or as the Agent or any Secured Party may reasonably request to perfect and protect the first priority perfected security interest of the Agent, as agent for the Secured Parties, in the Collateral against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title. Notwithstanding the obligations of the Borrower and the Servicer set forth in the preceding sentence, the Borrower and the Servicer hereby authorize the Agent to prepare and file, at the expense of the Servicer, UCC financing statements (including but not limited to renewal, continuation or in lieu statements) and amendments or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interest granted hereunder in accordance with the UCC.

Section 6.3 Changes in Name, Corporate Structure or Location.

(a) During the term of this Agreement, neither the Servicer nor the Borrower shall change its name, identity, structure, existence or location (as defined in Article 9 of the UCC) without first giving at least thirty (30) days’ prior written notice to the Agent and each Secured Party.

(b) If any change in either the Servicer’s or the Borrower’s name, identity, structure, existence, location (as defined in Article 9 of the UCC) or other action would make any financing or continuation statement or notice of ownership interest or Lien relating to any Collateral seriously misleading within the meaning of applicable provisions of the UCC, the Servicer, no later than five (5) Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the security interest of the Agent, as agent for the Secured Parties, in the Collateral and the proceeds thereof. Promptly after taking any of the foregoing actions, the Servicer shall deliver to the Agent and each Secured Party an Opinion of Counsel reasonably acceptable to the Agent and each Secured Party stating that, in the opinion of such counsel, all financing statements or amendments necessary to preserve and protect the security interest of the Agent, as agent for the Secured Parties, in the Collateral have been filed, and reciting the details of such filing.

Section 6.4 Chief Executive Office.

During the term of this Agreement, and subject to the other terms and provisions herein relating to changes in location, the Originator will maintain its chief executive office in one of the States of the United States.

Section 6.5 Costs and Expenses.

The Servicer agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Borrower’s and the Agent’s right, title and interest in and to the Collateral (including, without limitation, the security interest in the Collateral related thereto and the security interests provided for herein).

Section 6.6 Sale Treatment.

The Borrower shall treat the transfer of Collateral made hereunder for all purposes (other than for financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents. Notwithstanding the preceding sentence, for federal income tax purposes, the grant of a security interest in the Collateral by the Borrower hereunder shall not be treated as a sale and purchase for federal income tax purposes.

ARTICLE VII

ADMINISTRATION AND SERVICING OF LOANS

Section 7.1 Appointment of the Servicer.

The Borrower hereby appoints American Capital as the Servicer hereunder to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.25. American Capital hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

Section 7.2 Duties and Responsibilities of the Servicer.

(a) The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent. The Servicer will service, administer and make collections on the Transferred Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable loans that it services for itself or others.

(b) The duties of the Servicer (the “Servicing Duties”), as the Borrower’s agent, shall include, without limitation:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Loans;

(ii) maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower and the Agent in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower or the Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided, however, that any Successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv) promptly delivering to the Borrower, the Agent and the Collateral Custodian, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, the Agent and the Collateral Custodian may from time to time reasonably request;

(v) identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Agent, as agent for the Secured Parties;

(vi) complying in all material respects with the Credit and Collection Policy in regard to each Transferred Loan;

(vii) complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Loans and Collections with respect thereto;

(viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower, the Agent and the Secured Parties) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Agent and the Secured Parties in the Transferred Loans, (B) the collectibility of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder;

(ix) notifying the Borrower and the Agent of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is or is threatened to be asserted by an Obligor with respect to any Transferred Loan; or (2) would reasonably be expected to have a Material Adverse Effect; and

(c) The Borrower and Servicer hereby acknowledge that the Secured Parties, the Agent and the Collateral Custodian shall not have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 7.3 Authorization of the Servicer.

(a) Each of the Borrower and the Agent, on behalf of the Secured Parties, hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans to the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Transferred Loans. In no event shall the Servicer be entitled to make the Borrower, any Secured Party, the Collateral Custodian or the Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the Agent’s direction, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided, however, that the Agent may, at any time after a Termination Event has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the assignment of such Transferred Loans to the Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Agent or any servicer, collection agent or lock-box or other account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof. The Agent shall give written notice to any Successor Servicer of the Agent’s actions or directions pursuant to this subsection 7.3(b), and no Successor Servicer shall take any actions pursuant to this subsection 7.3(b) that are outside of its Credit and Collection Policy.

Section 7.4 Collection of Payments.

(a) Collection Efforts, Modification of Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow those collection procedures which it follows with respect to all comparable Loans that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the provisions of the Credit and Collection Policy, which permits, among other things, the waiver of any late payment charge or any other fees that may be collected in the ordinary course of servicing any Loan included in the Collateral.

(b) Reserved.

(c) Taxes and other Amounts. To the extent provided for in any Transferred Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d) Payments to Lock-Box Account. On or before the Closing Date, the Servicer shall have instructed all Obligors to make all payments in respect of Transferred Loans included in the Collateral to a Lock-Box or directly to the Lock-Box Account. All proceeds in the Lock-Box Account shall be distributed into the Collection Account within two (2) Business Days as provided in the Lock-Box Agreement and the Intercreditor Agreement.

(e) Establishment of the Collection Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Agent, as agent for the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account (the “Collection Account”) for the purpose of receiving Collections from the Collateral; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of “A-” or better by S&P and “A-3” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (B) the parent corporation of which such depository institution is a Subsidiary has either (1) a long-term unsecured debt rating of “A-” or better by S&P and “A-3” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (C) is otherwise acceptable to the Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).

(f) Establishment of Reserve Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Agent, as agent for the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account (the “Reserve Account”) for the purpose of receiving deposits with respect to and maintaining therein the Reserve Account Required Amount and, to the extent required pursuant to Section 2.9, to fund payments thereunder; provided, however, that at all times such depository institution or trust company shall be a Qualified Institution.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) Released Amounts. The Agent and the Secured Parties hereby agree to release to the Borrower from the Collateral, and the Borrower hereby agrees to release to the Originator, an amount equal to the Released Amounts immediately upon identification thereof and upon receipt of an Officer’s Certificate of the Servicer, which release shall be automatic and shall require no further act by the Agent, the Secured Parties or the Issuer; provided, that, the Agent, the Secured Parties or Issuer shall execute and deliver such instruments of release and assignment, or otherwise confirm the foregoing release, as may reasonably be requested by the Originator in writing. Upon such release, such Released Amounts shall not constitute and shall not be included in the Collateral. Immediately upon the release to the Borrower by the Agent and the Secured Parties of the Released Amounts, the Borrower hereby irrevocably agrees to release to the Originator such Released Amounts, which release shall be automatic and shall require no further act by the Borrower; provided, that, the Borrower shall execute and deliver such instruments of release and assignment, or otherwise confirming the foregoing release of any Released Amounts, as may be reasonably requested by the Originator.

Section 7.5 Servicer Advances.

(a) For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan included in the Collateral during such Collection Period was not received prior to the end of such Collection Period, the Servicer may, but shall not be obligated to, make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) if the Servicer reasonably believes that the advance will be reimbursed by the related Obligor; in addition, if on any day there are not sufficient funds on deposit in the Interest Collection Account to pay accrued Interest and Program Fees on any Advance or Expedited Advance the Collection Period of which ends on such day, the Servicer may make an advance in the amount necessary to pay such Interest and Program Fees if the Servicer reasonably believes that the advance will be reimbursed by the related Obligor (in either case, any such advance, a “Servicer Advance”). Notwithstanding the preceding sentence, any successor Servicer will not be obligated to make any Servicer Advances.

(b) The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 11:00 a.m. (New York City time) on the related Payment Date, in immediately available funds. A Servicer Advance for a delinquent payment on a Loan will not constitute a reclassification of the delinquency status of such Loan for reporting purposes and will continue to age as if no payment has been made.

Section 7.6 Realization Upon Defaulted Loans or Charged-Off Loans.

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan or Charged-Off Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property. Without limiting the foregoing, unless the Agent has specifically given instruction to the contrary, the Servicer may sell any such Related Property with respect any Defaulted Loan or Charged-Off Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent identifying the Defaulted Loan or Charged-Off Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided, however, that if after giving effect to such sale (a) the Advances Outstanding would exceed the Availability or (b) an Unmatured Termination Event, a Termination Event or a Servicer Termination Event would occur, then the Servicer prior to selling any Related Property with respect a Defaulted Loan or Charged-Off Loan shall obtain the prior written consent of the Agent. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan or Charged-Off Loan.

Section 7.7 Maintenance of Insurance Policies.

The Servicer will require that each Obligor with respect to a Transferred Loan maintain an Insurance Policy with respect to each Transferred Loan and the Related Property in accordance with the Credit and Collection Policy. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Borrower and the Agent, as agent for the Secured Parties, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Loan.

Section 7.8 Representations and Warranties of the Servicer.

The Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing; Power and Authority. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Transaction Document to which it is a party.

(b) Due Qualification. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Borrower or of the Conduit Lender. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval, except where the failure to qualify or obtain such license or approval would not reasonably be expected to have a Material Adverse Effect on its ability to perform hereunder.

(c) Authorization. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite corporate action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws of the Servicer, or any Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement or the Purchase Agreement), or (iii) violate any Applicable Law.

(e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any Governmental Authority having jurisdiction over the Servicer or any of its properties is required to be obtained by or with respect to the Servicer in order for the Servicer to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. Except as previously disclosed to the Agent in writing, there are no proceedings or investigations (formal or informal) pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would (in the reasonable judgment of the Servicer) be expected to have a Material Adverse Effect.

(h) Reports Accurate. All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicer Records or reports furnished or to be furnished by the Servicer to the Agent or any Secured Party in connection with this Agreement are and will be accurate, true and correct.

(i) No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from a purchase in respect of any Investment or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Default.

(j) Material Adverse Change. Since March 31, 2004, there has been no Material Adverse Change with respect to the initial Servicer.

(k) Credit and Collection Policy. Since March 31, 2004, there has been no material changes in any Credit and Collection Policy of the initial Servicer other than in accordance with this Agreement. Since such date, no Material Adverse Change has occurred in the overall rate collection of the Loans. It has at all times complied with the Credit and Collection Policy with respect to each Loan.

Section 7.9 Covenants of the Servicer.

The Servicer hereby covenants that:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans, the Related Property and Loan Documents or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations with Respect to Loans. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and will do nothing to impair the rights of the Borrower or the Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Preservation of Security Interest. The Borrower or the Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Agent, as agent for the Secured Parties, in, to and under the Collateral.

(e) [Reserved].

(f) Change of Name or Location; Records. The Servicer (i) shall not change its name or move the location of its principal executive office, without thirty (30) days’ prior written notice to the Borrower, the Agent, and (ii) shall not move, or consent to the Collateral Custodian moving the Loan Documents without thirty (30) days’ prior written notice to the Borrower, the Agent and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Agent, as agent for the Secured Parties, in all Collateral including delivery of an Opinion of Counsel.

(g) Credit and Collection Policy. The initial Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Loan and the Related Property included in the Collateral, including, without limitation, performing the Loan grading and asset valuation functions specified in Sections IV(D) and V of the Credit and Collection Policy on a quarterly basis, and (ii) furnish to the Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The initial Servicer will not agree or otherwise permit (x) any change in the Credit and Collection Policy which would materially and adversely affect or impair the collectibility of any Loan, or (y) any material change in the Credit and Collection Policy without the prior written consent of the Agent (in its sole discretion).

(h) Termination Events. The Servicer will furnish to the Agent, as soon as possible and in any event within three (3) Business Days after the occurrence of each Termination Event or Unmatured Termination Event, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in subsection 7.4(a), extend, amend or otherwise modify the terms of any Loan.

(j) Other. The Servicer will furnish to the Borrower and the Agent such other information, documents records or reports respecting the Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower and the Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, the Agent or the Secured Parties under or as contemplated by this Agreement.

(k) Agented Notes. Except as provided in subsection 7.4(a), the Servicer and the Originator covenant that they shall not without the prior written consent of the Agent (i) make or consent to any amendment or alteration of the terms of any Agented Note or related Loan Documents, including without limitation the payments due thereunder, (ii) undertake to release or authorize or consent to the release of any collateral or security for the Agented Notes, (iii) accelerate or extend the maturity of any Agented Note or (iv) waive any claim against the Obligor or any applicable guarantor thereof, where the effect of any of the foregoing would have a material adverse effect on the Collateral, the Secured Parties or the Agent.

(l) Grade 2 Obligor. In the event that the Originator or an Affiliate thereof provides to any Obligor an Add-On Loan the proceeds of which are intended to be used for the purpose of providing funds for the Obligor to make an interest and/or principal payment on an Eligible Loan issued to such Obligor, the Servicer shall designate such Obligor as a Grade 2 Obligor or a Grade 1 Obligor through the date that is one (1) year after the date that such Add-On Loan is made; provided, that, this subsection 7.9(l) shall not apply in connection with Add-On Loans that are part of a single plan of financing (regardless of when such plan of financing is actually funded) involving Add-On Loans to the Obligor by, in addition to the Originator, a Person who is neither the Originator nor an Affiliate thereof; provided, further, that, the restriction set forth in this subsection 7.9(l) shall not apply after the date on which a subsequent Add-On Loan is made to the Obligor and neither the Originator nor an Affiliate thereof is a party to such subsequent Add-On Loan.

(m) Inspection of Records. The Servicer will, at any time and from time to time during regular business hours, as requested by the Agent, permit the Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Loan Documents and under the other Transaction Documents to which such Person is a party with such officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters.

(n) Keeping of Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(o) Compliance with Loans. The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Loan and the related Loan Document.

(p) Consolidation or Merger of the Servicer. The initial Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) the Agent provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Agent an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as Agent may reasonably request.

(q) Compliance with Trust Agreement Accounting/Recordkeeping Requirements. The initial Servicer shall comply with, and not take any action, or permit or acquiesce in any action being taken which would have the effect, directly, or indirectly, of causing any breach of, the covenants of the initial Servicer set forth in Section 4.01(cc)-(gg) of the Borrower’s trust agreement.

Section 7.10 The Collateral Custodian.

(a) Appointment; Custodial Duties. The Borrower and the Agent each hereby appoints Wells Fargo to act as Collateral Custodian hereunder, for the benefit of the Borrower, the Agent and the Secured Parties, as provided herein. Wells Fargo hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

The Collateral Custodian shall take and retain custody of the Loan Files delivered by the Borrower or on its behalf pursuant to Section 5.3 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Agent, as agent for the Secured Parties. Immediately upon receipt of any such Loan File, the Collateral Custodian shall deliver to the Agent a custodial receipt in form of Exhibit J hereto. Within five (5) Business Days of its receipt of any Loan File, the Collateral Custodian shall review the related Loan Documents to verify that each Loan Document listed on the index of the related Loan File has been received, is executed and has no missing or mutilated pages and that each Underlying Note with respect to each Loan is in original form (except that with respect to any Pre-Positioned Loan, the Collateral Custodian shall have received a faxed copy of each Underlying Note and within two (2) Business Days after the related Funding Date, the Collateral Custodian shall have received an original of each Underlying Note), and to confirm (in reliance on the related Loan number and Obligor name) that such Loan is referenced on the related Loan List and shall, at the expiration of such period, deliver to the Agent a certification in the form of Exhibit K hereto. Except as described in the preceding sentence with respect to Underlying Notes, the Collateral Custodian may fulfill its obligations hereunder by accepting and reviewing copies of all Loan Documents in a Loan File. In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Loan Files hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file in a mutually acceptable electronic format that contains the related Loan List or that otherwise contains the Loan number and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Collateral Custodian shall determine that any such Loan Document is not executed or in proper form on its face, that any Underlying Note is not in original form as required, or that any such Loan Document is not referenced on the index of the related Loan File, the Collateral Custodian shall promptly notify the Borrower and the Agent of such determination by providing an exception report to such Persons setting forth, with particularity, the lack of execution of such Loan Document(s), that such Loan Document(s) has missing or mutilated pages, that an original Underlying Note has not been delivered, or the fact that such Loan was not referenced on the related Loan List or such Loan Document(s) was not referenced on the index of the related Loan File. In addition, unless instructed otherwise in writing by the Borrower and the Agent within ten (10) days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan File not referenced on such Loan List to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Loan File.

In taking and retaining custody of the Loan Files, the Collateral Custodian shall be acting as the agent of the Agent and the Secured Parties; provided, that, the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Loan Files or the instruments therein; provided, further, that, the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein. All Loan Files shall be kept in fire-resistant vaults or cabinets at the locations specified on Schedule V attached hereto, or at such other office as shall be specified to the Agent and the Borrower by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Loan Files shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Loan Files shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian. The Collateral Custodian shall clearly indicate that such Loan Files are the sole property of Borrower, subject to the security interest of the Agent, on behalf of the Secured Parties. In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar loan files that it holds as collateral custodian for others.

(b) Concerning the Collateral Custodian.

(i) Except for its gross negligence or bad faith, the Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate,

instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its gross negligence or bad faith, the Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Agent.

(ii) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(iii) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its gross negligence or bad faith.

(iv) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans or the Loan Documents, and will not be required to and will not make any representations as to the validity or value of any of the Loans. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(v) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(vi) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(vii) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Loans.

(c) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Transferred Loans, the Collateral Custodian is hereby authorized, upon receipt from the Servicer on behalf of the Borrower, of a written request for release of documents and receipt in the form annexed hereto as Exhibit L and upon receipt from the Agent of its written consent to such request and receipt, to release to the Servicer the related Loan File or the documents set forth in such request and receipt to the Servicer; provided, however, notwithstanding the foregoing or any other provision of this Agreement, upon its receipt of written instructions from the Agent, the Collateral Custodian shall cease releasing documents to the Servicer. All documents so released to the Servicer on behalf of the Borrower shall be held by the Servicer in trust for the benefit of the Borrower, the Agent, and the Secured Parties, with respect to their respective interests, in accordance with the terms of this Agreement. The Servicer, on behalf of the Borrower, shall return to the Collateral Custodian the Loan File or other such documents when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Collateral Custodian in the form annexed hereto as Exhibit L, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection 7.10(c) shall be released by the Collateral Custodian to the Servicer. Notwithstanding anything in this subsection 7.10(c) to the contrary, in no event shall the Collateral Custodian release any Loan File or part thereof to the Servicer for any reason without the Agent’s prior written consent.

(d) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit L (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Loan File to the Servicer, on behalf of the Borrower.

(e) Collateral Custodian Compensation. As compensation for its activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee from the Servicer. To the extent that such Collateral Custodian Fee is not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of such Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of subsections 2.9(a)(1)(v) and 2.9(b)(v). The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee (other than due and unpaid Collateral Custodian Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian or (ii) the termination of this Agreement.

(f) Replacement of the Collateral Custodian. The Collateral Custodian may be replaced by the Borrower with the prior consent of the Agent; provided, however, no such replacement shall be effective until a replacement Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder and has received all Loan Files held by the previous Collateral Custodian.

(g) Release of Loan Documents Following a Lien Release Dividend. To the extent that portions of Transferred Loans are transferred pursuant to a Lien Release Dividend under Section 2.17 and such portions of transferred Loans are part of a Permitted Securitization Transaction, the Collateral Custodian may, but only with the Agent’s prior written consent, and upon terms and conditions satisfactory to the Agent, including without limitation the execution by the servicer of the sold Loans of all such documents as the Agent may reasonably require, release original Loan Documents (excluding the related original Underlying Note(s) evidencing the portion of the Transferred Loan remaining as part of the Collateral) to the servicer of such sold Transferred Loans for the purposes of enforcing or servicing such Loans in connection with a Permitted Securitization Transaction.

Section 7.11 Representations and Warranties of the Collateral Custodian.

The Collateral Custodian represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and to carry out its terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any Contractual Obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.

(e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit (collectively, the “Consents”) of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 7.12 Covenants of the Collateral Custodian.

The Collateral Custodian hereby covenants that:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to Fairway, prior to the date that is one (1) year and one (1) day after the payment in full of all amounts owing in respect of all outstanding Commercial Paper Notes issued by Fairway and, with respect to the Borrower, prior to the date that is one (1) year and one (1) day after the Collection Date, it will not institute against the Borrower or Fairway, or join any other Person in instituting against the Borrower or Fairway, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This subsection 7.12(c) will survive the termination of this Agreement.

(d) Loan Files. The Collateral Custodian will not dispose of any documents constituting the Loan Files in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Loan except as contemplated by this Agreement.

(e) Location of Loan Files. The Loan Files shall remain at all times in the possession of the Collateral Custodian at the address set forth herein unless notice of a different address is given in accordance with the terms hereof.

(f) No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Agent.

Section 7.13 The Backup Servicer.

(a) Appointment. The Borrower and the Agent hereby appoint Wells Fargo to act as Backup Servicer for the benefit of the Borrower, the Agent and the Secured Parties in accordance with the terms of this Agreement. Wells Fargo hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until the receipt by the Servicer of a Servicer Termination Notice, the Backup Servicer shall perform, on behalf of the Borrower and the Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports in hard copy and in an agreed upon electronic format.

(ii) Not later than 1:00 p.m. (New York City time) on each Reporting Date, the Servicer shall provide to the Backup Servicer and the Backup Servicer shall accept delivery of tape in an agreed upon electronic format (the “Tape”) from the Servicer, which shall include but not be limited to the following information: (x) for each Transferred Loan, the name and number of the related Obligor, the collection status, the Loan status, the date of each Scheduled Payment, the Outstanding Loan Balance and the Purchased Loan Balance, (y) the Aggregate Purchased Loan Balance, and (z) the Aggregate Outstanding Loan Balance.

(iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Availability, (B) the Aggregate Purchased Loan Balance, (C) the Aggregate Outstanding Loan Balance, (D) the Backup Servicer Fee, (E) the Loans that are thirty (30) or more days Delinquent (other than Defaulted Loans and Charged-Off Loans), (F) the Defaulted Loans (other than Charged-Off Loans), (G) the Charged-Off Loans, (H) the Portfolio Yield, (I) the Rolling Three-Month Portfolio Yield, (J) the Rolling Three-Month Default Ratio, (K) the Rolling Three-Month Charged-Off Ratio, (L) the Aged Loans, (M) the Estimated Payment Amount and (N) the Reserve Account Required Amount. The Backup Servicer shall notify the Agent, the Borrower and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Borrower or the Servicer disagrees with the report provided under subsection 7.13(b)(iii) by the Backup Servicer or if the Borrower or the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Borrower or the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Borrower or the Servicer if possible, and notify the Agent of the resolution thereof. The Borrower or the Servicer hereby agree to cooperate at their own expense, with the Backup Servicer in reconciling any discrepancies herein. If within twenty (20) days after the delivery of the report provided under subsection 7.13(b)(iii) by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Borrower and the Agent of the continued existence of such discrepancy. Following receipt of such notice by the Agent, the Servicer shall deliver to the Borrower, the Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

With respect to the duties described in this subsection 7.13(b), in the absence of bad faith or gross negligence, the Backup Servicer, in the performance of its duties and obligations hereunder, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

(c) Transition to Servicer Role. After the receipt by the Servicer of an effective Servicer Termination Notice, all authority, power, rights and responsibilities of the Servicer,

under this Agreement, whether with respect to the Loans or otherwise, shall pass to and be vested in the Backup Servicer, subject to and in accordance with the provisions of Section 7.26, as long as the Backup Servicer is not prohibited by Applicable Law from fulfilling the same, as evidenced by an Opinion of Counsel.

(d) Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

(e) Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicer Fee from the Servicer. To the extent such Backup Servicer Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicer Fee to the extent of funds available therefor pursuant to the provision of subsections 2.9(a)(1)(iv) and 2.9(b)(iv). The Backup Servicer’s entitlement to receive the Backup Servicer Fee (other than due and unpaid Backup Servicer Fees owed through such date) shall cease on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer, or (iii) the Termination of this Agreement.

(f) Backup Servicer Removal. The Backup Servicer may be removed with or without cause by the Agent, or by the Borrower with the prior written approval of the Agent, by notice given in writing to the Backup Servicer. In the event of any such removal, a replacement Backup Servicer may be appointed by (i) the Borrower, acting with the written consent of the Agent or (ii) if no such replacement is appointed within thirty (30) days following such removal, by the Agent.

(g) Scope of Backup Servicing Duties. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or bad faith of it or them or the failure to perform materially in accordance with this Agreement.

(h) Limitation on Liability. Except for its gross negligence or bad faith, the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Borrower, the Secured Parties, the Agent, the Collateral Custodian and the Backup Servicer each agree to look only to the Servicer to perform such obligations. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Loan or Loan Document under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Loan, or (v) the acts or omissions of any successor Backup Servicer.

Section 7.14 Representations and Warranties of the Backup Servicer.

The Backup Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Backup Servicer is duly qualified to do business as a national banking association and is in good standing, and have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and to carry out its terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association or any Contractual Obligation by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation (other than the Agreement), or (iii) violate any Applicable Law.

(e) No Consents. No Consents of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 7.15 Covenants of the Backup Servicer.

The Backup Servicer hereby covenants that:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to Fairway, prior to the date that is one (1) year and one (1) day after the payment in full of all amounts owing in respect of all outstanding Commercial Paper Notes issued by Fairway and with respect to the Borrower, prior to the date that is one (1) year and one (1) day after the Collection Date, the Backup Servicer will not institute against the Borrower or Fairway, or join any other Person in instituting against the Borrower or Fairway, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This subsection 7.15(c) will survive the termination of this Agreement.

(d) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to Backup Servicer Fee set forth in the Backup Servicer and Collateral Custodian Fee Letter without the prior written approval of the Agent.

Section 7.16 Payment of Certain Expenses by the Servicer and the Borrower.

(a) The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by this Agreement, including fees and disbursements of legal counsel and independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. In consideration for the payment by the Borrower of the Servicing Fee, the Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Accounts and the Reserve Account and the Backup Servicer Fee and Collateral Custodian Fee pursuant to the Backup Servicer and Collateral Custodian Fee Letter. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

(b) The Borrower will be required to pay all fees and expenses incurred by the Agent and the Conduit Lender in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

Section 7.17 Reports.

(a) Monthly Report. With respect to each Determination Date and the related Collection Period, the Servicer will provide to the Borrower, the Backup Servicer and the Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit E. Except as otherwise set forth herein, the Backup Servicer shall have no obligation to review any information in the Monthly Report.

(b) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Borrower, the Backup Servicer and the Agent a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit F. Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any information set forth in the Servicer’s Certificate.

(c) Financial Statements. The Servicer will submit to the Borrower, the Backup Servicer and the Agent within forty-five (45) days following the end of each of the Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on June 30, 2004, unaudited financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter. The Servicer shall submit to the Borrower and the Agent, within ninety (90) days following the end of the Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2004, annual audited financial statements as of the end of such fiscal year. Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any of the financial information set forth in such financial statements.

Section 7.18 Annual Statement as to Compliance.

The Servicer will provide to the Borrower, the Backup Servicer and the Agent within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event occurred during such year and no notice thereof has been given to the Agent, specifying such Servicer Termination Event and the steps taken to remedy such event).

Section 7.19 Annual Independent Public Accountant’s Servicing Reports.

At its own expense, the Servicer will cause a firm of nationally recognized independent public accountants acceptable to the Agent in its reasonable discretion (who may also render other services to the Servicer) to furnish to the Borrower and the Agent, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2004, (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Borrower and Agent) to certain documents and records relating to the servicing of Loans under this Agreement, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 7.20 Limitation on Liability of the Servicer and Others.

Except as provided herein, neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its failure to perform materially in accordance with this Agreement.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Secured Parties hereunder.

Section 7.21 The Servicer, the Backup Servicer and the Collateral Custodian Not to Resign.

None of the Servicer, the Backup Servicer or the Collateral Custodian shall resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer, the Backup Servicer or the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower, the Agent. No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in according with the terms of this Agreement.

Section 7.22 Access to Certain Documentation and Information Regarding the Loans.

The Borrower, the Servicer or the Collateral Custodian, as applicable, shall provide to the Agent access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Conduit Lender, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Agent, the Agent or their respective agents may review the Borrower’s and the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Loan Documents and Records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The Borrower shall bear the cost of such audits; provided, however that unless a Termination Event shall have occurred and be continuing, the Borrower shall not be required to bear the cost of more than one Audit in each fiscal year.

Section 7.23 [Reserved].

Section 7.24 Identification of Records.

The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Agent, as agent for the Secured Parties, has the interest therein Granted by Borrower pursuant to this Agreement.

Section 7.25 Servicer Termination Events.

If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any date:

(a) any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Borrower and the Agent as required by this Agreement, or to deliver any Required Reports hereunder on or before the date occurring two (2) Business Days after the date such payment, transfer, deposit, instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Agent or the Borrower and (ii) the date on which an officer of the Servicer becomes aware thereof;

(c) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, and that continues to be unremedied for a period of thirty (30) days after the first to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Agent or the Borrower and (ii) the date on which the Servicer becomes aware thereof;

(d) the Servicer shall fail in any material respect to service the Transferred Loans in accordance with the Credit and Collection Policy;

(e) an Insolvency Event shall occur with respect to the Servicer or any of its Affiliates;

(f) the Servicer agrees to or otherwise permits (x) any change in the Credit and Collection Policy which would materially and adversely affect or impair the collectibility of any Transferred Loan, or (y) any material change in the Credit and Collection Policy without the prior written consent of the Agent;

(g) any financial or asset information reasonably requested by the Agent or the Secured Parties as provided herein is not provided as requested within five (5) Business Days of the receipt by the Servicer of such request;

(h) the rendering against the Servicer of a final judgment, decree or order for the payment of money in excess of 10% of the Tangible Net Worth of the Servicer (individually or in the aggregate) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of sixty-one (61) or more consecutive days without a stay of execution;

(i) the failure of the Servicer to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding U.S. $2,500,000 or the occurrence of any event or condition that would permit acceleration of such recourse debt or other obligations if such event or condition has not been waived;

(j) the Servicer fails to maintain a minimum Net Worth of at least $1,000,000,000 plus seventy-five (75%) percent of any new equity and Subordinated Debt issued after March 31, 2004;

(k) any Change in Control of the Servicer is made without the prior written consent of the Borrower and the Agent;

(l) the Servicer’s Leverage Ratio shall exceed 1.0:1.0;

(m) the Servicer shall fail to maintain its status as a Business Development Company or as a Registered Investment Company under the 1940 Act; or

(n) the Servicer or its Affiliates shall fail to maintain at least $125,000,000 in Committed Revolving Facilities, excluding the facility contemplated by this Agreement.

then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Agent, by written notice to the Servicer and the Backup Servicer (a “Servicer Termination Notice”), may, subject to the provisions of Section 7.26, terminate all of the rights and obligations of the Servicer as Servicer under this Agreement. The Borrower shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.

Section 7.26 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 7.25, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Agent to the Servicer and the Backup Servicer in writing. The Agent may at the time described in the immediately preceding sentence, in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided, however, that any successor Servicer shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer, (ii) be obligated to make Servicer Advances or (iii) have any liability or obligation with respect to any Servicer indemnification obligations of any prior servicer including the initial Servicer. In the event that the Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unwilling or unable to assume such obligations on such date, the Agent shall as promptly as possible appoint a successor servicer (in such capacity, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Agent. The Agent shall provide prompt notice of the appointment of a Successor Servicer to each Rating Agency. In the event that a Successor Servicer has not been appointed and has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than U.S. $100,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.

(b) Upon its appointment as successor to the Servicer, the Backup Servicer (subject to subsection 7.26(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer (except as otherwise expressly provided for herein) with respect to servicing functions under this Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. Any Successor Servicer shall be entitled, with the prior consent of the Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 7.26, the Backup Servicer will promptly begin the transition to its role as Servicer.

(e) The Backup Servicer shall be entitled to receive its reasonable costs incurred in transitioning to Servicer.

(f) Notwithstanding anything contained in this Agreement to the contrary, any successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, except, in all cases, where audit, examination or other inquiry would be required in the exercise of reasonable care or the degree of skill and attention the successor Servicer exercises with respect to all comparable loans that it services for itself and others, and the successor Servicer shall have no liability for the acts and omissions of the prior Servicer; provided, however, if any successor Servicer discovers any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) in any Predecessor Servicer Work Product, then such successor Servicer shall use its best commercially reasonable efforts to correct such Errors. Wells Fargo agrees to use its best efforts to prevent further errors, inaccuracies or omissions relating to Errors (collectively, “Continued Errors”) previously discovered by the successor Servicer and shall, with the prior consent of the Agent, use its best commercially reasonable efforts to reconstruct and reconcile such data to correct such Errors and Continued Errors and to prevent future Continued Errors. The successor Servicer shall be entitled to recover its costs incurred pursuant to this Section 7.26(f).

Section 7.27 Market Servicing Fee.

Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Agent; in the event that the Backup Servicer becomes the Successor Servicer, the Backup Servicer shall solicit three (3) bids, with a copy to the Borrower and the Agent, from not less than three (3) entities experienced in the servicing of loans similar to the Loans and that are not Affiliates of the Backup Servicer, the Servicer or the Borrower, and the Servicing Fee shall be equal to the average of the fees proposed as determined by the Backup Servicer with the consent of the Agent (the “Market Servicing Fee”).

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Secured Parties to the Borrower under Applicable Law. For such purpose, the Borrower hereby Grants as of the Closing Date to the Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. The Grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Originator and the Borrower shall remain liable under the Loans and related Collateral to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Originator and the Borrower from any of its duties or obligations under the Loans and related Collateral, and (c) neither of the Agent nor any other Secured Party shall have any obligations or liability under the Loans and related Collateral by reason of this Agreement, nor shall the Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) The Borrower and the Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising.

Section 8.2 Release of Lien on Loans.

If (i) there is no Overcollateralization Shortfall, and (ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, at the same time as (i) any Transferred Loan in the Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Transferred Loan becomes a Prepaid Loan and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Transferred Loan is replaced in accordance with Section 2.19, (iv) such Transferred Loan is repurchased in accordance with Section 4.3, (v) such Transferred Loan is subject to a Lien Release Dividend in accordance with Section 2.17, or (vi) this Agreement terminates in accordance with Section 12.6, the Agent, as agent for the Secured Parties, will be deemed to automatically release its interest in such Loan without representation or warranty express or implied. In connection with any such payoff, release or substitution, the Agent, as agent for the Secured Parties, will, after the deposit by the Servicer of the Proceeds of such event into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of the Related Property if such Related Property is not also serving as Collateral to secure the repayment of another Transferred Loan; provided, that, the Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such payoff, release, substitution. Nothing in this Section 8.2 shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

Section 8.3 [Reserved].

Section 8.4 Further Assurances.

The provisions of Section 12.12 shall apply to the security interest granted under Section 8.1 as well as to the Advances and Expedited Advance hereunder.

Section 8.5 Remedies.

Upon the occurrence of a Termination Event, the Agent and Secured Parties shall have, with respect to the Collateral Granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 8.6 Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Secured Parties thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Agent or such court may determine.

Section 8.7 Power of Attorney.

Each of the Borrower and the Servicer, upon the occurrence and during the continuance of a Termination Event, hereby irrevocably appoints the Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. The appointment by each of the Servicer and the Borrower of the Agent as its attorney-in-fact shall be evidenced by its execution and delivery of a Power of Attorney substantially in the form of Exhibit Q-1 and Q-2, respectively.

ARTICLE IX

TERMINATION EVENTS

Section 9.1 Termination Events.

If any of the following events (each, a “Termination Event”) shall occur and be continuing:

(a) the Borrower shall default in the payment of any amount required to be made under the terms of this Agreement and such failure continues unremedied for a period of three (3) Business Days after the due date set forth herein for such payment, or if no due date is specified, such failure continues for a period of twenty (20) days after written request for such payment has been made; or

(b) an Overcollateralization Shortfall exists and continues unremedied for a period of three (3) Business Days; or

(c) the amount of Advances Outstanding shall exceed the Maximum Availability, for more than three (3) Business Days; or

(d) The Agent shall not have received written confirmation from Moody’s within 30 days after the Closing Date that the rating assessment of the facility contemplated by this Agreement is at least “A2”; or

(e) a Required Equity Shortfall exists and continues unremedied for a period of three (3) Business Days; or

(f) (i) the Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party, or (ii) the Originator shall fail to perform or observe in any material respect any term, covenant or agreement of such Originator set forth in any other Transaction Document to which it is a party, in each case when such failure continues unremedied for more than twenty (20) days after written notice thereof shall have been given by the Agent or any Secured Party to such Person; or

(g) any representation or warranty made or deemed made hereunder shall prove to be incorrect in any material respect as of the time when the same shall have been made, and such incorrect representation or warranty shall not have been eliminated or otherwise cured within a period of twenty (20) days after written notice thereof shall have been given by the Agent or any Secured Party to the Borrower; or

(h) an Insolvency Event shall occur with respect to the Borrower or the Originator; or

(i) a Servicer Termination Event occurs; or

(j) any Change in Control of the Borrower or Originator occurs; or

(k) the Borrower or the Originator defaults in making any payment required to be made with respect to any material recourse debt or other obligation to which either is a party and such default is not cured within the relevant cure period or any event or condition shall occur or exist that would cause or permit the acceleration of such recourse debt or other obligation, whether or not such event or condition has been waived or any such recourse debt or other obligation shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to maturity; or

(l) the Agent, as agent for the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral; or

(m) (i) a final judgment for the payment of money in excess of 10% of the Tangible Net Worth of the Originator shall have been rendered against the Originator or $100,000 against the Borrower by a court of competent jurisdiction and, if such judgment relates to the Originator, the Originator shall have either: (1) discharged or provided for the discharge of such judgment in accordance with its terms, or (2) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedes or otherwise during the pendency of such appeal or (ii) the Originator or the Borrower, as the case may be, shall have made payments of amounts in excess of $1,000,000 or $100,000, respectively, in settlement of any litigation; or

(n) the Borrower or the Servicer agrees or consents to, or otherwise permits (x) any change in the Credit and Collection Policy which would materially and adversely affect or impair the collectibility of any Loan or (y), any material amendment, modification, change, supplement or recession of or to the Credit and Collection Policy in whole or in part without the prior written consent of the Agent; or

(o) on each day during a period of ten (10) consecutive days, either (i) the aggregate Hedge Notional Amount is less than the product of the Hedge Percentage on such day and the

Hedge Amount on that day, or (ii) any Hedge Transaction fails to meet the requirements set forth in subsection 5.2(a); or

(p) a Ratings Effect occurs; or

(q) on any Determination Date, the Rolling Three-Month Portfolio Yield does not equal or exceed 5.0% and such failure continues for a period of fifteen (15) consecutive days; or

(r) the Rolling Three-Month Default Ratio shall exceed 5.0%; or

(s) the Rolling Three-Month Charged-Off Ratio shall exceed 2.5%; or

(t) the Rolling Twelve-Month Portfolio Charged-Off Ratio shall exceed 12.0%; or

(u) any two of (i) Malon Wilkus, (ii) Ira Wagner, and (iii) John Erickson shall cease to be employed by the Borrower or Originator in the capacity as executive officers thereof; or

(v) the Borrower shall become required to register as an “investment company” under the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder; or

(w) the business and other activities of the Borrower or the Originator, including but not limited to, the acceptance of the Advances and the Expedited Advances by the Borrower made by the Conduit Lender, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents to which the Borrower or the Originator is a party result in a violation by the Originator, the Borrower, or any other person or entity of the 1940 Act or the rules and regulations promulgated thereunder; or

(x) a Material Adverse Change in the operations of the Originator, the Servicer or the Borrower shall occur; or

(y) a change in any binding law or any rule or regulation having the force of law shall occur, which would cause the legal conclusions made in the true sale, non-consolidation and perfection opinions delivered in connection with the Transaction Documents to be incorrect;

then, and in any such event, the Agent may, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and all Obligations owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that, in the event that the Termination Event described in subsection 9.1(h) herein has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon any such declaration or automatic occurrence of the Termination Date, no Advances or Expedited Advances will be made, and the Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Agent, the Backup Servicer, the Collateral Custodian, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Transferred Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Transferred Loan comprising a portion of the Collateral, or the nonconformity of any Transferred Loan, the Related Property with any such Applicable Law or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans included as a part of the Collateral;

(iv) the failure to vest and maintain vested in the Agent, as agent for the Secured Parties, a first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or Expedited Advance or at any subsequent time and as required by the Transaction Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Transferred Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, a defense based on the Transferred Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans;

(viii) any products liability claim or environmental liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property, merchandise or services that are the subject of any Transferred Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by the Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Agent or a Secured Party believes in good faith is required to be repaid;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances, Expedited Advances or in respect of any Transferred Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(xii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Transferred Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or

(xiii) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the applicable Indemnified Party within two (2) Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 10.1 shall survive the removal of the Agent, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(e) The parties hereto agree that the provisions of this Section 10.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor on any Transferred Loan.

Section 10.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, or (iv) any litigation, proceedings or investigation against the Servicer, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (b) under any Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. The provisions of this indemnity shall run directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 10.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Servicer within two (2) Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Servicer under this Section 10.2 shall survive the resignation or removal of the Agent, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(e) The parties hereto agree that the provisions of this Section 10.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, related Obligor on, any Transferred Loan.

(f) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

ARTICLE XI

THE AGENT

Section 11.1 Authorization and Action.

Fairway hereby designates and appoints Harris Nesbitt as the Agent hereunder, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with Fairway, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent. In performing its functions and duties hereunder, the Agent shall act solely as agent for the Fairway and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of the Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 11.2 Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to Fairway or the other Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in Article IV of, any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Agent shall not be under any obligation to Fairway or the other Secured Parties to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower. The Agent shall not be deemed to have knowledge of any Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Agent has received notice from the Borrower or a Secured Party.

Section 11.4 Reliance.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of Fairway, as it deems appropriate, or it shall first be indemnified to its satisfaction by Fairway, provided, that, unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action as the Agent shall deem advisable and in the best interests of the Fairway. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Fairway, and such request and any action taken or failure to act pursuant thereto shall be binding upon Fairway.

Section 11.5 Non-Reliance on Agent.

Fairway expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent. Fairway represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 The Agent in its Individual Capacity.

The Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder. With respect to the Advances and Expedited Advances made pursuant to this Agreement, the Agent and each of its Affiliates shall have the same rights and powers under this Agreement as the Purchasers and may exercise the same as though it were not the Agent and the term “Conduit Lender” shall include the Agent in its individual capacity.

Section 11.7 Successor Agent.

The Agent may, upon five (5) days’ notice to the Borrower and Fairway, and the Agent will, upon the direction of Fairway, resign as Agent. If the Agent shall resign, then Fairway, during such five (5) day period, shall appoint a successor agent. If for any reason no successor Agent is appointed by Fairway during such five (5) day period, then effective upon the expiration of such five (5) day period, the Borrower or the Agent, as applicable, shall make all payments it otherwise would have made to the Agent in respect of the Obligations or under any fee letter delivered in connection herewith directly to Fairway and for all purposes shall deal directly with Fairway. After any retiring Agent’s resignation hereunder as Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. Notwithstanding the resignation or removal of Harris Nesbitt as the Agent, Harris Nesbitt, as the Hedge Counterparty, shall continue to be a Secured Party hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers.

(a) Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without prior written notice to the Rating Agencies and the written agreement of the Borrower, the Agent, and the Conduit Lender; provided, that, any amendment of this Agreement that is solely for the purpose of adding a Conduit Lender may be effected with the written consent of the Agent; provided, further, that any amendment to this Agreement which would (i) reduce or impair Collections or the payment of Interest or fees to any Conduit Lender, (ii) modify any provisions of this Agreement relating to the timing of payments required to be made by the Borrower or the application of the proceeds of such payments, (iii) release any Collateral from the Lien of this Agreement (other than as provided herein), or (iv) increase the Facility Amount, any Conduit Lender’s Commitment or extend the Commitment Termination Date (each of the amendments described in clauses (i) through (iv) of this proviso, a “Material Amendment”), shall not be effective without the written agreement of the Borrower, the Agent and each Conduit Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty or (ii) having a material affect on the rights or obligations of the Collateral Custodian or the Backup Servicer (including any duties of the Servicer that the Backup Servicer would have to assume as Successor Servicer) shall be effective against such Person without the written agreement of such Person. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Collateral Custodian and the Backup Servicer.

(c) Notwithstanding any other provision of this Section 12.1, no Material Amendment shall be effective unless (if and to the extent required by the commercial paper program of the Conduit Lender) the Rating Agencies shall have provided a Ratings Confirmation.

Section 12.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or hand delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, three days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article XII shall not be effective until received with respect to any notice sent by mail or telex.

Section 12.3 Liabilities to Obligors.

No obligation or liability to any Obligor under any of the Transferred Loans is intended to be assumed by the Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 12.4 No Waiver, Rights and Remedies.

No failure on the part of the Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of subsection 2.9(a)(1)(i) and subsection 2.9(b)(i) and (xi) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 12.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V and VI, and the Servicer’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article IV and the indemnification and payment provisions of Article X and the provisions of Section 12.10 and Section 12.11 shall be continuing and shall survive any termination of this Agreement.

Section 12.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 12.8 WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 12.9 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Agent, the Secured Parties, the Backup Servicer and the Collateral Custodian and its or their Affiliates and officers, directors, employees and agents thereof under Article X hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the Secured Parties with respect thereto and with respect to advising the Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Agent or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedge Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Conduit Lender in connection with this Agreement or the funding or maintenance of Advances and Expedited Advances hereunder.

(c) The Borrower shall pay on demand all other costs, expenses and taxes (excluding income taxes) (“Other Costs”), including, without limitation, all reasonable costs and expenses incurred by the Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records, the cost of rating Fairway’s commercial paper by independent financial rating agencies, which are incurred as a result of the execution of this Agreement, and the amount of any taxes and insurance due and unpaid by an Obligor with respect to any Transferred Loan or Related Property.

Section 12.10 No Proceedings.

(a) Each of the parties hereto (other than Fairway) hereby agrees that it will not institute against, or join any other Person in instituting against, Fairway any Insolvency Proceeding so long as any Commercial Paper Notes issued by Fairway shall be outstanding and there shall not have elapsed one (1) year and one (1) day since the last day on which any such Commercial Paper Notes shall have been outstanding.

(b) Each of the parties hereto (other than the Agent and the Secured Parties) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one (1) year and one (1) day since the Collection Date.

Section 12.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Borrower, the Servicer, the Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, Fairway shall have no obligation to pay any amount required to be paid by it hereunder or thereunder in excess of any amount available to Fairway after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of Fairway hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay Commercial Paper Notes; and each of the Borrower, the Servicer, the Backup Servicer, the Fairway Collateral Custodian, the Agent and the Secured Parties agrees that they shall not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to Fairway to pay such amounts after paying or making provision for the payment of its Commercial Paper Notes.

(c) The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12 Protection of Security Interest; Appointment of Agent as Attorney-in-Fact.

(a) The Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Agent, as agent for the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12.

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the security interest Granted to the Agent, as agent for the Secured Parties, in the Collateral, or to enable the Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder after five (5) Business Days’ notice from the Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Agent’s or Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article X, as applicable. The Borrower irrevocably authorizes the Agent and appoints the Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Conduit Lender in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, on or prior to June 30 of each year unless the Collection Date shall have occurred, deliver or cause to be delivered to the Agent an Opinion of the Counsel for Borrower, in form and substance reasonably satisfactory to the Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Agent, as agent for the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.13 Confidentiality.

(a) Each of the Agent, the Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants and attorneys and as required by an Applicable Law, as required to be publicly filed with the Securities and Exchange Commission, or as required by an order of any judicial or administrative proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof and (iii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving and of the Loan Documents or any Hedging Agreement for the purpose of defending itself, reducing itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Loan Documents or any Hedging Agreement.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Agent or the Secured Parties by each other, (ii) by the Agent or the Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or (iii) by the Agent or the Conduit Lender to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agree to be bound hereby. In addition, the Conduit Lender, the Agent and the Hedge Counterparty may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings.

(c) The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer shall consult with the Agent prior to the issuance of such news release or public announcement. The Borrower and the Servicer each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly situated Persons so long as such disclosure is not in the form of a news release or public announcement.

Section 12.14 Third Party Beneficiaries.

Except as otherwise specifically provided herein, the parties hereto hereby manifest their intent that no third party, other than the Hedge Counterparties, shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.

Section 12.15 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered to the Agent and the Conduit Lender.

Section 12.16 Waiver of Setoff.

Each of the parties hereto (other than Fairway) hereby waives any right of setoff it may have or which it may be entitled under this Agreement from time to time against Fairway or its assets.

Section 12.17 Assignments by the Conduit Lender.

(a) With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), Fairway may at any time assign, or grant a security interest or sell a participation interest in, any Advance or Expedited Advance (or portion thereof) to any Person; provided, that, in the case of an assignment of the Variable Funding Note, the assignee (other than any assignee described in the following provision) executes and delivers to the Servicer and the Agent a fully-executed Assignment and Acceptance substantially in the form of Exhibit D hereto and a Transferee Letter substantially in the form of Exhibit V hereto; provided, further, that, Fairway shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance or Expedited Advance (or portion thereof) to a Liquidity Bank or an Affiliate of the Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Agent and the Hedge Counterparty.

Section 12.18 Heading and Exhibits.

The headings of the various Articles and Sections herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.19 Sharing of Payments on Transferred Loans Subject to the Retained Interest Provisions.

(a) With respect to any Transferred Loan (including, without limitation, any Revolving Loan) subject to the Retained Interest provisions of this Agreement, the Borrower will own only the principal portion of such Transferred Loans outstanding as of the applicable Cut-off Date. Principal Collections received by the Servicer on any such Transferred Loan will be allocated first to the portion of such Transferred Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided, however, if a payment with respect to such Transferred Loan is delinquent beyond any applicable grace period, then Principal Collections received on the applicable Transferred Loan will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Transferred Loan (including, without limitation, any Revolving Loan) subject to the Retained Interest provisions of this Agreement, Interest Collections received by the Servicer on those Transferred Loans will be allocated between the portion not owned by the Borrower and the portion owned by the Borrower on a pro rata basis according to the outstanding principal amount of each such portion.

(c) Notwithstanding the foregoing or anything to the contrary contained herein or any Transaction Document, any payments made by any Hedge Counterparty pursuant to the terms of the Hedge Agreements shall be solely for the benefit of the Borrower, subject to the lien of the Agent and the Secured Parties, and shall not be subject to the pro rata sharing provisions of subsection 12.19(a). In furtherance of the foregoing clause of this paragraph, the Originator hereby releases any right, title, or interest it may have in or to any payment made or to be made at any time by any Hedge Counterparty pursuant to the terms of any Hedge Agreement.

Section 12.20 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.20 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto, duly authorized, as of the date first above written.

ACS FUNDING TRUST II, as the Borrower

By:
Name: Malon Wilkus
Title: Beneficiary Trustee

ACS Funding Trust II
c/o American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
Facsimile No.: (301) 654-6714
Confirmation No.: (301) 951-6122

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By:
Name: John Erickson
Title: Executive Vice President, Chief Financial Officer and Secretary

American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attention: Compliance Officer
Facsimile No.: (301) 654-6714
Confirmation No.: (301) 951-6122

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

S-1	Loan Funding and Servicing Agreement

Commitment:	FAIRWAY FINANCE COMPANY, LLC,
$125,000,000; provided, however, that the sum of the	as the Conduit Lender
Advances outstanding and Expedited Advances outstanding
shall not exceed $125,000,000.

By:
Name:
Title:

Fairway Finance Company, LLC
c/o Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
Attention:
Facsimile No. (212) 346-9012
Telephone No. (212) 346-9000

With a copy to:

c/o Harris Nesbitt Corp.
115 South LaSalle Street
13th Floor West
Chicago, Illinois 60603
Attention: Kevin Gibbons
Facsimile No. (312) 293-4908
Telephone No. (312) 461-5542

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

S-2	Loan Funding and Servicing Agreement

HARRIS NESBITT CORP., as the Agent

By:
Name:
Title:

By:
Name:
Title:

Harris Nesbitt Corp.
115 South LaSalle Street
13th Floor West
Chicago, Illinois 60603
Attention: Kevin Gibbons
Facsimile No. (312) 293-4908
Telephone No. (312) 461-5542

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

S-3	Loan Funding and Servicing Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Backup Servicer and as the Collateral Custodian

By:
Name:
Title:

Wells Fargo Bank, National Association
MAC N9311-161
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Attention: Corporate Trust Services
Asset-Backed Administration
Facsimile No.: (612) 667-3539
Confirmation No.: (612) 667-8058

S-4	Loan Funding and Servicing Agreement

EXHIBITS AND SCHEDULES TO

LOAN FUNDING AND SERVICING AGREEMENT

Dated as of June 30, 2004

(Fairway Transaction with ACS Funding Trust II)

EXHIBIT A-1	Borrower Notice (Funding Request)
EXHIBIT A-1-X	Borrower Notice (Expedited Funding Request)
EXHIBIT A-2	Borrower Notice (Reduction of Advances Outstanding and Reduction of Facility Amount)
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Trust Agreement
EXHIBIT D	Form of Assignment and Acceptance
EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Credit and Collection Policy
EXHIBIT H	Form of Hedging Agreement (including Schedule and Confirmation)
EXHIBIT I	Form of Certificate of Borrower’s Counsel
EXHIBIT J	Form of Trust Receipt and Initial Certification
EXHIBIT K	Form of Trust Receipt and Final Certification
EXHIBIT L	Form of Request for Release of Loan Documents and Receipt
EXHIBIT M-1	Form of Assignment of Mortgage
EXHIBIT M-2	Assignment of Second Mortgage and Security Agreement
EXHIBIT N	Form of Reinvestment Certification
EXHIBIT O-1	Officer’s Certificate as to Solvency from Originator
EXHIBIT O-2	Officer’s Certificate as to Solvency from Borrower
EXHIBIT P-1	Officer’s Closing Certificate from Originator
EXHIBIT P-2	Officer’s Closing Certificate from Borrower
EXHIBIT Q-1	Power of Attorney from Originator
EXHIBIT Q-2	Power of Attorney from Borrower
EXHIBIT R	[Reserved]
EXHIBIT S	[Reserved]
EXHIBIT T	Form of Agent and Intercreditor Provisions for Agented Notes
EXHIBIT U	Form of Intercreditor and Subordination Agreement
EXHIBIT V	Form of Transferee Letter
SCHEDULE I	Schedule of Documents
SCHEDULE II	[Reserved]
SCHEDULE III	[Reserved]
SCHEDULE IV	Loan List
SCHEDULE V	Location of Loan Files
SCHEDULE VI	Diversity Score

EXHIBIT A-1

FORM OF BORROWER NOTICE

(Funding Request)

[                            ,             ]

ACS FUNDING TRUST II

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Wells Fargo Bank, National Association,

as the Backup Servicer and Collateral Custodian

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Re:	Loan Funding and Servicing Agreement dated as of June 30, 2004

Ladies and Gentlemen:

This Borrower Notice is delivered to you under Section 2.3 of that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower (the “Borrower”), American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp. (“Harris Nesbitt”), as the agent, and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian. All capitalized undefined terms used herein have the meaning assigned thereto in the Agreement.

Each of the undersigned, each being a duly elected officer of the Borrower and the Servicer, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Borrower hereby requests an Advance in the principal amount of $ .

2.	The Borrower hereby requests that such Advance be made on the following date: .

3.	The amount of Advances Outstanding as of the date specified in Item 2 above will be $ , after giving effect to the Advance requested hereby.

A-1-1

4.	Attached to this Borrower Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof as of the date specified in Item 2 above and after giving effect to the Advance requested hereby.

5.	Attached to this Borrower Notice is a true, correct and complete Loan List, reflecting all Loans which will become part of the Collateral on the date hereof, each Loan reflected thereon being an Eligible Loan.

6.	All of the conditions precedent applicable to the Advance requested herein as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Section 3.2 of the Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

A-1-2

IN WITNESS WHEREOF, the undersigned has executed the Borrower Notice this          day of                         ,             .

ACS FUNDING TRUST II as the Borrower

By:	American Capital Strategies, Ltd., as Servicer

By:
Name:
Title:

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By:
Name:
Title:

[attach Borrowing Base Certificate]

A-1-3

EXHIBIT A-1-X

FORM OF BORROWER NOTICE

(Expedited Funding Request)

[                        ,             ]

ACS FUNDING TRUST II

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Wells Fargo Bank, National Association,

as the Backup Servicer and Collateral Custodian

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Re:	Loan Funding and Servicing Agreement dated as of June 30, 2004

Ladies and Gentlemen:

This Expedited Funding Request is delivered to you under Section 2.2 of that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower (the “Borrower”), American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp. (“Harris Nesbitt”), as the agent, and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian. All capitalized undefined terms used herein have the meaning assigned thereto in the Agreement.

Each of the undersigned, each being a duly elected officer of the Borrower and the Servicer, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:

1. The Borrower hereby requests a Expedited Advance in the principal amount of $                            .

2. The Borrower hereby requests that such Expedited Advance be made on the following date:                             .

A-1-4

3. Attached to this Expedited Funding Request is a true, correct and complete calculation of the Borrowing Base and all components thereof.

4. Attached to this Expedited Funding Request is a true, correct and complete Loan List, reflecting all Loans which will become part of the Collateral on the date hereof, each Loan reflected thereon being an Eligible Loan.

5. All of the conditions applicable to the Expedited Advance requested herein as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Expedited Advance, including those set forth in Section 3.2 of the Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

A-1-5

IN WITNESS WHEREOF, the undersigned has executed the Borrower Notice this                  day of                         ,             .

ACS FUNDING TRUST II as the Borrower

By:
Name:
Title:

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By:
Name:
Title:

Acknowledged and accepted this day of ,

HARRIS NESBITT CORP. as the Deal Agent

By:
Name:
Title:

[attach Borrowing Base Certificate]

A-1-6

EXHIBIT A-2

FORM OF BORROWER NOTICE

(Reduction of Advances Outstanding and Reduction of Facility Amount)

[                            ,             ]

ACS FUNDING TRUST II

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Wells Fargo Bank, National Association,

as the Backup Servicer

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Re:	Loan Funding and Servicing Agreement dated as of June 30, 2004

Ladies and Gentlemen:

This Borrower Notice is delivered to you under Section 2.4 of that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower (the “Borrower”), American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway Finance Corporation (“Fairway”), as the conduit lender, Harris Nesbitt Corp. (“Harris Nesbitt”), as the agent, and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian. All capitalized undefined terms used herein have the meaning assigned thereto in the Agreement.

Each of the undersigned, each being a duly elected officer of the Borrower and the Servicer, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:

1. Pursuant to Section 2.4 of the Agreement, the Servicer on behalf of the Borrower desires to reduce the Advances Outstanding (an “Advance Reduction”) by the amount of $                            .

2. Pursuant to Section 2.4 of the Agreement, the Servicer on behalf of the Borrower desires to reduce the Facility Amount (a “Facility Reduction”) by the amount of $                            .

A-3-1

3. The Servicer on behalf of the Borrower hereby requests that such Advance Reduction or Facility Reduction, as applicable, be made on the following date:                     .

4. The Advances Outstanding as of as of the date specified in Item 3 above will be $                    , after giving effect to the reduction requested hereby.

5. Attached to this Borrower Notice is a true, correct and complete calculation of the Borrowing Base and all components thereof as of the date specified in Item 3 above and after giving effect to the reduction requested hereby.

6. All of the conditions precedent applicable to the Advance Reduction or Facility Reduction requested herein as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including those set forth in Section 2.4 of the Agreement.

[The Remainder Of This Page Is Intentionally Left Blank]

A-3-2

IN WITNESS WHEREOF, the undersigned has executed the Borrower Notice this                  day of                         ,             .

ACS FUNDING TRUST II as the Borrower

By:	American Capital Strategies, Ltd., as the Servicer

By:
Name:
Title:

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By:
Name:
Title:

[attach Borrowing Base Certificate]

A-3-3

EXHIBIT B

FORM OF VARIABLE FUNDING NOTE

$125,000,000	June 30, 2004

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAW OF ANY STATE. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501 (a)(1)–(3) OR (7) UNDER THE SECURITIES ACT) PURCHASING FOR INVESTMENT AND NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, IN EACH CASE, SUBJECT TO THE RECEIPT BY THE SERVICER AND THE AGENT OF A TRANSFEREE LETTER AND SUCH OTHER EVIDENCE ACCEPTABLE TO THE SERVICER AND THE AGENT THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND SECURITIES AND BLUE SKY LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO ANOTHER EXEMPTION AVAILABLE UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (5) PURSUANT TO A VALID REGISTRATION STATEMENT. THE PURCHASE OF THIS NOTE WILL BE DEEMED A REPRESENTATION BY THE ACQUIRER THAT EITHER: (I) IT IS NOT, AND IS NOT PURCHASING THIS NOTE FOR, ON BEHALF OF OR WITH THE ASSETS OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF ERISA AND/OR SECTION 4975 OF THE CODE, OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA FOR WHICH NO ELECTION HAS BEEN MADE UNDER SECTION 410(d) OF THE CODE) THAT IS SUBJECT TO ANY FEDERAL, STATE, OR LOCAL LAW THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR (II) PTCE 95–60, PTCE 96–23, PTCE 91–38, PTCE 90–1, PTCE 84–14 OR SOME OTHER PROHIBITED TRANSACTION EXEMPTION IS APPLICABLE TO THE PURCHASE, HOLDING AND DISPOSITION OF THIS NOTE BY THE ACQUIRER.

THIS NOTE IS NOT PERMITTED TO BE TRANSFERRED, ASSIGNED, EXCHANGED OR OTHERWISE PLEDGED OR CONVEYED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE LOAN FUNDING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PRINCIPAL AMOUNT OF THIS NOTE WILL VARY AS ADVANCES ARE MADE AND PAID DOWN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE MAXIMUM AMOUNT SHOWN ON THE FACE THEREOF.

FOR VALUE RECEIVED, ACS FUNDING TRUST II, a Delaware statutory trust (the “Borrower”), promises to pay to HARRIS NESBITT CORP. (“Harris Nesbitt”), as the agent (the “Agent”) or Fairway Finance Corporation’s (“Fairway”) successors or assigns, the principal sum of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) or, if less, the unpaid principal amount of the aggregate loans (“Advances”) made by Fairway to the Borrower pursuant to the Loan Funding and Servicing Agreement (as defined below), as set forth on the attached Schedule, on the dates specified in the Loan Funding and Servicing Agreement, and to pay interest on the unpaid principal amount of each Advance on each day that such unpaid principal amount is outstanding at the applicable Interest Rate related to such Advance as provided in the Loan Funding and Servicing Agreement on each Payment Date and each other date specified in the Loan Funding and Servicing Agreement.

This Note is issued pursuant to the Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Loan Funding and Servicing Agreement”), by and among the Borrower, American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway, as the Conduit Lender, Harris Nesbitt, as the agent, and Wells Fargo Bank, National Association, as the Backup Servicer and as the Collateral Custodian. Capitalized terms used but not defined in this Note are used with the meanings ascribed to them in the Loan Funding and Servicing Agreement.

Notwithstanding any other provision contained in this Note, if at any time the rate of interest payable by the Borrower under this Note, when combined with any and all other charges provided for in this Note, in the Loan Funding and Servicing Agreement or in any other document (to the extent such other charges would constitute interest for the purpose of any applicable law limiting interest that may be charged on this Note), exceeds the highest rate of interest permissible under applicable law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be exceeded the rate of interest under this Note shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Note is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest under this Note at the Maximum Lawful Rate until such time as the total interest paid by the Borrower is equal to the total interest that would have been paid had applicable law not limited the interest rate payable under this Note. In no event shall the total interest received by Fairway under this Note exceed the amount which Fairway could lawfully have received had the interest due under this Note been calculated since the date of this Note at the Maximum Lawful Rate.

Payments of the principal of, and interest on, Advances represented by this Note shall be made by the Borrower to the holder hereof by wire transfer of immediately available funds in the manner and at the address specified for such purpose as provided in Article 2 of the Loan Funding and Servicing Agreement, or in such manner or at such other address as the holder of this Note shall have specified in writing to the Borrower for such purpose, without the presentation or surrender of this Note or the making of any notation on this Note.

If any payment under this Note falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day and interest shall be payable on any principal so extended at the applicable Interest Rate.

If all or a portion of (i) the principal amount hereof or (ii) any interest payable thereon or (iii) any other amounts payable hereunder shall not be paid when due (whether at maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to the Base Rate plus 1.0%, in each case from the date of such non-payment to (but excluding) the date such amount is paid in full.

Portions or all of the principal amount of the Note shall become due and payable at the time or times set forth in the Loan Funding and Servicing Agreement. Any portion or all of the principal amount of this Note may be prepaid, together with interest thereon (and as set forth in the Loan Funding and Servicing Agreement, certain costs and expenses of Fairway) at the time and in the manner set forth in, but subject to the provisions of, the Loan Funding and Servicing Agreement.

Except as provided in the Loan Funding and Servicing Agreement, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

All amounts evidenced by this Note, Fairway’s making each Advance and all payments and prepayments of the principal hereof and the respective dates and maturity dates thereof shall be endorsed by the Agent on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by the Agent in its internal records; provided, however, that the failure of the Agent to make such a notation shall not in any way limit or otherwise affect the obligations of the Borrower under this Note as provided in the Loan Funding and Servicing Agreement.

The holder hereof may sell, assign, transfer, negotiate, grant participations in or otherwise dispose of all or any portion of any Advances made by Fairway and represented by this Note and the indebtedness evidenced by this Note.

This Note is secured by the security interests granted pursuant to Section 8.1 of the Loan Funding and Servicing Agreement. The holder of this Note, as agent for Fairway, is entitled to the benefits of the Loan Funding and Servicing Agreement and may enforce the agreements of the Borrower contained in the Loan Funding and Servicing Agreement and exercise the remedies provided for by, or otherwise available in respect of, the Loan Funding and Servicing Agreement, all in accordance with, and subject to the restrictions contained in, the terms of the Loan Funding and Servicing Agreement. If a Termination Event shall occur and be continuing, the unpaid balance of the principal of all Advances, together with accrued interest thereon, shall be declared, and become due and payable in the manner and with the effect provided in the Loan Funding and Servicing Agreement.

This Note is the “Variable Funding Note” referred to in the Loan Funding and Servicing Agreement. This Note shall be construed in accordance with and governed by the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as on the date first written above.

ACS FUNDING TRUST II,
as the Borrower

By:
Name:
Title:

SCHEDULE TO NOTE

Date of Advance or Repayment	Principal Amount of Advance	Principal Amount of Repayment	Outstanding Principal Amount

EXHIBIT C

[ATTACH FORM OF TRUST AGREEMENT]

C-1

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated:                             ,

Reference is made to the Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”) among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer. Terms defined in the Agreement are used herein with the same meaning. This Assignment and Acceptance is delivered pursuant to Section 12.17 of the Agreement.

•                              (the “Assignor”) and                              (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Assignor’s Commitment and the Advances made by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of Advances made by the Assignee will be as set forth in Section          of Schedule         .

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; and (iii) confirms that the Assignee is an Eligible Assignee.

3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent or the Assignor or the Conduit Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Investor.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent for acceptance and recording. The effective date of this Assignment and Acceptance (the “Transfer Date”) shall be the date of acceptance thereof by the Agent, unless a later date is specified in Section          of Schedule         .

5. Upon such acceptance and recording by the Agent, as of the Transfer Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of an Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Transfer Date, the Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Transfer Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

• IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[ASSIGNOR]

By:
Name:
Title:

Address for notices
[Address]

[ASSIGNEE]

By:
Name:
Title:

Address for notices
[Address]

Schedule 1

to

Assignment and Acceptance

Dated                     , 20

Section 1.

•        Percentage Interest:            ________%

Section 2.

•        Assignee’s Commitment:        $____________

•        Aggregate Outstanding

Advances Owing to

the Assignee:                         $_____________

Section 3.

•        Transfer Date: ___________________, 20__

EXHIBIT E

FORM OF MONTHLY REPORT

[TO BE PROVIDED BY HARRIS NESBITT/AMERICAN CAPITAL]

E-1

EXHIBIT F

FORM OF SERVICER’S CERTIFICATE

This Servicer’s Certificate is delivered pursuant to the provisions of subsection 7.17(b) of the Loan Funding and Servicing Agreement, dated as of June 30, 2004, by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer (the “Servicer”), Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer (hereinafter as such agreement may have been, or may from time to time be amended, supplemented or otherwise modified, the “Agreement”). This Servicer’s Certificate relates to the Collection Period and related Payment Date to which the Monthly Report attached hereto as Schedule A relates.

A.	Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Agreement. References herein and in the attached Schedule A to certain subsections are to the applicable subsections of the Agreement.

B.	The Servicer is the Servicer under the Agreement.

C.	The undersigned hereby certifies to the Borrower, the Backup Servicer and the Agent that all of the foregoing information and all of the information set forth on attached Schedule A is true and accurate in all material respects of the date hereof.

IN WITNESS WHEREOF, the undersigned has caused this Servicer’s Certificate to be duly executed this          day of                         .

AMERICAN CAPITAL STRATEGIES, LTD.,
as the Servicer

By:
Name:
Title:

F-1

EXHIBIT G

CREDIT AND COLLECTION POLICY

[See attached]

G-1

EXHIBIT H

FORM OF HEDGING AGREEMENT

[See Attached]

H-1

EXHIBIT I

FORM OF CERTIFICATE OF BORROWER’S COUNSEL

[                     , 2004]

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Wells Fargo Bank, National Association,

as the Collateral Custodian

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Re:	Loans in the aggregate principal amount of $ , from American Capital Strategies, Ltd. (the “Originator”) to ACS Funding Trust II (the “Borrower”) in connection with [Obligor] (the “Obligor”) (collectively, the “Loan”)

To whom it may concern:

In connection with the Loan, the undersigned (i) acknowledges that the Originator has granted a security interest to Harris Nesbitt Corp., as the agent for the Secured Parties (the “Agent”) in each of the items indicated on the closing checklist attached hereto (the “Checklist”), and (ii) certifies to you that as of the day of funding the Loan:

D.	It has received, reviewed and approved the Checklist items, in the form and subject to those exceptions or matters indicated on the Checklist;

E.	A copy of the executed promissory note has been faxed to the Collateral Custodian. The original promissory note(s) and related indorsements in our possession and will be forwarded to Wells Fargo Bank, National Association, as the Collateral Custodian (the “Collateral Custodian”) or as otherwise directed in writing to (hereinafter referred to as “Borrower’s Counsel”) by the Agent, for receipt within two (2) business days after the funding date of the transaction;

F.	Within ten (10) business days after the closing, all remaining Security Documents which are in our possession and indicated on Schedule 1 attached hereto, will be forwarded to the Collateral Custodian; and

G.	Notwithstanding any contrary instruction from the Originator, in the event the Loan is funded, it will follow the written direction of the Agent with regard to the original promissory note(s) in its possession, provided that in the event it reasonably believes that a dispute exists as to custody of any Security Documents, it may deposit them with a court of competent jurisdiction and be relieved of its obligations hereunder with respect to any and all documents so deposited.

The Collateral Custodian, the Agent, the Originator and Borrower’s Counsel acknowledge and agree that:

1.	The security interest and the rights in the Security Documents granted to the Agent, as agent for the Secured Parties, are paramount and superior to the rights of the Originator.

2.	Borrower’s Counsel shall not be required to perform any duties other than the duties expressly set forth in this letter. No implied obligations or duties shall be inferred by any other agreement, written or verbal, or any representation made by any party.

3.	Borrower’s Counsel is authorized to comply with and obey laws, orders, judgments, decrees and regulations of any governmental authority, court, tribunal, or arbitrator. If Borrower’s Counsel complies with any such law, order, judgment, decree, or regulation Borrower’s Counsel shall not be liable to the Collateral Custodian, the Agent or the Originator or to any other person even is such law, order, judgment, decree or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation or beyond the scope of the law.

4.	Borrower’s Counsel shall be responsible hereunder solely to hold the original promissory note(s) for the Agent’s account and other documents for the Collateral Custodian’s and the Originator’s account and to deliver the same in accordance with the terms of this letter.

5.	Borrower’s Counsel may act relative hereto upon the advice of counsel in reference to any matter in connection herewith and shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its own willful misconduct or gross negligence.

6.	Borrower’s Counsel shall be entitled to rely or act upon any notice, direction, instrument or document believed by Borrower’s Counsel to be genuine and to be executed and delivered by the proper person and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.

7.	Borrower’s Counsel shall not be responsible or liable in any manner whatsoever for (a) the sufficiency, correctness, genuineness or validity of any document, agreement or instrument delivered to it, (b) the form of execution of any such document, agreement or instrument, (c) the identity, authority or rights of any person executing or delivering any such document, agreement or instrument, or (d) the terms and conditions of any instrument pursuant to which the parties may act.

8.	Borrower’s Counsel may serve and shall continue to serve as counsel to the Originator in connection with the transactions contemplated by the Loan and other matters, and notwithstanding anything herein to the contrary, may represent the Originator (or any affiliate) as its counsel in any action, suit or other proceeding in which Collateral Custodian, Agent or Originator (or any affiliate) may be involved.

9.	Borrower’s Counsel shall be deemed to have satisfied any delivery requirement set forth herein if it shall have deposited the relevant documents for uninsured overnight delivery (properly addressed) with Federal Express, UPS or other overnight courier of national standing.

Very truly yours,

By:
Name:
Title:

(Acceptance on following page)

ACCEPTED AND AGREED:

AMERICAN CAPITAL STRATEGIES, LTD., as the Originator

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian

By:
Name:
Title:

HARRIS NESBITT CORP., as the Agent

By:
Name:
Title:

SCHEDULE 1

SECURITY DOCUMENTS

Security Documents are defined as the following documents:

(i) all Loans:

(a) original of promissory note executed in favor of Originator or Borrower and any reformation thereof or endorsed or assigned to Originator or Borrower (if purchased by such Person) and endorsed by Borrower without recourse in blank (along with any reformation thereof);

(ii) in the case of Loans secured by real property:

(a) original mortgages or deeds of trust or other security instrument (including a leasehold mortgage, if applicable) securing the above note; provided, that, in lieu of a recorded document, the Collateral Custodian may accept a copy certified by the records office or escrow or title company or Originator or Borrower, if applicable;

(b) original assignment in blank of the mortgage or deed of trust or other security instrument (including a leasehold mortgage, if applicable) by Borrower to the Collateral Custodian in recordable form and the original or a copy, certified by the records office or escrow or title company or Originator or Borrower (in the case of a copy), of a properly recorded assignment or assignments of the related mortgage or deed of trust or other instrument from the original holder, through any subsequent transferees, to Borrower or Originator;

(c) if any of the above items were executed pursuant to a power of attorney, a copy of such; and

(iii) in the case of Loans secured in part by personal property, the following, as and to the extent applicable in accordance with the terms of the Loan:

(a) copy of any guaranties, if any, and as identified on the closing checklist and certification;

(b) copy of executed security agreements relating to furnishings, fixtures and equipment securing each Loan;

(c) copies of all UCC filings with respect to furnishings, fixtures and equipment securing each Loan; and

(d) if any of the above items were executed pursuant to a power of attorney, a copy of such.

EXHIBIT J

FORM OF TRUST RECEIPT AND INITIAL CERTIFICATION

[Delivery Date]

BY FACSIMILE: (312) 293-4908

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn: Conduit Administration

Re:	Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer.

Ladies and Gentlemen:

In accordance with the provisions of subsection 7.10(a) of the above-referenced Agreement, the undersigned, as the Collateral Custodian, hereby certifies that it has received each Loan identified on the Loan List attached hereto as Exhibit 1. The Collateral Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the documents contained in each Loan File or of any of the Loans or (ii) the collectability, insurability, effectiveness or suitability of any such Loan.

The Collateral Custodian hereby confirms that it is holding each such Loan Document as agent and bailee of, and custodian for the exclusive use and benefit, and subject to the sole direction, of the Agent pursuant to the terms and conditions of the Agreement.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian

By
Name:
Title:

J-1

EXHIBIT K

FORM OF TRUST RECEIPT AND FINAL CERTIFICATION

Trust Receipt #

[Delivery Date]

BY FACSIMILE: (312) 293-4908

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn: Conduit Administration

Re:	Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer.

Ladies and Gentlemen:

In accordance with the provisions of subsection 7.10(a) of the above-referenced Agreement, the undersigned, as the Collateral Custodian, hereby certifies that as to each Loan listed on the Loan List it has reviewed the Loan Files and has determined (other than any Loan paid in full or any Loan listed on the attachment hereto) that (i) all Loan Documents listed on the index of the related Loan File are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and related to such Loan, and each Underlying Note with respect to each Loan has been received in original form; (iii) as to each Loan that is secured by an interest in real property, all assignments of mortgage (or deed of trust or other security instrument) or intervening assignments of mortgage (or deed of trust or other security instrument), as applicable, have been submitted for recording in the jurisdictions in which recording is necessary; and (iv) as to each Loan that is secured by an interest in real property, each mortgage note has been endorsed in blank. The Collateral Custodian makes no representations as to (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any of the documents contained in each Loan File or of any of the Loans or (ii) the collectability, insurability, effectiveness or suitability of any such Loan.

The Collateral Custodian hereby confirms that it is holding each such Loan File as agent and bailee of, and custodian for the exclusive use and benefit, and subject to the sole direction, of the Agent pursuant to the terms and conditions of the Agreement.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

K-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian

By
Name:
Title:

K-2

EXHIBIT L

FORM OF REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

[Delivery Date]

BY FACSIMILE: (612) 667-3539

Wells Fargo Bank, National Association

MAC N9328-011

Suite ABS

751 Kasota Avenue

Minneapolis, MN 55414

Attn: Corporate Trust Services Asset-Backed Administration

Re:	Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer.

Ladies and Gentlemen:

In connection with the administration of the Loans held by you as the Collateral Custodian on behalf of the Agent under the Agreement, we request the release, and acknowledge receipt, of the Loan File for the Loan described below, for the reason indicated.

Obligor’s Name, Address & Zip Code:

Loan Number:

Reason for Requesting Documents (check one)

_____ 1. Loan Paid in Full. (The Servicer hereby certifies that all amounts received in connection therewith have been credited to the account of the Agent.)

_____ 2. Loan Liquidated By                                          (The Servicer hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the account of the Agent.)

_____ 3. Loan in Foreclosure.

_____ 4. Other (explain).

If box 1 or 2 above is checked, and if all or part of the Loan File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Loan.

If box 3 or 4 above is checked, upon our return of all of the above documents to you as the Collateral Custodian, please acknowledge your receipt by signing in the space indicated below, and returning this form.

Capitalized terms used but not defined herein have the meanings provided in the Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By
Name:
Title:
Date:

Acknowledgment of Documents returned to the Collateral Custodian:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Custodian

By
Name:
Title:

The Agent hereby consents to the Collateral Custodian’s releasing the Loan File or a part thereof to the Servicer designated above:

HARRIS NESBITT CORP., as the Agent

By
Name:
Title:

EXHIBIT M-1

FORM OF ASSIGNMENT OF MORTGAGE

[SEE ATTACHED]

M-1

EXHIBIT N

FORM OF REINVESTMENT CERTIFICATION

ACS FUNDING TRUST II

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Ladies and Gentlemen:

This certification is delivered to you under Section 3.2 of that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Agreement”), by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the Agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer.

Each of the undersigned, each being a duly elected officer of the Borrower and the Servicer, respectively, holding the office set forth below such officer’s name, hereby certifies as follows:

1.	The Borrower hereby notifies you that on the date first written above it will use Principal Collections in amount of $ to acquire additional Loans.

2.	Attached to this certification is a true, correct and complete calculation of the Borrowing Base and all components thereof.

3.	Attached to this Reinvestment Certification is a true, correct and complete Loan List, reflecting all Loans which will become part of the Collateral on the date hereof, each Loan reflected thereon being an Eligible Loan.

4.	All of the conditions applicable to the reinvestment of Principal Collections requested herein as set forth in the Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such reinvestment, including those set forth in Section 3.2.

N-1

IN WITNESS WHEREOF, the undersigned has executed the Reinvestment Certification this              day of                 ,             .

ACS FUNDING TRUST II, as the Borrower

By: American Capital Strategies, Ltd., as the Servicer

By
Name:
Title:

AMERICAN CAPITAL STRATEGIES, LTD., as the Servicer

By
Name:
Title:

N-2

EXHIBIT O-1

OFFICER’S CERTIFICATE AS TO SOLVENCY

AMERICAN CAPITAL STRATEGIES, LTD.

The undersigned, a duly elected Vice President of American Capital Strategies, Ltd. (the “Corporation”), hereby certifies in connection with (i) that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of June 30, 2004, by and between the Corporation and ACS Funding Trust II, and (ii) that certain Loan Funding and Servicing Agreement (the “Agreement”), dated as of June 30, 2004, by and among ACS Funding Trust II, as the borrower, the Corporation, as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, for the benefit of the seller, the agent and the secured parties and their respective successors and assigns, as follows:

1. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement and the Agreement.

2. Both before and after giving effect to (a) the transactions contemplated by the Purchase Agreement and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Corporation is and will be Solvent.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this              day of June, 2004.

By
Name:
Title:

O-1-1

EXHIBIT O-2

OFFICER’S CERTIFICATE AS TO SOLVENCY

ACS FUNDING TRUST II

The undersigned, a duly appointed Beneficiary Trustee of ACS Funding Trust II (the “Trust”), hereby certifies in connection with (i) that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of June 30, 2004, by and between the Trust and American Capital Strategies, Ltd., and (ii) that certain Loan Funding and Servicing Agreement (the “Agreement”), dated as of June 30, 2004, by and among the Trust, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, for the benefit of the seller, the agent and the secured parties and their respective successors and assigns, as follows:

1. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement and the Agreement.

2. Both before and after giving effect to (a) the transactions contemplated by the Purchase Agreement and the other Transaction Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Trust is and will be Solvent.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this          day of June, 2004.

By
Name:
Title:

O-2-1

EXHIBIT P-1

OFFICER’S CLOSING CERTIFICATE

AMERICAN CAPITAL STRATEGIES, LTD.

The undersigned, a duly elected Vice President of American Capital Strategies, Ltd. (the “Corporation”), hereby certifies in connection with (i) that certain Purchase and Sale Agreement, dated as of June 30, 2004 (the “Purchase Agreement”), by and between the Corporation, as seller and ACS Funding Trust II, as buyer (the “Buyer”), (ii) that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (the “Agreement”), by and among the Buyer, as the borrower, the Corporation, as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, and (iii) the other Transaction Documents, for the benefit of the agent and the secured parties, as follows:

1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement and the Agreement.

2. Each of the representations and warranties of the Corporation contained in any of the Transaction Documents are true and correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute a Termination Event or default by the Servicer.

3. The Corporation is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

4. Except as otherwise indicated on a schedule to a Transaction Document, or as otherwise consented to by the Agent, the Corporation has delivered to the Agent true and correct copies of all documents required to be delivered by it to the Agent pursuant to the Transaction Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other condition precedent to the closing of the transactions contemplated by the Transaction Documents has been satisfied.

5. The Corporation has conveyed the Purchased Assets to the Buyer free and clear of all Liens.

P-1-1

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this          day of June, 2004.

AMERICAN CAPITAL STRATEGIES, LTD.

By
Name:
Title:

P-1-2

EXHIBIT P-2

OFFICER’S CLOSING CERTIFICATE

ACS FUNDING TRUST II

The undersigned, a duly appointed trustee of ACS Funding Trust II (the “Trust”), hereby certifies in connection with that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (the “Agreement”), by and among the Trust, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, and the other Transaction Documents, for the benefit of the agent and the secured parties, as follows:

1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Agreement.

2. Each of the representations and warranties of the Trust contained in any of the Transaction Documents are true and correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute a Termination Event.

3. The Trust is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

4. Except as otherwise indicated on a schedule to a Transaction Document or as otherwise consented to by the Agent, the Trust has delivered to the Agent true and correct copies of all documents required to be delivered to the Agent pursuant to the Transaction Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other condition precedent to the closing of the transactions contemplated by the Transaction Documents has been satisfied.

5. No Liens have arisen or been granted with respect to the Collateral other than Permitted Liens.

P-2-1

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this          day of June, 2004.

ACS FUNDING TRUST II

By
Name:
Title:

P-2-2

EXHIBIT Q-1

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by American Capital Strategies, Ltd., as the Servicer (the “Servicer”) pursuant to Section 8.7 of the Agreement (each as defined below), to Harris Nesbitt Corp., as the Agent under the Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (the “Agreement”), by and among ACS Funding Trust II, as the borrower, the Servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, and the other Transaction Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Servicer as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Servicer irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Servicer until all Obligations of the Servicer under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Servicer hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for Servicer, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any of Servicer’s property; (b) effect any repairs to any of Servicer’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against Servicer or Servicer’s property; (d) defend any suit, action or proceeding brought against Servicer if Servicer does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Servicer whenever payable and to enforce any other right in respect of Servicer’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of Servicer’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by Servicer to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Servicer under the Agreement or any other Transaction Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Servicer’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Agent as agent for the Secured Parties thereon, all as fully and effectively as it might do. Servicer hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Power of Attorney is executed by Servicer, and Servicer has caused its seal to be affixed pursuant to the authority of its board of directors as of this          day of June, 2004.

Very truly yours,

AMERICAN CAPITAL STRATEGIES, LTD.

(CORPORATE SEAL)

By
Name:
Title:

Sworn to and subscribed before me this day of June, 2004:

Notary Public

EXHIBIT Q-2

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by ACS Funding Trust II, as the Borrower (the “Borrower”) pursuant to Section 8.7 of the Agreement (each as defined below), to Harris Nesbitt Corp., as the Agent under the Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Loan Funding and Servicing Agreement, dated as of June 30, 2004 (the “Agreement”), by and among ACS Funding Trust II, as the borrower, American Capital Strategies, Ltd., as the servicer, Fairway Finance Corporation, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer, and the other Transaction Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Borrower as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Borrower until all Obligations of the Borrower under the Transaction Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Borrower hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for Borrower, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any of Borrower’s property; (b) effect any repairs to any of Borrower’s assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against Borrower or Borrower’s property; (d) defend any suit, action or proceeding brought against Borrower if Borrower does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in

Q-2-1

any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Borrower whenever payable and to enforce any other right in respect of Borrower’s property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of Borrower’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by Borrower to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Borrower under the Agreement or any other Transaction Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Borrower’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Agent as agent for the Secured Parties thereon, all as fully and effectively as it might do. Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

[Remainder of Page Left Intentionally Blank]

Q-2-2

IN WITNESS WHEREOF, this Power of Attorney is executed by Borrower, and Borrower has caused its seal to be affixed pursuant to the authority of its board of directors as of this          day of June, 2004.

Very truly yours,

ACS FUNDING TRUST II

(CORPORATE SEAL)

By
Name:
Title:

Sworn to and subscribed before me this day of June, 2004:

Notary Public

Q-2-3

EXHIBIT R

[RESERVED]

R-1

EXHIBIT S

[RESERVED]

S-1

EXHIBIT T

FORM OF AGENT AND INTERCREDITOR

PROVISIONS FOR AGENTED NOTES

[See attached]

T-1

EXHIBIT U

FORM OF INTERCREDITOR

AND SUBORDINATION AGREEMENT

[See attached]

U-1

EXHIBIT V

FORM OF TRANSFEREE LETTER

                    , 20

American Capital Strategies, Ltd.,

as the Originator and the Servicer

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attention: Compliance Officer

Harris Nesbitt Corp.,

as the Agent

115 South LaSalle Street, 13th Floor West

Chicago, IL 60603

Attn:	Conduit Administration

Re:	ACS Funding Trust II Variable Funding Note

Ladies and Gentlemen:

In connection with our acquisition of the above–captioned Note, we certify that (a) we understand that the Notes are not being registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we are an institutional “Accredited Investor” as defined in Rule 501(a)(1)-(3) under the Act, and have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Notes, (c) we have had the opportunity to ask questions of and receive answers from the Originator and the Servicer concerning the purchase of the Notes and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Notes, (d) we are acquiring the Notes for investment for our own account and not with a view to any distribution of such Notes (but without prejudice to our right at all times to sell or otherwise dispose of the Notes in accordance with clause (f) below), (e) we have not offered or sold any Notes to, or solicited offers to buy any Notes from, any person, or otherwise approached or negotiated with any person with respect thereto, or taken any other action which would result in a violation of Section 5 of the Act, (f) we will not sell, transfer or otherwise dispose of any Notes unless (1) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Act or is exempt from such registration requirements, and if requested, we will at our expense provide an opinion of counsel satisfactory to the addressees of this certificate that such sale, transfer or other disposition may be made pursuant to an exemption from the Act, (2) the purchaser or transferee of such Note has executed and delivered to you a certificate to substantially the same effect as this certificate if required by the Loan Funding and Servicing Agreement, dated as of June 30, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Loan Funding and Servicing Agreement”), and (3) the purchaser or transferee has otherwise complied with any conditions for transfer set forth in the Loan Funding and Servicing Agreement, (g) the purchaser is not

V-1

acquiring a Note, directly or indirectly, for or on behalf of an employee benefit plan or other retirement arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity, the assets of which would be deemed plan assets under the Department of Labor regulations set forth at 29 C.F.R. §2510.3–101; unless Prohibited Transaction Class Exemption (“PTCE”) 84–14, PTCE 90–1, PTCE 91–38, PTCE 95–60 or PTCE 92–23 or some other applicable prohibited transaction exemption is applicable to the acquisition and holdings of such Note, (h) the purchaser is a U.S. Person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

Print Name of Transferee

By:
Responsible Officer

V-2

SCHEDULE I

Schedule of Documents

In addition to, and not in limitation of, the conditions specified in Section 3.1 of the Agreement described below, the following documents must be received by the Agent in form and substance satisfactory to the Agent on or prior to the Closing Date:

Borrower	-	ACS Funding Trust II
Originator	-	American Capital Strategies, Ltd.
Fairway	-	Fairway Finance Corporation
Harris Nesbitt	-	Harris Nesbitt Corp.
Dechert	-	Dechert LLP, counsel to Fairway
A&P	-	Arnold & Porter, counsel to the Originator and
Borrower
W&S	-	Winston & Strawn LLP, special counsel to the
Originator and the Borrower
Backup Servicer and	-	Wells Fargo Bank, National Association
Collateral Custodian

I. CLOSING DATE DELIVERIES

TRANSACTION DOCUMENTS

Loan Funding and Servicing Agreement

Exhibit A-1 (Borrower Notice – Funding Request)

Exhibit A-3 (Borrower Notice – Reduction of Advances Outstanding and Reduction of Facility Amount)

Exhibit B (Form of Variable Funding Note)

Exhibit C (Trust Agreement)

Exhibit D (Form of Assignment and Acceptance)

Exhibit E (Form of Monthly Report)

Exhibit F (Form of Servicer’s Certificate)

Exhibit G (Credit and Collection Policy)

Exhibit H (Form of Hedging Agreement (including Schedule and Confirmation))

Exhibit I (Form of Certificate of Borrower’s Counsel)

Exhibit J (Form of Trust Receipt and Initial Certification of Custodian)

Exhibit K (Form of Trust Receipt and Final Certification of Custodian)

Exhibit L (Form of Request for Release of Loan Documents and Receipt)

Exhibit M (Form of Assignment of Mortgage)

Exhibit N (Form of Reinvestment Certification)

Exhibit O-1 (Officer’s Certificate as to Solvency from Originator)

Exhibit O-2 (Officer’s Certificate as to Solvency from Borrower)

Exhibit P-1 (Officer’s Closing Certificate from Originator)

Exhibit P-2 (Officer’s Closing Certificate from Borrower)

Exhibit Q-1 (Power of Attorney from Originator)

Exhibit Q-2 (Power of Attorney from Borrower)

Exhibit R (Reserved)

Exhibit S (Reserved)

Exhibit T (Form of Agent and Intercreditor Provisions for Agented Notes)

Exhibit U (Form of Intercreditor and Subordination Agreement)

Exhibit V (Form of Transferee Letter)

Schedule I (Schedule of Documents)

Schedule II (Reserved)

Schedule III (Reserved)

Schedule IV (Loan List)

Schedule V (Location of Loan Files)

Schedule VI (Form of Loans)

Purchase and Sale Agreement

Originator to Borrower

Exhibit A (Form of Assignment)

Exhibit B (Notice of Sale)

Schedule I (Loan List)

Liquidity Purchase Agreement

Between Fairway, Harris Nesbitt, and Investors

Exhibit A (Form of Assignment and Acceptance)

Exhibit B (Form of Purchase Confirmation)

Schedule 1 (Pro-Rata Shares of each Investor)

Schedule 4.1 (Conditions Precedent)

Hedge Agreement

(a)	Schedule to Master Agreement
(i)	Exhibit A (Swap Transaction Confirmation)
(ii)	Exhibit B (Legal Opinion of counsel to Borrower)

Pledge and Security Agreement

Between Originator and Agent

CORPORATE DOCUMENTS

Authority documents relating to Borrower

(a)	Certified Copy of Certificate of Formation
(b)	Trust Agreement
(c)	Good Standing Certificates

Secretary’s Certificate of Trustee of Borrower

(Certificate	of Formation, Trust Agreement, and Incumbency)

Authority documents relating to Originator

(a)	Certified Copy of Organizational Documents
(b)	Bylaws
(c)	Good Standing Certificates

Secretary’s Certificate of Originator

(Certificate	of Incorporation, Bylaws, Resolutions, and Incumbency)

Officer’s Certificate of Borrower

(Bringdown of Representations and Warranties in Purchase and Sale Agreement and

Loan Funding and Servicing Agreement)

Officer’s Certificate of Originator

(Bringdown of Representations and Warranties in Purchase and Sale Agreement and

Loan Funding and Servicing Agreement)

Officer’s Certificate of Borrower

(Solvency)

Officer’s Certificate of Originator

(Solvency)

Power of Attorney of Borrower to Harris Nesbitt

Power of Attorney of Originator to Harris Nesbitt

UCC FINANCING STATEMENTS

Originator to Borrower

(a)	Delaware

Borrower to Harris Nesbitt, as the Agent

(a)	Delaware

Pre-Closing UCC, tax lien and judgment search reports

(a)	as to Borrower
(i)	Delaware
(b)	as to Originator
(i)	Delaware

Post-Closing UCC, tax lien and judgment search reports

(a)	as to Borrower
(i)	Delaware
(b)	as to Originator
(i)	Delaware

LEGAL OPINIONS

Opinion of A&P, (Incorporation, Authorization, Execution, and Enforceability as to Borrower)

Opinion of A&P, (Incorporation, Authorization, Execution, and Enforceability as to Originator)

Opinion of W&S, as Counsel to Borrower and Originator (perfection and priority)

Opinion of W&S, as Counsel to Borrower and Originator (true sale and non-consolidation)

Opinion of A&P, as Counsel to Borrower (Hedge Agreement)

Opinion of A&P, as Counsel to Originator (Formation of the Trust)

Opinion of Wells Fargo in-house Counsel (Incorporation, Authorization, Execution, and Enforceability)

MISCELLANEOUS

Fee Letter

Backup Servicer and Collateral Custodian Fee Letter

Payment of Legal Fees

Such other consents, opinions, documents or instruments as the Agent may request.

II. INITIAL FUNDING DATE DELIVERIES

Notice of Sale

Assignment from Originator to Borrower

Loan List

[Borrower Notice for Initial Advance]

Trust Receipt and Initial Certification

Officer’s Certificate of Borrower

(Bringdown of Representations and Warranties in Purchase and Sale Agreement and

Loan Funding and Servicing Agreement)

Officer’s Certificate of Originator

(Bringdown of Representations and Warranties in Purchase and Sale Agreement and

Loan Funding and Servicing Agreement)

Officer’s Certificate of Borrower

(Solvency)

Officer’s Certificate of Originator

(Solvency)

Servicer’s Certificate

Such other consents, opinions, documents or instruments as the Agent may request.

SCHEDULE II

[RESERVED]

SII-1

SCHEDULE III

[RESERVED]

SIII-1

SCHEDULE IV

Loan List

[to be provided by the Originator]

SIV-1

SCHEDULE V

Locations of Loan Files

Wells Fargo Bank, National Association

Corporate Trust/Asset-Backed Securities

ABS Custody Vault

MAC # N9328-011

751 Kasota Avenue

Suite ABS

Minneapolis, MN 55414

SV-1

Schedule VI to Loan

Funding and Servicing

Agreement

Diversity Score

The Diversity Score is calculated by summing each of the Industry Diversity Scores which are calculated as follows:

(i) An “Average Par Amount” is calculated as of any date of determination by dividing the Aggregate Outstanding Loan Balance as of such date by the number of Obligors on Eligible Loans that are not Delinquent Loans as of such date. For purposes of calculating the Diversity Score, all Obligors that are Affiliates of each other will be considered a single Obligor.

(ii) An “Equivalent Unit Score” is calculated as of any date of determination for an Obligor on an Eligible Loan by taking the lesser of (a) one (1) and (b) the Outstanding Loan Balance of such Loan as of such date divided by the Average Par Amount as of such date.

(iii) An “Aggregate Industry Equivalent Unit Score” is then calculated as of any date of determination for each Industry Classification Group by adding the Equivalent Unit Scores as of such date for each Obligor in such Industry Classification Group.

(iv) An “Industry Diversity Score” for each Industry Classification Group is then established by reference to the diversity score table for the related Aggregate Industry Equivalent Unit Score. If the Aggregate Industry Equivalent Unit Score falls between any two such scores shown in the table set forth below, then the Industry Diversity Score is the lower of the two corresponding Industry Diversity Scores.

Schedule VII-1

Diversity Score Table

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

Schedule VII-1

Annex I to

Schedule VI

Obligors’ Industry Classification Group

Aerospace and Defense

Automobile

Banking

Beverage, Food and Tobacco

Buildings and Real Estate

Chemicals, Plastics and Rubber

Containers, Packaging and Glass

Personal and Non-durable Consumer Products

Diversified/Conglomerate Manufacturing

Diversified/Conglomerate Service

Diversified Natural Resources, Precious Metals and Minerals

Ecological

Electronics

Finance

Farming and Agriculture

Grocery

Healthcare, Education and Childcare

Home and Office Furnishings, Consumer Products

Hotels, Motels, Inns and Gaming

Insurance

Leisure, Motion Pictures, Entertainment

Machinery (Non-agriculture, construction, electronic)

Mining, Steel, Iron and Non-precious Metals

Oil and Gas

Personal, Food and Miscellaneous Services

Printing, Publishing and Broadcasting

Cargo Transport

Retail Stores

Telecommunications

Textile and Leather

Personal Transport

Utilities

Schedule VII-1

Schedule VII to Loan

Funding and Servicing

Agreement

[INSERT S&P INDUSTRY DIVERSIFICATION TABLE]

Schedule VII-1

Annex I to Schedule VII

Obligors’ Industry Classification Group

1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Brokers, Dealers & Investment houses
7	Building & Development
8	Business equipment & services
9	Cable & satellite television
10	Chemicals & plastics
11	Clothing/textiles
12	Conglomerates
13	Containers & glass products
14	Cosmetics/toiletries
15	Drugs
16	Ecological services & equipment
17	Electronics/electrical
18	Equipment leasing
19	Farming/agriculture
20	Financial intermediaries
21	Food/drug retailers
22	Food products
23	Food service
24	Forest products
25	Health care
26	Home furnishings
27	Lodging & casinos
28	Industrial equipment
29	Insurance
30	Leisure goods/activities/movies
31	Nonferrous metals/minerals
32	Oil & gas
33	Publishing
34	Rail industries
35	Retailers (except food & drug)
36	Steel
37	Surface transport
38	Telecommunications
39	Utilities

SCHEDULE VII-2